EXHIBIT 4.4

AMERICAN BONANZA GOLD MINING CORP.
(“Bonanza”)

and

INTERNATIONAL TAURUS RESOURCES INC.
(“Taurus”)

and

FAIRSTAR EXPLORATIONS INC.
(“Fairstar”)

and

0710882 B.C. LTD.
(“FairstarSub”)

and

0710887 B.C. LTD.
(“Newco”)

ARRANGEMENT AGREEMENT

Dated for reference December 21, 2004

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- iii -

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated for reference the 21st day of December, 2004.

AMONG:

AMERICAN BONANZA GOLD MINING CORP., a corporation incorporated under the laws of the Province of British Columbia

(“Bonanza”)

AND:

INTERNATIONAL TAURUS RESOURCES INC., a corporation incorporated under the laws of the Province of British Columbia

(“Taurus”)

AND:

FAIRSTAR EXPLORATIONS INC., a corporation incorporated under the laws of Canada

(“Fairstar”)

AND:

0710882 B.C. LTD., a corporation incorporated under the laws of the Province of British Columbia and which is wholly-owned by Fairstar

(“FairstarSub”)

AND:

0710887 B.C. LTD., a corporation incorporated under the laws of the Province of British Columbia which is wholly owned by Bonanza

(“Newco”)

WHEREAS:

(A)                               The parties hereto propose to effect a business combination to economically combine Bonanza and Taurus together as subsidiaries of Newco and to thereupon have Newco acquire Fairstar’s shares in FairstarSub which holds Fairstar’s interests in the Fenelon Project and the Casa Berardi Claims, in exchange for shares of Newco and other consideration herein described; and

(B)                               The parties intend to carry out the proposed business combination by way of a plan of arrangement under the provisions of the Business Corporations Act (British Columbia).

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

Definitions

1.1                               In this Agreement and in the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following words and phrases shall have the meanings hereinafter set out:

(a)                 “Acquisition Proposal” means any proposal with respect to any Company for a merger, amalgamation, share exchange, business combination, take-over bid, sale or other disposition of all or substantially all of such Company’s assets, or any recapitalization, reorganization, liquidation, material sale or issue of treasury securities or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction which would or could, in any case, constitute a material change or de facto change of control, other than the Arrangement, except that insofar as Fairstar is concerned, this paragraph is limited to proposals which could affect its interests in the Fenelon Project or the Casa Berardi Claims;

(b)                 “Agreement” means this agreement among Bonanza, Taurus, Fairstar, FairstarSub and Newco entered into for the purpose of effecting the Arrangement, including the Schedules hereto, as the same may be supplemented or amended from time to time;

(c)                 “AMF” means Autorité des Marchés Financiers;

(d)                “Applicable Laws” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, restriction, published and legally binding regulatory policy or guideline, by-law (zoning or otherwise), or order or any consent, exemption, approval or licence of any domestic or foreign Governmental Entity that applies in whole or in part to the Companies, as the context requires, or to their respective businesses, undertakings, properties or securities and, for further certainty, includes Applicable Securities Laws;

(e)                “Applicable Securities Laws” means Canadian Securities Laws and United States Securities Laws, as are applicable in the circumstances;

(f)                “Arrangement” means the arrangement under the provisions of sections 288 et seq. of the BCBCA, on the terms and conditions set forth in the Plan of Arrangement;

(g)                “Arrangement Resolutions” means the Special Resolutions of each of Bonanza Shareholders, Taurus Shareholders and the sole FairstarSub shareholder, being Fairstar, approving the Arrangement;

(h)                “BCBCA” means the Business Corporations Act (British Columbia), as amended;

(i)                 “Bonanza” means American Bonanza Gold Mining Corp.;

(j)                  “Bonanza Board” means the Board of Directors of Bonanza;

(k)                 “Bonanza Business” means the resource exploration business carried on by Bonanza as described in the Bonanza Disclosure Documents;

(l)                  “Bonanza Disclosure Documents” means

(i)                 the annual information form of Bonanza for the year ended December 31, 2003,

(ii)                the annual report of Bonanza for the year ended December 31, 2003,

(iii)               the management information circular of Bonanza dated May 7, 2004,

(iv)               the annual audited financial statements of Bonanza for the year ended December 31, 2003,

(v)                the unaudited interim consolidated financial statements of Bonanza for the three quarters ended March 31, June 30, and September 30, 2004, respectively;

(vi)               the Management Discussion and Analysis of financial results of Bonanza for the periods covered in (i) above and the three quarters ended March 31, June 30, and September 30, 2004, respectively;

(vii)              all Material Change Reports filed by Bonanza on SEDAR after December 31, 2003, and

(viii)             all press releases filed by Bonanza on SEDAR after December 31, 2003.

(m)                 “Bonanza Environmental Permits” has the meaning ascribed to it in §3.1(ee);

(n)                 “Bonanza Material Contracts” means those subsisting commitments, contracts, instruments, leases and other agreements, oral or written, entered into by Bonanza or any Bonanza Subsidiary, by which it is bound or to which it or its assets are subject which have total payment obligations on the part of Bonanza or any Bonanza Subsidiary which exceed $1,000,000 or are for a term in excess of one year or are otherwise material to the Bonanza Business and are more particularly described in Schedule I;

(o)                “Bonanza Meeting” means the extraordinary general meeting of Bonanza Shareholders to be held pursuant to the Interim Order for the purpose of considering, among other things, the Arrangement Resolutions of Bonanza, including any adjournment or adjournments thereof;

(p)                “Bonanza Mineral Properties” means those mineral properties, claims and leases in which Bonanza or the Bonanza Subsidiaries have an interest, which are more particularly described in Schedule L;

(q)                “Bonanza Options” means the options to acquire Bonanza Shares described in Schedule F, which were issued pursuant to the Bonanza Stock Option Plan;

(r)                “Bonanza Shareholder” means a Person who is a registered holder of Bonanza Shares as shown on the share register of Bonanza, and for the purposes of the Bonanza Meeting, is a registered holder as at the record date therefor, and for the purposes of the Arrangement, is a registered holder as at the Effective Time;

(s)                 “Bonanza Shareholders Approval” means the approval by Special Resolution of the Bonanza Shareholders at the Bonanza Meeting adopting the Plan of Arrangement;

(t)                 “Bonanza Shares” means the Class “A” common voting shares in the capital of Bonanza as constituted on December 21, 2004;

(u)                “Bonanza Stock Option Plan” means the stock option plan of Bonanza dated June 11, 2004;

(v)                “Bonanza Subsidiaries” means the subsidiaries (as that term is defined in the BCBCA) of Bonanza which are described in Schedule H and “Bonanza Subsidiary” refers to one of them;

(w)                 “Bonanza Warrants” means the outstanding warrants to purchase Bonanza Shares issued by Bonanza and described in Schedule F;

(x)                “Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday, within the meaning of the Interpretation Act (British Columbia), in Vancouver, British Columbia;

(y)                 “Canadian Securities Laws” means the Securities Act (British Columbia) and the equivalent legislation in the other provinces and in the territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute, the published policies, bulletins and notices of the regulatory authorities administering such statutes, and the published rules and policies of the TSX and the TSX-V;

(z)                “Casa Berardi Claims” means 100% of Fairstar’s right, title and interest in and to the Gaudet “A”, Gaudet “C”, La Peltrié, La Peltrié “B” and Lanouiller claims plus the 1% net smelter return royalty on the Northway claims as more particularly described in Schedule J;

(aa)               “Code” means the Internal Revenue Code of 1986 (United States), as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law);

(bb)               “Commissions” means the securities commissions of the provinces of British Columbia, Alberta, Quebec and Ontario;

(cc)                “CBCA” means the Canada Business Corporations Act;

(dd)                “Company” means any one of Bonanza, Taurus, Fairstar, FairstarSub and Newco, and “Companies” means more than one of them as the context requires;

(ee)                “Computershare” means Computershare Trust Company of Canada, registrar and transfer agent for Bonanza and Taurus, and which will be appointed as registrar and transfer agent for Newco;

(ff)                “Court” means the Supreme Court of British Columbia;

(gg)                “Dissent Rights” means the rights to dissent to the Arrangement described in Article 3 of the Plan of Arrangement;

(hh)                “Dissenting Bonanza Shareholder” means a Bonanza Shareholder who has duly exercised a Dissent Right pursuant to Article 3 of the Plan of Arrangement and who is ultimately entitled to be paid the fair value of the Bonanza Shares held by such Bonanza Shareholder;

(ii)                 “Dissenting Taurus Shareholder” means a Taurus Shareholder who has duly exercised a Dissent Right pursuant to Article 3 of the Plan of Arrangement and who is ultimately entitled to be paid the fair value of the Taurus Shares held by such Taurus Shareholder;

(jj)                 “Effective Date” means the date on which a certified copy of the Final Order approving either Part A of Section 2.2 of the Plan or both Part A and Part B of Section 2.2 of the Plan is accepted for filing by the Registrar, thereby giving effect to the Plan;

(kk)                “Effective Time” means the time when the transactions herein will be deemed to have all completed which shall be 2:01 p.m. (Vancouver time) on the Effective Date;

(ll)                 “Environmental Laws” means all Applicable Laws (including the common law), relating to pollution, the protection of the environment or public health and safety;

(mm)                “Fairstar” means Fairstar Explorations Inc.;

(nn)                 “Fairstar Board” means the Board of Directors of Fairstar;

(oo)                 “Fairstar Disclosure Documents” means:

(i)                the management proxy circular of Fairstar dated July 16, 2004,

(ii)                the annual audited financial statements of Fairstar for the year ended February 29, 2004,

(iii)               the unaudited interim consolidated financial statements of Fairstar for the fiscal quarters ended May 31 and August 31, 2004, respectively,

(iv)               Management Discussion and Analysis of Fairstar for the year ended February 29, 2004, and the quarters ended May 31 and August 31, 2004, respectively,

(v)                all Material Change Reports filed by Fairstar on SEDAR after February 29, 2004, and

(vi)                all press releases filed by Fairstar on SEDAR after February 29, 2004;

(pp)                “Fairstar Environmental Permits” has the meaning ascribed to it in §3.3(r);

(qq)                “Fairstar Fenelon Contracts” means those subsisting commitments, contracts, instruments, leases and other agreements, oral or written, entered into by Fairstar or by which it is bound, relating directly or indirectly to the Fenelon Project, as disclosed on Schedule J;

(rr)                “Fairstar Information Circular” means the Information Circular (including all appendices thereto), notice of meeting and proxy form to be sent by Fairstar to Fairstar Shareholders soliciting, among other things, the Fairstar Shareholders Approval;

(ss)                “Fairstar Meeting” means the extraordinary general meeting of Fairstar Shareholders, including any adjournment or adjournments thereof, to be held for the purposes of obtaining, among other things, the Fairstar Shareholders Approval;

(tt)                “Fairstar Shareholders Approval” means the approval by Special Resolutions of the Fairstar Shareholders at the Fairstar Meeting of both of:

(i)                the transfer of all of Fairstar’s right, title and interest in and to the Fenelon Project and Casa Berardi Claims to FairstarSub and the subsequent transfer of the shares of FairstarSub to Newco for Newco Shares and cash as set out in the Plan of Arrangement; and

(ii)                 the subsequent distribution by redemption, dividend or otherwise of the Newco Shares to the Fairstar Shareholders pursuant to a separate arrangement under the CBCA or otherwise;

(uu)                “Fairstar Shareholders” means holders of common shares of Fairstar;

(vv)                “FairstarSub” means 0710882 B.C. Ltd. which is wholly owned by Fairstar and will be vested with 100% of Fairstar’s right, title and interest in the Fenelon Project and Casa Berardi Claims immediately prior to the Effective Time;

(ww)                “FairstarSub Shares” means all issued and outstanding shares of FairstarSub, which are held by the sole shareholder, Fairstar, immediately prior to completion of the Arrangement;

(xx)                “Fenelon Litigation” means Quebec Supreme Court Action No. 500-17-022951-043 between Fairstar and Taurus, as more particularly described in Schedule K;

(yy)                “Fenelon Project” means the Fenelon gold project in Quebec held jointly by Taurus as to a 62% interest and Fairstar as to a 38% interest, as more particularly described in Schedule J;

(zz)                “Final Order” means the final order of the Court approving the Plan of Arrangement;

(aaa)              “Foreign Private Issuer” means a “foreign private issuer” as defined in Rule 405 under the 1933 Act and Rule 3b-4 under the 1934 Act;

(bbb)              “Governmental Entity” means any

(i)                 federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, domestic or foreign,

(ii)                any subdivision, agent, commission, board or authority of any of the foregoing, or

(iii)               any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(ccc)              “Hazardous Substance” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good that in relevant form or concentration is regulated by any Environmental Law;

(ddd)              “Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Bonanza Meeting and the Taurus Meeting, as such order may be amended, supplemented or varied by the Court;

(eee)              “Joint Information Circular” means the joint management information circular (including all appendices thereto) of Bonanza and Taurus, to be sent with the requisite notices of meeting and proxy forms by Bonanza for the Bonanza Meeting and by Taurus for the Taurus Meeting;

(fff)               “Material Adverse Change”, when used in connection with any Person, means any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), tax attributes, business, operations or results of operations or prospects of such Person and its subsidiaries taken as a whole; provided, however, that no Material Adverse Change shall be deemed to have occurred solely as a result of any change in the trading price of Taurus Shares or Bonanza Shares, respectively, that is unrelated to any change, effect, event or occurrence materially adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations or prospects of such Person and its subsidiaries taken as a whole;

(ggg)              “Material Fact” has the meaning ascribed to it in the Securities Act (British Columbia) R.S.B.C. 1996, c. 418, as amended;

(hhh)              “Misrepresentation” means

(i)                an untrue statement of a Material Fact, or

(ii)               an omission to state a Material Fact that is

(A)                required to be stated, or

(B)                necessary to prevent a statement that is made from being false or misleading in the circumstances in which it was made;

(iii)               “Newco” means 0710887 B.C. Ltd., a British Columbia corporation which is and will be, immediately prior to the Effective Time, wholly owned by Bonanza;

(jjj)                “Newco Board” means the Board of Directors of Newco;

(kkk)              “Newco Options” means options to purchase Newco Shares which are to be issued in exchange for Bonanza Options and Taurus Options in accordance with the Plan of Arrangement;

(lll)                “Newco Shares” means common shares in the capital of Newco;

(mmm)           “Newco Warrants” means warrants to purchase Newco Shares which are to be issued in exchange for Bonanza Warrants and Taurus Warrants in accordance with the Plan of Arrangement;

(nnn)              “Non-Disclosure Agreement” means that agreement dated July 26, 2004 between Bonanza and Taurus;

(ooo)              “Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal; and pronouns have a similar extended meaning;

(ppp)              “Plan” or “Plan of Arrangement” means the plan of arrangement attached as Schedule A to this Agreement, and any amendment or variation thereto which is permitted by the Plan of Arrangement and by this Agreement;

(qqq)              “Registrar” means the Registrar of Companies appointed pursuant to the BCBCA;

(rrr)                 “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any facility, building or structure;

(sss)               “Ross-Finlay 2000 Inc. Litigation” means the action brought by Ross-Finlay 2000 Inc. against Taurus in the Quebec Supreme Court, as more particularly described in Schedule K;

(ttt)                “SEDAR” means the Canadian computer system for the transmission, receipt, acceptance, review and dissemination of securities filings made by Canadian public companies described in National Instrument 13-101 and available for public view at www.sedar.com;

(uuu)              “Shareholders Approvals” means, collectively, the Bonanza Shareholders Approval, the Fairstar Shareholders Approval and the Taurus Shareholders Approval;

(vvv)              “Special Resolution” has the meaning set out in the BCBCA for Bonanza and Taurus, and has the meaning set out in the CBCA for Fairstar;

(www)             “Specified Taurus Event” means the occurrence of a Material Adverse Change with respect to Taurus (on a consolidated basis) or a breach by Taurus of its obligations hereunder, if by reason thereof, after giving effect to §5.8, Bonanza would be entitled to rely on the failure of a condition set forth in §5.4(a), §5.4(b) or §5.4(c) as a reason not to complete the Arrangement;

(xxx)               “Specified Bonanza Event” means the occurrence of a Material Adverse Change with respect to Bonanza (on a consolidated basis) or a breach by Bonanza of its obligations hereunder, if by reason thereof, after giving effect to §5.8, Taurus would be entitled to rely on the failure of a condition set forth in §5.2(a), §5.2(b) or §5.2(c) as a reason not to complete the Arrangement;

(yyy)              “Superior Proposal” means a bona fide unsolicited Acquisition Proposal received after the date of execution hereof that: (A) is not conditional on obtaining financing, (B) in respect of which the Board of Directors of a Company have determined in good faith, after consultation with, and receiving advice (which may include a written opinion) from, as appropriate, its financial, legal and other advisors that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction which, in the case of an Acquisition Proposal, has a value per common share of at least 110% of the closing trade price of the Company’s common shares as of the time such Acquisition Proposal is accepted (except that for Fairstar the value will be 110% of the value of Fairstar’s interests in the Fenelon Project and Casa Berardi Claims as measured by the consideration to be paid herein for FairstarSub);

(zzz)              “Taurus” means International Taurus Resources Inc., a company governed by the BCBCA;

(aaaa)            “Taurus Board” means the Board of Directors of Taurus;

(bbbb)           “Taurus Business” means the business carried on by Taurus as described in the Taurus Disclosure Documents;

(cccc)             “Taurus Disclosure Documents” means

(i)                 the management information circular of Taurus dated August 10, 2004 as filed on SEDAR,

(ii)                the annual audited financial statements of Taurus for the year ended March 31, 2004,

(iii)               unaudited interim consolidated financial statements of Taurus for the two quarters ended June 30 and September 30, 2004, respectively,

(iv)               the Management Discussion and Analysis of financial results of Taurus for the year ended March 31, 2004 and for the two quarters ended June 30 and September 30, 2004, respectively,

(v)                 offering memorandum of Taurus dated May 31, 2004,

(vi)                all material change reports filed by Taurus on SEDAR after March 31, 2004, and

(vii)               all press releases filed by Taurus on SEDAR after March 31, 2004;

(dddd)           “Taurus Environmental Permits” has the meaning ascribed to it in §3.2(gg);

(eeee)             “Taurus Material Contracts” means those subsisting commitments, contracts, instruments, leases and other agreements, oral or written, entered into by Taurus or any Taurus Subsidiary, by which it is bound or to which it or its assets are subject which have total payment obligations on the part of Taurus or any Taurus Subsidiary which exceed $500,000 or are for a term in excess of one year or are otherwise material and are more particularly described in Schedule G;

(ffff)               “Taurus Meeting” means the extraordinary general meeting of Taurus Shareholders to be held pursuant to the Interim Order for the purpose of considering, among other things, the Arrangement Resolutions of Taurus, including any adjournment or adjournments thereof;

(gggg)             “Taurus Mineral Properties” means those mineral properties, claims and leases in which Taurus or the Taurus Subsidiaries have an interest, which are more particularly described in Schedule M;

(hhhh)             “Taurus Options” mean the options to acquire Taurus Shares listed in Schedule B, which were issued pursuant to the Taurus Stock Option Plan;

(iiii)                “Taurus Shares” means the common shares in the capital of Taurus as constituted on December 21, 2004;

(jjjj)                “Taurus Shareholder” means a Person who is a registered holder of Taurus Shares as shown on the register of members of Taurus;

(kkkk)            “Taurus Shareholders Approval” means the approval by Special Resolution of the Taurus Shareholders at the Taurus Meeting adopting the Plan of Arrangement;

(llll)                “Taurus Stock Option Plan” means the stock option plan of Taurus dated July 25, 2002;

(mmmm)         “Taurus Subsidiaries” means the subsidiaries (as that term is defined in the BCBCA) of Taurus which are described in Schedule D and “Taurus Subsidiary” refers to one of them;

(nnnn)             “Taurus Warrants” mean the outstanding warrants to purchase Taurus Shares issued by Taurus and described in Schedule B;

(oooo)              “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(pppp)              “Taxes” means, in respect of a Company, (i) all Canadian federal, United States federal, state, provincial, local, foreign and other taxes, duties or similar charges of any kind whatsoever and any amount assessed, levied, charged or otherwise imposed by any Governmental Entity, including, without limitation, all corporate franchise, income, sales, use, ad valorem, receipts, value added, profit, license, withholding, payroll, employment, excise, goods and services, property, net worth, capital gains, transfer, stamp, documentary, social security, social service, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of, or otherwise in respect of, any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, (iii) liability for the payment of, or otherwise in respect of, any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the types described in clause (i) or (ii), and (iv) any assessments or reassessments in respect of any of the foregoing;

(qqqq)             “Termination Date” means March 31, 2005 or such other date as the Companies may otherwise agree;

(rrrr)                “Termination Fee” has the meaning ascribed to it in §6.7;

(ssss)               “Treasury Regulation” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended, modified or supplemented from time to time (or any corresponding provisions of succeeding regulations);

(tttt)                “TSX” means the Toronto Stock Exchange;

(uuuu)             “TSX-V” means the TSX Venture Exchange;

(vvvv)             “United States Securities Laws” means the 1933 Act, the 1934 Act, as amended, the Sarbanes-Oxley Act of 2002, and any other U.S. federal or state securities laws (including those specified in Section 3(a)(47) of the 1934 Act) as well as any rules or regulations promulgated under any of the foregoing;

(wwww)            “1933 Act” means the Securities Act of 1933 (United States), as amended; and

(xxxx)                “1934 Act” means the Securities Exchange Act of 1934 (United States), as amended;

and words and phrases used but not defined herein that are defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

Gender, etc.

1.2                               In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Headings and References to Part, etc.

1.3                               The division of this Agreement into Parts, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Reference to a Part is the part of this Agreement so referenced and § followed by a number or some combination of numbers and letter refers to the section, subsection, paragraph, subparagraph, clause or subclause of this Agreement so designated. The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

Date of Any Action

1.4                               If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day in the place where the action is required to be taken, that action will be required to be taken on the next succeeding day which is a Business Day in that place.

Currency

1.5                               Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

References to Statutes

1.6                               A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations.

References to Persons

1.7                               A reference to a Person includes any successor to that Person.

Approval

1.8                               A reference to “approval”, “authorization” or “consent” means written approval, authorization or consent.

Accounting Matters

1.9                               Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributed thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles and past practice.

Knowledge

1.10                              Each reference herein to the knowledge of a party means, unless otherwise specified, the existing knowledge of such party without inquiry.

Schedules

1.11                              The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be part hereof:

                Schedule A – Plan of Arrangement Under Sections 288 et seq. of the BCBCA
                Schedule B – Taurus Options and Warrants
                Schedule C – Disclosure Exceptions of Taurus
                Schedule D – Taurus Subsidiaries
                Schedule E – Disclosure Exceptions of Bonanza
                Schedule F – Bonanza Options and Warrants

                Schedule G – Taurus Material Contracts
                Schedule H – Bonanza Subsidiaries
                Schedule I – Bonanza Material Contracts
                Schedule J – Fenelon Project, Casa Berardi Claims, Related Assets and Fairstar Fenelon Contracts
                Schedule K – Fenelon Litigation and other Litigation affecting the Companies, if any
                Schedule L – Bonanza Mineral Properties and Related Assets
                Schedule M – Taurus Mineral Properties and Related Assets

ARTICLE 2

THE ARRANGEMENT

Effective Date of Arrangement

2.1                               The Companies agree to effect the Arrangement pursuant to the terms and conditions set out in this Agreement and the Plan of Arrangement.

2.2                               The Arrangement shall become effective at the Effective Time on the Effective Date. Acceptance for filing by the Registrar of a certified copy of the Final Order is deemed determinative that the Arrangement has become effective.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Bonanza

3.1                               Bonanza hereby represents and warrants to the other parties hereto as follows and acknowledges that the other parties hereto are relying upon these representations and warranties in connection with the transactions contemplated herein:

(a)                 Organization of Bonanza. Each of Bonanza and each Bonanza Subsidiary is a company duly organized, validly existing and in good standing with respect to all filings required under Applicable Laws to maintain its corporate existence, has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, and Bonanza has the corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b)                 Enforceability. This Agreement has been duly executed and delivered by Bonanza and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(c)                 Capitalization. The authorized capital of Bonanza consists of 500,000,000 shares divided into 400,000,000 Class “A” common voting shares without par value and

100,000,000 Class “B” preferred shares without par value, of which 3,000,000 Class “B” preferred shares are designated as Series “A” preferred shares, of which as of December 21, 188,284,350 Class “A” common voting shares are issued and outstanding and no Class “B” preferred shares are issued or outstanding.

(d)                 Options to Purchase Shares. Except as disclosed in Schedule F, and as of the date hereof, no Person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature), for the purchase or issue of or conversion into any of the unissued Bonanza Shares or any unissued securities of Bonanza or a Bonanza Subsidiary and, as of the date hereof, Schedule F accurately sets out the holders, exercise price and average remaining term of all those options and warrants and such other convertible securities or obligations of Bonanza and each Bonanza Subsidiary which are outstanding. Subject to the acceptance of the TSX-V, Bonanza reserves the right to reprice the exercise price of certain options as described on Schedule F.

(e)                 Listing. The Bonanza Shares are listed, posted and called for trading on the TSX-V and are not listed or quoted on any other stock exchange or trading system, although such shares may also be quoted from time to time on the United States over-the-counter dealer quotation system known as the Pink Sheets.

(f)                 Disclosure Filings. Bonanza is a reporting issuer in British Columbia, Alberta, Ontario and the United States, has not been the subject of a cease trade order or investigation under the Applicable Securities Laws, has not been the subject of any investigation by the TSX-V or any Governmental Entity, is current with all filings required to be made under the Applicable Securities Laws, other than under the 1934 Act as set out in Schedule E, and is not aware of any deficiencies in the filing of any such documents or reports.

(g)                 Bonanza Disclosure Documents. All of the information and statements contained in the Bonanza Disclosure Documents at the respective dates of such information and statements

(i)                 are true and correct,

(ii)                contain no Misrepresentation,

(iii)               constitute full, true and plain disclosure of all Material Facts relating to Bonanza, its securities and the Bonanza Subsidiaries, and

(iv)                comply, in all material respects, with the Applicable Securities Laws.

(h)                 Absence of Certain Changes or Events. Except as publicly disclosed by Bonanza, since December 31, 2003 through the date hereof, Bonanza and each Bonanza Subsidiary has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred

(i)                 a Material Adverse Change with respect to Bonanza or any Bonanza Subsidiary,

(ii)                any redemption, repurchase or other acquisition of Bonanza Shares by Bonanza or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Bonanza Shares or any securities of Bonanza,

(iii)               any material increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay,

iv)                any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers,

(v)                 any acquisition or sale of its property or assets aggregating 10% or more of Bonanza’s total consolidated property and assets as at December 31, 2003 other than in the ordinary and regular course of business consistent with past practice,

(vi)                any entering into, amendment of, relinquishment, termination or non-renewal of any material contract, agreement, license, franchise, environmental permit, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice,

(vii)               any resolution to approve a split, combination or reclassification of any of its securities,

(viii)              any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made, or

(ix)                 any change in its accounting methods, principles or practices.

(i)                 Financial Statements. The financial statements of Bonanza forming part of the Bonanza Disclosure Documents have been prepared in accordance with Canadian generally accepted accounting principles, and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Bonanza and the Bonanza Subsidiaries on a consolidated basis as at the date thereof and the earnings of Bonanza and the Bonanza Subsidiaries during the periods covered by such financial statements.

(j)                 No Conflict or Violation. Subject to receipt of the approvals set out in §3.1(cc), the execution and delivery of this Agreement and the consummation of the Arrangement do not and will not

(i)                 result in the breach or violate any term or provision of the constating documents of Bonanza or any Bonanza Subsidiary, or

(ii)                conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which Bonanza or any Bonanza Subsidiary is a party or by which it is bound or to which any property of Bonanza or any Bonanza Subsidiary is subject or results in the creation of any lien, charge or encumbrance upon any of the assets of Bonanza or any Bonanza Subsidiary under any such agreement or instrument, or give to others any material interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit or authority, or

(iii)               violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Bonanza or a Bonanza Subsidiary,

that would be a Material Adverse Change with respect to Bonanza or any Bonanza Subsidiary.

(k)                No Change of Control. Except as may be disclosed in Schedule E, in particular, without limiting the generality of the foregoing, there are no “change of control” clauses in any agreements to which Bonanza or the Bonanza Subsidiaries are a party.

(l)                 Agreement of Guarantee, Indemnification. Bonanza and the Bonanza Subsidiaries are not a party to or bound by any agreement of guarantee, indemnification, Tax sharing, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person except as may be disclosed in the Bonanza Disclosure Documents or Schedule E.

(m)                 No Contracts or Commitments. There are no agreements, covenants, undertakings or other commitments of Bonanza or any Bonanza Subsidiary, including partnerships or joint ventures of which any of them is a partner or member, under which the consummation of the Arrangement would

(i)                 have the effect of imposing restrictions or obligations on Bonanza or a Bonanza Subsidiary materially greater than those imposed upon Bonanza or the Bonanza Subsidiary or any such partnership or joint venture at the date hereof,

(ii)                give a third party a right to terminate any material agreement to which Bonanza or a Bonanza Subsidiary or any such partnership or joint venture is a party or to purchase any of their respective assets,

(iii)               impose material restrictions on the ability of Bonanza or a Bonanza Subsidiary to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets in their entirety or to change its corporate status, or

(iv)                impose material restrictions on the ability of Bonanza or a Bonanza Subsidiary to pay dividends or make distributions to its shareholders or to borrow money and to mortgage and pledge its property as security therefor.

(n)                 No Brokers. Bonanza has not agreed to pay, nor has any Bonanza Subsidiary agreed to pay, any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, the Arrangement, Fairstar or Taurus.

(o)                 Compliance with Laws. Except as disclosed in the Bonanza Disclosure Documents or in Schedule E, Bonanza and each Bonanza Subsidiary has complied with and is not in violation of, any Applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, be a Material Adverse Change with respect to Bonanza. Without limiting the generality of the foregoing, all securities of Bonanza (including all options, rights or other convertible or exchangeable securities) have been issued in compliance in all material respects with all Applicable Securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all Applicable Securities Laws.

(p)                 Litigation. There are no actions, suits, proceedings or investigations commenced or threatened, or to the knowledge of Bonanza contemplated, against or affecting Bonanza or any Bonanza Subsidiary or before or by any Person or before any arbitrator of any kind which would prevent or hinder the consummation of the Arrangement or which involve the possibility of any judgment or liability which could be expected to result in a Material Adverse Change with respect to Bonanza, except as may be disclosed in Schedule E.

(q)                 No Insolvency. None of Bonanza or any Bonanza Subsidiary is an insolvent Person within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws and will not become an insolvent Person as a result of the transactions contemplated by this Agreement. No act or proceeding has been taken by or against Bonanza or a Bonanza Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Bonanza or any Bonanza Subsidiary or the appointment of a trustee, receiver, manager or other administrator of Bonanza or a Bonanza Subsidiary or any of its assets.

(r)                 Subsidiaries. All of the outstanding shares of the Bonanza Subsidiaries are validly issued, fully paid and non-assessable and all such shares are owned directly or indirectly by Bonanza, free and clear of all liens, claims or encumbrances, except as may be set forth in Schedule E, and except as aforesaid there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares in any of the Bonanza Subsidiaries. Bonanza has disclosed in Schedule H the names and jurisdictions of incorporation of each of the Bonanza Subsidiaries. Bonanza has no subsidiaries other than the Bonanza Subsidiaries and does not at present own shares in, and is not a party to any agreement of any nature to acquire any shares in, any other corporation or entity and is not a party to any agreement to acquire or lease any other business operations, except as described in the Bonanza Disclosure Documents or Schedule E.

(s)                 Books and Records. Except as disclosed in Schedule E, the corporate records and minute books of Bonanza and each Bonanza Subsidiary as required to be maintained by them under the laws of their jurisdictions of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing.

(t)                 Title. Bonanza and each Bonanza Subsidiary own good and marketable title to their property and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would be a Material Adverse Change with respect to the property or assets of Bonanza, except as disclosed in the Bonanza Disclosure Documents and Schedule E hereto.

(u)                 Bonanza Mineral Properties. With respect to the Bonanza Mineral Properties:

(i)                 the Bonanza Mineral Properties are accurately described in Schedule L;

(ii)                the mineral claims, properties and leases comprising the Bonanza Mineral Properties have, to the best of the information and belief of Bonanza, been properly located and recorded in compliance with Applicable Laws and are valid and subsisting mineral claims and leases as at the date of this Agreement;

(iii)               each of the Bonanza Mineral Properties is in good standing under Applicable Laws, all assessment work required to be performed and filed has been performed and filed, all taxes and other payments have been paid and all filings have been made;

(iv)                the Bonanza Mineral Properties are free and clear of any encumbrances, liens or charges and neither Bonanza nor, to the best of Bonanza’s knowledge, any of the predecessors in interest or title, have done anything whereby the Bonanza Mineral Properties may be encumbered, other than as disclosed in the Bonanza Disclosure Documents; and

(v)                 there are no disputes over the title to any of the Bonanza Mineral Properties, and no other party has any interest in the Bonanza Mineral Properties or the production therefrom or any right to acquire any such interest, other than as disclosed Schedule E.

(v)                 Condition of Assets. All real and tangible personal property of Bonanza and the Bonanza Subsidiaries listed on Schedule L, if any, is in generally good repair and is operational and useable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement;

(w)                 Tax Matters. Except as disclosed in Schedule E, Bonanza and each Bonanza Subsidiary has duly filed on a timely basis all Tax Returns required to be filed by it with the appropriate Governmental Entity (and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations), and has paid all Taxes (whether or not such Taxes are shown or required to be shown on a Tax Return so filed), including all instalments on account of Taxes for the current year, which are due and payable on or before the date hereof; adequate provision has been made for all such amounts payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax, governmental charge or deficiency by or against Bonanza and each Bonanza Subsidiary; to the best knowledge of Bonanza there are no actions, suits, proceedings, investigations or claims commenced, threatened or contemplated against Bonanza or any Bonanza Subsidiary in respect of Taxes or grounds for any material claim in respect thereof, or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such Governmental Entity. The transactions contemplated under this Agreement and the Plan of Arrangement will not, at any time before or after the Effective Time, result in Bonanza, or any Bonanza Subsidiary, having a material liability or material contingent or future liability for any amount or to any Person including, without limitation, any material liability or material contingent or future liability in respect of any Taxes or otherwise.

(x)                 Withholding. Bonanza and each Bonanza Subsidiary has withheld from each payment made to all of its current and former officers, directors and employees, and from each other payment of any nature made to any Person, the amount of all Taxes including, but not limited to, income tax and other deductions required to be withheld therefrom and has paid the same to the proper tax and other receiving officers within the time required under any Applicable Laws.

(y)                 Material Contracts. Except for the Bonanza Material Contracts listed and described in Schedule I, Bonanza and each Bonanza Subsidiary is not party to or bound by any Bonanza Material Contract, whether oral or written, and the contracts and agreements listed in Schedule I are valid and subsisting, in full force and effect and unamended, no material default exists in respect thereof on the part of Bonanza or any such Bonanza Subsidiary or, to the best of the knowledge of Bonanza, on the part of any of the other parties thereto, Bonanza is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such contracts or agreements, and Schedule I lists all the present outstanding Bonanza Material Contracts entered into by Bonanza and each Bonanza Subsidiary in the course of carrying on the Bonanza Business or otherwise.

(z)                 True, Complete and Correct Copies. True, correct and complete copies of all Bonanza Material Contracts listed in Schedule I have been delivered to Taurus.

(aa)                Bonanza Board. The Bonanza Board has, subject to §5.4(d),

(i)                 determined unanimously that the Arrangement is fair to the holders of the Bonanza Shares and is in the best interests of Bonanza, and

(ii)                determined unanimously to recommend that the holders of the Bonanza Shares vote in favour of the Arrangement.

(bb)               No Rights Plan. Bonanza is not subject to a shareholder rights plan or “poison pill” or similar plan.

(cc)                Consents. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Bonanza or any Bonanza Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Bonanza of the transactions contemplated hereby other than

(i)                 its transition under the BCBCA and any approvals required by the Interim Order;

(ii)                approval of the TSX-V and the AMF;

(iii)               approval of the Arrangement by Bonanza Shareholders at the Bonanza Meeting in accordance with §7.1(b);

(iv)                the Final Order;

(v)                 any filings required under United States “blue sky” laws;

(vi)                consents of contractual parties pursuant to any agreements with Bonanza or any Bonanza Subsidiaries that have “change of control” provisions; and

(vii)               any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, be a Material Adverse Change with respect to Bonanza.

(dd)                Employment Matters. Except as set forth in Schedule E

(i)                 neither Bonanza nor any Bonanza Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any of its directors or officers,

(ii)                 neither Bonanza nor any Bonanza Subsidiary is a party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of Bonanza, threatened or apparent union-organizing campaigns for employees nor are there any current, pending or, to the knowledge of Bonanza, threatened strikes or lockouts at Bonanza or any Bonanza Subsidiary,

(iii)                 neither Bonanza nor any Bonanza Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Bonanza, threatened, or any litigation, actual or, to the knowledge of Bonanza, threatened, relating to employment or termination of employment of employees or independent contractors, and

(iv)                Bonanza and all Bonanza Subsidiaries have operated in accordance with all Applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the knowledge of Bonanza, threatened proceedings before any board or tribunal with respect to any of the above areas.

(ee)                Environmental. Except for any matters that, individually or in the aggregate, would not be a Material Adverse Change with respect to Bonanza:

(i)                 all facilities and operations of Bonanza and the Bonanza Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws,

(ii)                Bonanza and the Bonanza Subsidiaries are in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate their properties and to conduct their respective businesses as they are now being conducted or as proposed to be conducted (collectively the “Bonanza Environmental Permits”), and

(iii)               except as set forth in Schedule E, neither Bonanza nor any Bonanza Subsidiary is aware of, or is subject to:

(A)                 any Environmental Laws which require or may require any significant work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures, for facility upgrades, environmental investigation or remediation;

(B)                 any written demand, notice or request for information with respect to the breach of or liability under any Environmental Laws applicable to Bonanza or any Bonanza Subsidiary, respecting

(I)                 the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances, or

(II)                the presence, Release or discharge of Hazardous Substances; or

(C)                 any actual or proposed changes in the status, terms or conditions of any Bonanza Environmental Permits or any renewal, modification, revocation, reissuance, alteration, transfer or amendment of such Bonanza Environmental Permits, or any review by, or approval of, any Governmental Entity of such Bonanza Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of business of Bonanza or any Bonanza Subsidiaries following such consummation.

(ff)                Insurance. Bonanza and each Bonanza Subsidiary has policies of insurance in force as of the date hereof naming Bonanza or the Bonanza Subsidiary, as the case may be, as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, Bonanza believes are reasonable.

(gg)                Licences. Except as disclosed in Schedule E, Bonanza and each Bonanza Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its business as now conducted or as proposed to be conducted except for such failure that would individually or in the aggregate not constitute a Material Adverse Change with respect to Bonanza.

(hh)                Taurus Shares. Other than as contemplated herein or in any support agreements procured by Bonanza in connection with the Arrangement, Bonanza does not and will not immediately before the Effective Time beneficially own, directly or indirectly, or exercise control or direction over any Taurus Shares.

(ii)                 No Registration Rights. No holder of securities issued by Bonanza or any Bonanza Subsidiary has any right to compel Bonanza or any Bonanza Subsidiary, as the case may be, to register or otherwise qualify such securities for public sale in Canada or the United States.

(jj)                 Schedules. The information in Schedule E, Schedule F, Schedule H, Schedule I and Schedule L is true and correct and contains no Misrepresentation.

(kk)                Newco. Bonanza hereby guarantees to Taurus and Fairstar the accuracy in all material respects of the representations of Newco made by it in §3.4.

(ll)                 Foreign Private Issuer. Bonanza is, and at all times since filing its initial registration statement on Form 20-F under the 1934 Act has been, a Foreign Private Issuer.

(mm)              No Personal Loans. Bonanza has not directly or indirectly extended or maintained credit, or arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of Bonanza in violation of Section 402 of the Sarbanes-Oxley Act of 2002.

(nn)                Newco. Bonanza represents to Taurus and Fairstar that the representations of Newco made by it in §3.4 are true and complete.

Representations and Warranties of Taurus

3.2                              Taurus hereby represents and warrants to the other parties hereto as follows and acknowledges that the other parties are relying upon such representations and warranties in connection with the transactions contemplated herein:

(a)                 Organization of Taurus. Each of Taurus and each Taurus Subsidiary is a company duly organized, validly existing and in good standing with respect to all filings required under Applicable Laws to maintain its corporate existence, has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it and Taurus has the corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b)                 Enforceability. This Agreement has been duly executed and delivered by Taurus and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(c)                 Capitalization. The authorized capital of Taurus consists of 500,000,000 common shares without par value, as of the date of this Agreement, there are 103,799,192 common shares issued and outstanding as fully paid and non-assessable common shares. All issued and outstanding shares of the Taurus Subsidiaries are legally and beneficially held by Taurus.

(d)                 Options to Purchase Shares. Except as described in Schedule B, no Person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature) for the purchase or issue of or conversion into any of the unissued shares of Taurus or the Taurus Subsidiaries or any unissued securities of Taurus or the Taurus Subsidiaries. Schedule B accurately sets out the holders, exercise prices, expiry dates and exchange terms of all those options, warrants and other convertible securities which are outstanding. Subject to the acceptance of the TSX-V, Taurus reserves the right to extend the expiry date of certain warrants as described in Schedule B.

(e)                 Listing. The Taurus Shares are listed, posted and called for trading on the TSX-V and are not listed or quoted on any other stock exchange or trading system, although such shares may also be quoted from time to time on the United States over-the-counter dealer quotation system known as the Pink Sheets.

(f)                 Disclosure Filings. Taurus is a reporting issuer in British Columbia, Alberta and Québec and has not been the subject of a cease trade order or investigation under Applicable Securities Laws, has not been the subject of any investigation by the TSX-V or any Governmental Entity, is current with all filings required to be made under Applicable Securities Laws and is not aware of any deficiencies in the filing of any such documents or reports except as disclosed in the Taurus Disclosure Documents or in Schedule C.

(g)                 Taurus Disclosure Documents. All of the information and statements contained in the Taurus Disclosure Documents at the respective dates of such information and statements

(i)                 are true and correct,

(ii)                contain no Misrepresentation,

(iii)               constitute full, true and plain disclosure of all Material Facts relating to Taurus, its securities and the Taurus Subsidiaries, and

(iv)                comply, in all material respects, with the Applicable Securities Laws.

(h)                 Absence of Certain Changes or Events. Except as publicly disclosed by Taurus, since March 31, 2004 through the date hereof Taurus and each Taurus Subsidiary has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred

(i)                 a Material Adverse Change with respect to Taurus or any Taurus Subsidiary,

(ii)                any redemption, repurchase or other acquisition of Taurus Shares by Taurus, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Taurus Shares, Taurus US Subsidiary Shares or any securities of Taurus or any Taurus Subsidiary,

(iii)               any material increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay,

(iv)                any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers,

(v)                 any acquisition or sale of its property or assets aggregating 10% or more of Taurus’s total consolidated property and assets as at December 31, 2003 other than in the ordinary and regular course of business consistent with past practice,

(vi)                any entering into, amendment of, relinquishment, termination or non-renewal of any material contract, agreement, license, franchise, environmental permit, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice,

(vii)               any resolution to approve a split, combination or reclassification of any of its securities,

(viii)              any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made, or

(ix)                any change in its accounting methods, principles or practices.

(i)                 Foreign Private Issuer. Taurus is a Foreign Private Issuer.

(j)                 No Personal Loans. Taurus has not directly or indirectly extended or maintained credit, or arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of Taurus in violation of Section 402 of the Sarbanes-Oxley Act of 2002.

(k)                 Financial Statements. The financial statements of Taurus forming part of the Taurus Disclosure Documents have been prepared in accordance with Canadian generally accepted accounting principles, unless otherwise indicated and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Taurus and the Taurus Subsidiaries on a consolidated basis as at the date thereof and the earnings of Taurus and the Taurus Subsidiaries during the periods covered by such financial statements.

(l)                 No Conflict or Violation. Subject to receipt of the approvals set out in §3.2(ee), the execution and delivery of this Agreement and the consummation of the Arrangement does not and will not

(i)                 result in the breach or violate any term or provision of the constating documents of Taurus or any Taurus Subsidiary,

(ii)                conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which Taurus or any Taurus Subsidiary is a party or by which it is bound or to which any property of Taurus or any Taurus Subsidiary is subject (including, without limitation, the Taurus Material Contracts, or result in the creation of any lien, charge or encumbrance upon any of the assets of Taurus or any Taurus Subsidiary under any such agreement or instrument, or give to others any material interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit or authority, or

(iii)               violate any provision or law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Taurus or any Taurus Subsidiary that would be a Material Adverse Change with respect to Taurus or any Taurus Subsidiary.

(m)                 No Change of Control. Except as may be disclosed in Schedule C, there are no “change of control” clauses in any agreements to which Taurus or the Taurus Subsidiaries are a party.

(n)                 Agreement of Guarantee, Indemnification. Taurus and the Taurus Subsidiaries are not a party to or bound by any agreement of guarantee, indemnification, Tax sharing, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person except as disclosed in the Taurus Disclosure Documents or in Schedule C.

(o)                 No Contracts or Commitments. There are no agreements, covenants, undertakings or other commitments of Taurus or a Taurus Subsidiary, including partnerships or joint ventures of which any of them is a partner or member, under which the consummation of the Arrangement would

(i)                 have the effect of imposing restrictions or obligations on Taurus or a Taurus Subsidiary materially greater than those imposed upon Taurus or the Taurus Subsidiary or any such partnership or joint venture at the date hereof except as relate to the Fenelon Project and the Fenelon Litigation as herein disclosed,

(ii)                give a third party a right to terminate any material agreement to which Taurus or a Taurus Subsidiary or any such partnership or joint venture is a party or to purchase any of their respective assets,

(iii)               impose material restrictions on the ability of Taurus or a Taurus Subsidiary to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets in their entirety or to change its corporate status, or

(iv)               impose material restrictions on the ability of Taurus or a Taurus Subsidiary to pay any dividends or make other distributions to its shareholders or to borrow money and to mortgage and pledge its property as security therefor.

(p)                No Brokers. Taurus has not agreed to pay, nor has any Taurus Subsidiary agreed to pay, any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, the Arrangement, Bonanza or Fairstar.

(q)               Compliance with Laws. Except as disclosed in the Taurus Disclosure Documents and in Schedule C, Taurus and each Taurus Subsidiary has complied with and is not in violation of any Applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, be a Material Adverse Change with respect to Taurus or any Taurus Subsidiary. Without limiting the generality of the foregoing, all securities of Taurus and each Taurus Subsidiary (including all options, rights or other convertible or exchangeable securities) have been issued in compliance in all material respects with all Applicable Securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all Applicable Securities Laws.

(r)                 Litigation. There are no actions, suits, proceedings or investigations commenced or threatened, or to the knowledge of Taurus contemplated, against or affecting Taurus or any Taurus Subsidiary or before or by any Person or before any arbitrator of any kind which would prevent or hinder the consummation of the Arrangement or which involve the possibility of any judgment or liability which could be expected to result in a Material Adverse Change with respect to Taurus or any Taurus Subsidiary, except as described in Schedule K and Schedule C.

(s)                 No Insolvency. None of Taurus or any Taurus Subsidiary is an insolvent Person within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws and will not become an insolvent Person as a result of the transactions contemplated by this Agreement. No act or proceeding has been taken by or against Taurus or any Taurus Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Taurus or any Taurus Subsidiary or the appointment of a trustee, receiver, manager or other administrator of Taurus or any Taurus Subsidiary or any of its assets, including, without limiting the generality of the foregoing, Taurus has not sought protection under the Bankruptcy and Insolvency Act (Canada) or the Company Creditors Arrangement Act (Canada), except as disclosed in Schedule C.

(t)                 Subsidiaries. All of the outstanding shares of the Taurus Subsidiaries are validly issued, fully paid and non-assessable and all such shares are owned directly or indirectly by Taurus, free and clear of all liens, claims or encumbrances, except as set forth in Schedule C, and except as aforesaid there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares in any of the Taurus Subsidiaries. Taurus has disclosed in Schedule D the names and jurisdictions of incorporation of each of the Taurus Subsidiaries. Taurus has no subsidiaries other than the Taurus Subsidiaries and does not at present own shares in, and is not a party to any agreement of any nature to acquire any shares in, any other corporation or entity and is not a party to any agreement to acquire or lease any other business operations, except as described in the Taurus Disclosure Documents or Schedule D.

(u)                 Books and Records. The corporate records and minute books of Taurus and each Taurus Subsidiary as required to be maintained by it under the laws of its jurisdiction of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing.

(v)                Title. Taurus and each Taurus Subsidiary owns good and marketable title to its property and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would be a Material Adverse Change with respect to the property or assets of it, except as disclosed in Schedule C.

(w)               Taurus Mineral Properties. With respect to the Taurus Mineral Properties:

(i)                the Taurus Mineral Properties are accurately described in Schedule M;

(ii)               the mining claims, properties and leases comprising the Taurus Mineral Properties have, to the best of the information and belief of Taurus, been properly located and recorded in compliance with applicable law and are valid and subsisting mineral claims and leases as at the date of this Agreement;

(iii)              each of the Taurus Mineral Properties is in good standing under Applicable Laws, all assessment work required to be performed and filed has been performed and filed, all taxes and other payments have been paid and all filings have been made;

(iv)                the Taurus Mineral Properties are free and clear of any encumbrances, liens or charges and neither Taurus nor, to the best of Taurus’s knowledge, any of the predecessors in interest or title, have done anything whereby the Taurus Mineral Properties may be encumbered, other than as disclosed in the Taurus Disclosure Documents; and

(v)                there are no disputes over the title to any of the Taurus Mineral Properties, and no other party has any interest in the Taurus Mineral Properties or the production therefrom or any right to acquire any such interest, other than as disclosed herein.

(x)                 Condition of Assets. All real and tangible personal property of Taurus listed on Schedule M, if any, and of the Taurus Subsidiaries is in generally good repair and is operational and useable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement;

(y)                 Tax Matters. Except as disclosed in Schedule C, Taurus and each Taurus Subsidiary has duly filed on a timely basis all Tax Returns required to be filed by it with the appropriate Governmental Entity (and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations), and has paid all Taxes (whether or not such Taxes are shown or required to be shown on a Tax Return so filed), including all instalments on account of Taxes for the current year, which are due and payable on or before the date hereof; adequate provision has been made for all such amounts payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any tax, governmental charge or deficiency by or against Taurus and each Taurus Subsidiary; to the best knowledge of Taurus there are no actions, suits, proceedings, investigations or claims commenced, threatened or contemplated against Taurus or any Taurus Subsidiary in respect of Taxes, or grounds for any material claim in respect thereof, or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such Governmental Entity. The transactions contemplated under this Agreement and the Plan of Arrangement will not, at any time before or after the Effective Time, result in Taurus or any Taurus Subsidiary having a material liability or material contingent or future liability for any amount or to any Person (other than an obligation to pay fair value to a

Dissenting Shareholder as contemplated in this Agreement) including, without limitation, any liability or contingent or future liability in respect of any Taxes.

(z)                 Withholding. Taurus and each Taurus Subsidiary has withheld from each payment made to all of its current and former officers, directors and employees, and from each other payment of any nature made to any Person, the amount of all Taxes including, but not limited to, income tax and other deductions required to be withheld therefrom and have paid the same to the proper tax and other receiving officers within the time required under any Applicable Laws.

(aa)               Material Contracts. Except for the Taurus Material Contracts listed in Schedule G, Taurus and each Taurus Subsidiary is not party to or bound by any Taurus Material Contract, whether oral or written, and the contracts and agreements listed in Schedule G are valid and subsisting, in full force and effect and unamended, no material default exists in respect thereof on the part of Taurus or any such Taurus Subsidiary or, to the best of the knowledge of Taurus on the part of any of the other parties thereto. Taurus is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such contracts or agreements, and Schedule G lists all the present outstanding Taurus Material Contracts entered into by Taurus and each Taurus Subsidiary in the course of carrying on the Taurus Business or otherwise.

(bb)               True, Complete and Correct Copies. True, correct and complete copies of all Taurus Material Contracts listed in Schedule G have been delivered to Bonanza.

(cc)               Taurus Board. The Taurus Board has, subject to §5.2(d) determined unanimously (by those members of the Taurus Board voting thereon) to approve the Arrangement Agreement and the execution thereof.

(dd)               No Rights Plan. Taurus is not subject to a shareholder rights plan or “poison pill” or similar plan.

(ee)                 Consents. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Taurus or the Taurus Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Taurus of the transactions contemplated hereby other than

(i)                 its transition under the BCBCA and any approvals required by the Interim Order,

(ii)                approval of the TSX-V and the AMF;

(iii)               approval of the Arrangement by Taurus Shareholders at the Taurus Meeting in accordance with §7.1(b);

(iv)                the Final Order,

(v)                 any filings required under United States “blue sky” laws,

(vi)                consents of contractual parties pursuant to any agreements with Taurus or any Taurus Subsidiaries that have “change of control” provisions; and

(vii)               any other consents, approvals, orders, authorizations, environmental permits, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, be a Material Adverse Change with respect to Taurus or Taurus US Subsidiary.

(ff)               Employment Matters. Except as set forth in Schedule C

(i)                 neither Taurus nor any Taurus Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any of its directors or officers,

(ii)                neither Taurus nor any Taurus Subsidiary is a party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of Taurus, threatened or apparent union-organizing campaigns for employees nor are there any current, pending or, to the knowledge of Taurus, threatened strikes or lockouts at Taurus or any Taurus Subsidiary,

(iii)              neither Taurus nor any Taurus Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Taurus, threatened, or any litigation, actual or, to the knowledge of Taurus, threatened, relating to employment or termination of employment of employees or independent contractors, and

(iv)                Taurus and all Taurus Subsidiaries have operated in accordance with all Applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the knowledge of Taurus, threatened proceedings before any board or tribunal with respect to any of the above areas.

(gg)               Environmental. Except for any matters that, individually or in the aggregate, would not be a Material Adverse Change with respect to Taurus or any Taurus Subsidiary:

(i)                 all facilities and operations of Taurus and the Taurus Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws,

(ii)                each of Taurus and each Taurus Subsidiary is in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate its properties and to conduct its business as it is now being conducted or as proposed to be conducted (collectively the “Taurus Environmental Permits”), and

(iii)               except as set forth in Schedule C, neither Taurus nor any Taurus Subsidiary is aware of, or is subject to:

(A)                 any Environmental Laws which require or may require any significant work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation or remediation;

(B)                 any written demand notice or request for information with respect to the breach of or liability under any Environmental Laws applicable to Taurus or any Taurus Subsidiary or any of their respective predecessor entities, divisions or any formerly owned, leased or operated properties or assets of the foregoing, respecting

(I)                 the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances, or

(II)                the presence, Release or discharge of Hazardous Substances; or

(C)                 any actual or proposed changes in the status, terms or conditions of any Taurus Environmental Permits or any renewal, modification, revocation, reissuance, alteration, transfer or amendment of such Taurus Environmental Permits, or any review by, or approval of, any Governmental Entity of such Taurus Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of business of Taurus or any Taurus Subsidiaries following such consummation.

(hh)               Insurance. Taurus and each Taurus Subsidiary has policies of insurance in force as of the date hereof naming Taurus or the Taurus Subsidiary, as the case may be, as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, Taurus believes are reasonable.

(ii)                 Licences. Taurus and each Taurus Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its business as now conducted or as proposed to be conducted except for such failure that would individually or in the aggregate not constitute a Material Adverse Change with respect to Taurus or Taurus US Subsidiary.

(jj)                 No Registration Rights. No holder of securities issued by Taurus or any Taurus Subsidiary has any right to compel Taurus or any Taurus Subsidiary, as the case may be, to register or otherwise qualify such securities for public sale in Canada or the United States.

(kk)                Schedules. The information in Schedule B, Schedule C, Schedule D, Schedule G, Schedule J, Schedule K and Schedule M is true and correct and contains no Misrepresentation.

(ll)                 Bonanza Shares. Other than as contemplated herein or in any support agreements procured by Taurus in connection with the Arrangement, Taurus does not and will not immediately before the Effective Time beneficially own, directly or indirectly, or exercise control or direction over any Bonanza Shares.

Representations and Warranties of Fairstar

3.3                              Fairstar hereby represents and warrants to the other parties hereto as follows and acknowledges that the other parties are relying upon these representations and warranties in connection with the transactions contemplated herein:

(a)                 Organization. Fairstar is a company duly organized, validly existing and in good standing with respect to all filings required under Applicable Laws to maintain its corporate existence, has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, and Fairstar has the corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b)                 Enforceability. This Agreement has been duly executed and delivered by Fairstar and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(c)                 No Encumbrances. The FairstarSub Shares to be issued in consideration of the transfer of Fairstar’s right, title and interest in and to the Fenelon Project and the Casa Berardi Claims shall be issued as fully paid shares, free and clear of all liens, claims, charges and encumbrances, and FairstarSub is and will be wholly owned by Fairstar until the Effective Time.

(d)                 Disclosure Filings. Fairstar is a reporting issuer in Alberta, Ontario and Quebec has not been the subject of a cease trade order or investigation under the Applicable Securities Laws, has not been the subject of any investigation by the TSX or any Governmental Entity, is current with all filings required to be made under the Applicable Securities Laws and is not aware of any deficiencies in the filing of any such documents or reports.

(e)                 Fairstar Disclosure Documents. All of the information and statements contained in the Fairstar Disclosure Documents insofar as they could affect the value of Fairstar’s right, title or interest in the Fenelon Project and Casa Berardi Claims at the respective dates of such information and statements

(i)                 are true and correct,

(ii)                contain no Misrepresentation,

(iii)               constitute full, true and plain disclosure of all Material Facts relating to Fairstar and its securities, and

(iv)                comply, in all material respects, with the Applicable Securities Laws.

(f)                 No Conflict or Violation. Subject to receipt of the approvals set out in §3.3(q), the execution and delivery of this Agreement and the consummation of the Arrangement do not and will not

(i)                 result in the breach or violate any term or provision of the constating documents of Fairstar, or

(ii)                conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which Fairstar is a party or by which it is bound or to which any property of Fairstar is subject or results in the creation of any lien, charge or encumbrance upon any of the assets of Fairstar under any such agreement or instrument, or give to others any material interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit or authority, or

(iii)               violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Fairstar,

that would be a Material Adverse Change with respect to the Fenelon Project or the Casa Berardi Claims.

(g)                 Compliance with Laws. Except as publicly disclosed by Fairstar, Fairstar has complied with and is not in violation of, any Applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, be a Material Adverse Change with respect to Fairstar’s interests in the Fenelon Project or the Casa Berardi Claims.

(h)                 Litigation. There are no actions, suits, proceedings or investigations commenced or threatened, or to the knowledge of Fairstar contemplated, against or affecting Fairstar or before or by any Person or before any arbitrator of any kind which involve the possibility of any judgment or liability which could be expected to result in a Material Adverse Change with respect to Fairstar or the Fenelon Project, except as disclosed in Schedule K.

(i)                 No Insolvency. Fairstar is not an insolvent Person within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws and will not become an insolvent Person as a result of the transactions contemplated by this Agreement. No act or proceeding has been taken by or against Fairstar in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Fairstar or the appointment of a trustee, receiver, manager or other administrator of Fairstar or any of its assets.

(j)                 Books and Records. The corporate records and minute books of Fairstar insofar as the Fenelon Project and Casa Berardi Claims could be affected, which are required to be maintained by it under the laws of its jurisdictions of incorporation or by good industry practice, are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing.

(k)                 Fenelon Project. With respect to the Fenelon Project and Casa Berardi Claims:

(i)                 the Fenelon Project and Casa Berardi Claims are accurately described in Schedule J;

(ii)                the mining claims, properties and leases comprising the Fenelon Project and Casa Berardi Claims have, to the best of the information and belief of Fairstar, been properly located and recorded in compliance with applicable law and are valid and subsisting mineral claims and leases as at the date of this Agreement;

(iii)               the Fenelon Project and Casa Berardi Claims are in good standing under Applicable Laws, all assessment work required to be performed and filed has been performed and filed, all taxes and other payments have been paid and all filings have been made;

(iv)                the Fenelon Project and Casa Berardi Claims are free and clear of any encumbrances, liens or charges and neither Fairstar nor, to the best of Fairstar’s knowledge, any of the predecessors in interest or title, have done anything whereby the Fenelon Project or Casa Berardi Claims may be encumbered, other than as disclosed publicly by Fairstar; and

(v)                 there are no disputes over the title to any of the Fenelon Project and Casa Berardi Claims, and no other party other than Taurus has any interest in the Fenelon Project and Casa Berardi Claims or the production therefrom or any right to acquire any such interest, other than as disclosed herein.

(l)                 Condition of Assets. Except as herein disclosed, to its knowledge, all real and tangible personal property of Fairstar relating to the Fenelon Project and Casa Berardi Claims, if any, as disclosed on Schedule J, is in generally good repair and is operational and useable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement;

(m)                 Tax Matters. Insofar as the Fenelon Project and Casa Berardi Claims could be affected, Fairstar has duly filed on a timely basis all Tax Returns required to be filed by it with the appropriate Governmental Entity (and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations), and has paid all Taxes (whether or not such Taxes are shown or required to be shown on a Tax Return so filed), including all instalments on account of Taxes for the current year, which are due and payable on or before the date hereof; adequate provision has been made for all such amounts payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax, governmental charge or deficiency by or against Fairstar; to the best knowledge of Fairstar there are no actions, suits, proceedings, investigations or claims commenced, threatened or contemplated against Fairstar in respect of Taxes or grounds for any material claim in respect thereof, or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such Governmental Entity.

(n)                 Fenelon Contracts. Except for the Fairstar Fenelon Contracts listed and described in Schedule J, Fairstar is not party to or bound by any other agreement, commitment or understanding, whether oral or written, in connection with the Fenelon Project, and the contracts and agreements listed in Schedule J are valid and subsisting, in full force and effect and unamended, no material default exists in respect thereof on the part of Fairstar or, to the best of the knowledge of Fairstar, on the part of any of the other parties thereto, Fairstar is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such contracts or agreements, and Schedule J lists all the present outstanding Fairstar Fenelon Contracts.

(o)                 True, Complete and Correct Copies. True, correct and complete copies of all Fairstar Fenelon Contracts listed in Schedule J and all technical reports related thereto have been delivered to Taurus and Bonanza.

(p)                 Fairstar Board. The Fairstar Board has, subject to §5.6(d)

(i)                 determined unanimously (by those members voting thereon) that the Arrangement is in the best interests of Fairstar and approving the terms of the Fairstar Shareholders Approval, and

(ii)                determined unanimously (by those members voting thereon) to recommend that the holders of the Fairstar Shares vote in favour of the Fairstar Shareholders Approval.

(q)                 Consents. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Fairstar in connection with the execution and delivery of this Agreement or the consummation by Fairstar of the transactions contemplated hereby other than

(i)                 approval of the TSX and AMF, and

(ii)                the Fairstar Shareholders Approval.

(r)                Environmental. To Fairstar’s knowledge, the Fenelon Project and Casa Berardi Claims are not subject to:

(i)                 any Environmental Laws which require or may require any significant work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures, for facility upgrades, environmental investigation or remediation;

(ii)                any written demand, notice or request for information with respect to the breach of or liability under any Environmental Laws applicable to Fairstar, respecting

(A)                the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances, or

(B)                 the presence, Release or discharge of Hazardous Substances.

(s)                 Insurance. Fairstar has, as far as the Fenelon Project and Casa Berardi Claims are concerned, policies of insurance in force as of the date hereof naming Fairstar as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, Fairstar believes are reasonable.

(t)                 Licences. Fairstar owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its business as now conducted or as proposed to be conducted except for such failure that would individually or in the aggregate not constitute a Material Adverse Change with respect to Fairstar’s interest in the Fenelon Project.

(u)                 FairstarSub. Fairstar represents to Taurus and Bonanza that the representations of FairstarSub made by it in §3.5 are true.

Representations and Warranties of Newco

3.4                              Newco hereby represents and warrants to the other parties hereto as follows and acknowledges that the other parties hereto are relying upon these representations and warranties in connection with the transactions contemplated herein:

(a)                 Organization of Newco. Newco is a company duly organized, validly existing and in good standing with respect to all filings required under the BCBCA to maintain its corporate existence, and Newco has the corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b)                 Enforceability. This Agreement has been duly executed and delivered by Newco and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c)                 Capitalization. The authorized capital of Newco consists of an unlimited number of common shares without par value and a class of preferred shares, of which as of the date hereof, one common share is issued and outstanding which is owned by Bonanza.

(d)                 Options to Purchase Shares. No Person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature), for the purchase or issue of or conversion into any of the unissued Newco Shares or any unissued securities of Newco.

(e)                 Issuance of Newco Securities. The Newco Shares, Newco Options and Newco Warrants to be issued to the Bonanza Shareholders, the Taurus Shareholders, their respective holders of Options and Warrants, and the Newco Shares to be issued to Fairstar pursuant to the Arrangement will be issued as fully paid and non-assessable.

(f)                 No Prior Business. Newco has not previously carried on any business, has no assets or liabilities and this Agreement is the only material agreement to which it is subject.

Representations and Warranties of FairstarSub

3.5                              FairstarSub hereby represents and warrants to the other parties hereto as follows and acknowledges that the other parties hereto are relying upon these representations and warranties in connection with the transactions contemplated herein:

(a)                 Organization of FairstarSub. FairstarSub is a company duly organized, validly existing and in good standing with respect to all filings required under the BCBCA to maintain its corporate existence, and FairstarSub has the corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b)                 Enforceability. This Agreement has been duly executed and delivered by FairstarSub and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c)                 Capitalization. The authorized capital of FairstarSub consists of an unlimited number of common shares without par value and a class of preferred shares, of which as of the date hereof, one common share is issued and outstanding which is owned by Bonanza.

(d)                 Options to Purchase Shares. No Person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature), for the purchase or issue of or conversion into any of the unissued FairstarSub Shares or any unissued securities of FairstarSub.

(e)                 No Prior Business. FairstarSub has not previously carried on any business, has no assets or liabilities and this Agreement is the only agreement to which it is subject.

Survival of Representations

3.6                              The representations and warranties of the parties hereto contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated herein. Any investigation by a party hereto and its advisors will not mitigate, diminish or affect the representations and warranties of another party to this Agreement.

ARTICLE 4

COVENANTS

Covenants of Taurus

4.1                              Taurus covenants and agrees with Bonanza and Fairstar that, prior to the Effective Date, unless Bonanza and Fairstar shall each agree in writing with Taurus or as otherwise expressly contemplated or permitted by this Agreement:

(a)                 Taurus shall, and shall cause each of the Taurus Subsidiaries to, conduct its and their respective business only in, not take any action except in, and maintain their respective facilities in, the usual, ordinary and regular course of business and consistent with recent past practice;

(b)                 Taurus shall not, and shall cause each of the Taurus Subsidiaries to not, directly or indirectly do or permit to occur any of the following:

(i)                 issue, sell, pledge, lease, dispose of or encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of the Taurus Subsidiaries to issue, sell, pledge, lease, dispose of or encumber or agree to issue, sell, pledge, lease, dispose of or encumber)

(A)                 any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, Taurus or any of the Taurus Subsidiaries (other than pursuant to the exercise of the Taurus Warrants or the Taurus Options, and other than any securities that Taurus may issue to Stonegate Management Limited or Ross-Finlay 2000 Inc. as full or partial settlement of their outstanding loans and claims as set out in Schedule K, provided that the terms of the issuance of such securities are acceptable to Bonanza acting reasonably), or

(B)                 except in the ordinary course of business, any assets of Taurus or any of the Taurus Subsidiaries;

(ii)                amend or propose to amend its constating documents or that of any of the Taurus Subsidiaries other than as required to transition Taurus under the BCBCA;

(iii)               whether through the Taurus Board or otherwise, accelerate the vesting of any unvested Taurus Options or the expiry date of any Taurus Options or otherwise amend, vary or modify the Taurus Stock Option Plan, however Taurus may extend its Warrants to the date(s) indicated on Schedule B;

(iv)                consolidate, split, combine or reclassify any outstanding securities, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to such securities;

(v)                 redeem, purchase or offer to purchase (or permit any of the Taurus Subsidiaries to redeem, purchase or offer to purchase) any Taurus Shares or other securities of Taurus;

(vi)                reorganize, amalgamate or merge Taurus or any of the Taurus Subsidiaries with any other Person;

(vii)               reduce the share capital of Taurus or any of the Taurus Subsidiaries;

(viii)              except with respect to the sale of assets of Taurus or any Taurus Subsidiary in the ordinary and regular course of business consistent with past practice, sell, pledge, encumber, lease or otherwise dispose of any material assets;

(ix)                guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities except in the ordinary and regular course of business consistent with past practice;

(x)                 except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims (including claims in respect of Taxes) or liabilities prior to the same being due, other than the settlement of a loan to Stonegate Management Limited and settlement of the Ross-Finlay 2000 Inc. Litigation, provided that the terms of the repayment or settlement are acceptable to Bonanza acting reasonably), and except such as have been reserved against in the financial statements of either Taurus or the Taurus Subsidiaries or disclosed in Schedule C which are, individually or in the aggregate, material; (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(xi)                settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

(xii)               except in the usual, ordinary and regular course of business and consistent with past practice or as required by Applicable Laws enter into or modify (or permit the Taurus Subsidiaries to enter or modify) in any material respect any contract, agreement, licence, franchise, Taurus Environmental Permit, lease transaction, commitment or other right or obligation or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be a Material Adverse Change with respect to Taurus or any Taurus Subsidiary;

(xiii)              without limitation, amend or propose to amend, or waive any rights under, any Taurus Material Contract, whether or not such amendment or waiver would constitute a Material Adverse Change with respect to Taurus or any Taurus Subsidiary;

(xiv)              acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person;

(xv)               establish, amend or renew any employment, benefit or compensation plan, policy, agreement or arrangement with or covering any current or former employee or director of, or independent contractor with respect to, Taurus or any Taurus Subsidiary;

(xvi)               change any accounting method, principle or practice except as required by Applicable Laws; or

(xvii)              make or change any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended Tax Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, or take or omit to take (other than in the ordinary course of business or as required by law) any other action, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of either increasing the liability of Taurus or any Taurus Subsidiary for Taxes or reducing any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute of Taurus or any Taurus Subsidiary which could potentially be useful in respect of reducing Taxes, without the prior written consent of Bonanza and Fairstar;

(c)                 Taurus shall, and shall cause each of the Taurus Subsidiaries to:

(i)                 use its reasonable best efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

(ii)               incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice and not, in any event, exceeding $50,000, individually or in the aggregate;

(d)                 Taurus shall, and shall cause each of the Taurus Subsidiaries to, not enter into or change the terms of, in any material way, or vary the pay, in any material way, with respect to any employment, consulting or severance agreement or other similar arrangement with any of their directors, officers or any other Person or pay any compensation to any such director, officer or other Person other than as explicitly provided in any such agreement as disclosed in writing to Bonanza and Fairstar prior to the execution hereof or except for changes permitted by this §4.1(d) or as agreed in writing by Bonanza and Fairstar, acting reasonably;

(e)                 Taurus shall use its reasonable best efforts, and cause each of the Taurus Subsidiaries to use its reasonable best efforts, to preserve intact their respective business organizations and goodwill, their respective rights under the Taurus Material Contracts, to not do anything or fail to do something which could lead to a breach under any Taurus Material Contract, to keep available the services of its and their officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them; not take any action, or permit any of the Taurus Subsidiaries to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Date if then made; and promptly notify Bonanza and Fairstar orally and in writing of any Material Adverse Change with respect to Taurus or the Taurus Subsidiaries and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(f)                 Taurus shall use its reasonable best efforts to, in a timely and expeditious manner and in cooperation with Bonanza, finalize and mail the Joint Information Circular on or before February 18, 2005, which circular shall contain a recommendation of the Taurus Board that the Taurus Shareholders vote in favour of the Arrangement at the Taurus Meeting, file the Joint Information Circular on SEDAR and mail the Joint Information Circular to the Taurus Shareholders and the holders of Taurus Options and Taurus Warrants in accordance with the Interim Order and Applicable Securities Law;

(g)                 except as contemplated in this Agreement, Taurus and each Taurus Subsidiary will not engage in any business, enterprise or other activity different from that carried on by them at the date of this Agreement that would result in any Material Adverse Change of Taurus, or enter into any transaction or incur (except in respect of obligations or liabilities to which it is already legally subject) any material obligation, expenditure or liability other than in the ordinary course of its business, as presently conducted;

(h)                 Taurus will furnish to Bonanza and Fairstar such information, in addition to the information contained in this Agreement, relating to the financial condition, business, properties and affairs of Taurus and the Taurus Subsidiaries as may reasonably be requested by Bonanza or Fairstar, which information will be true and complete in all material respects and will not contain a Misrepresentation;

(i)                 Taurus will ensure that the information and financial statements and other information related to Taurus and the Taurus Subsidiaries and provided by Taurus to Bonanza and Fairstar will be true, correct and complete in all material respects and will not contain any Misrepresentation;

(j)                 Taurus will do all such other acts and things as may be necessary or desirable in order to give effect to the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Taurus will use its reasonable best efforts to transition under the BCBCA and to provide such information and execute such documents as counsel for Bonanza or Fairstar may advise are necessary or desirable for the implementation of the Arrangement;

(k)                Taurus will give Bonanza prompt oral and written notice of any purported execution of the Dissent Right, withdrawals of such exercise, and any other similar instruments delivered pursuant to the Interim Order or otherwise and received by Taurus;

(l)                 Taurus will promptly notify Bonanza and Fairstar in writing

(i)                 if Taurus becomes aware that any of Taurus’s representations and warranties in this Agreement is untrue or inaccurate in any material respect, or

(ii)                if there has been, or is reasonably expected to be, any material breach of any covenant or agreement of Taurus contained in this Agreement,

(m)                 Taurus shall use its reasonable best efforts to hold the Taurus Meeting on or before March 21, 2005 and solicit approval of Taurus Shareholders for the Arrangement;

(n)                 Taurus shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by this Agreement and the Plan of Arrangement, including the execution and delivery of such documents as Bonanza or Fairstar may reasonably require and to use its reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, approvals and filings under Applicable Securities Laws, the TSX-V, the TSX and submissions of information requested by Governmental Entities;

(o)                 Taurus shall, forthwith after the Taurus Meeting, deliver to Bonanza and Fairstar certified copies of the Special Resolutions of Taurus Shareholders duly passed at the Taurus Meeting approving the Arrangement and the consummation of the transactions contemplated thereby;

(p)                 Taurus shall act in good faith and co-operate with Bonanza in

(i)                 the preparation of the Joint Information Circular, and

(ii)                the preparation of the applications to the Court for each of the Interim Order and Final Order;

(q)                 Taurus shall, concurrent with the execution hereof, deliver to Bonanza and Fairstar certified copies of the resolutions duly passed by the Taurus Board approving this Agreement and the consummation of the transactions contemplated hereby;

(r)                 Taurus shall, or shall cause each Taurus Subsidiary to

(i)                 timely prepare and file with the relevant Governmental Entities all Tax Returns of Taurus and each Taurus Subsidiary the due date for filing of which, determined taking into account extensions, is on or before the Effective Date. Any Tax Return described in the preceding sentence shall be prepared on a basis consistent with the past practices of Taurus or each such Taurus Subsidiary, as applicable, and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions);

(ii)                reasonably cooperate, and each shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, resolving all disputes and audits with respect to all taxable periods relating to Taxes, and in any other matters relating to Taxes, including by maintaining and making available to Bonanza and Fairstar all books, records and other information related to Taxes;

(s)                 forthwith after the date hereof, Taurus shall take all reasonable steps to obtain written advice from a firm of investment dealers or other qualified Persons respecting the fairness of the transactions contemplated by the Arrangement in a form that is customary to present to the Taurus Shareholders and to the Court;

(t)                 Taurus will use its best efforts to remain a Foreign Private Issuer; and

(u)                 Taurus will comply with all applicable reporting requirements under the 1934 Act with respect to information that, after the date of this Agreement, Taurus makes or is required to make public, files or required to file or distributes or is required to distribute in the manner described in the foregoing paragraph, and Taurus will otherwise comply with all United States Securities Laws applicable to Taurus.

Covenants of Taurus Regarding Non-Solicitation

4.2                              Subject to §4.13, Taurus will not, directly or indirectly, through any officer, director, employee, representative or agent of Taurus or any of the Taurus Subsidiaries:

(a)                 solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal;

(b)                 participate in any discussions or negotiations regarding any Acquisition Proposal;

(c)                 withdraw or modify in a manner adverse to Bonanza or Fairstar the approval of the Taurus Board of the transactions contemplated hereby;

(d)                 approve or recommend any Acquisition Proposal; or

(e)                 enter into any agreement, arrangement or understanding related to any Acquisition Proposal.

Nothing in this Agreement will prevent the Taurus Board, before the issuance of the Final Order, from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to §4.4, regarding an unsolicited bona fide written Acquisition Proposal that did not arise as a result of a breach of this §4.2 and that the Taurus Board determines in good faith, after consultation with financial advisors and outside counsel, is reasonably likely to result in a Superior Proposal. Before taking such action, the Taurus Board must receive advice of counsel that it is appropriate that the Taurus Board take such action in order to discharge properly its fiduciary duties. Taurus will not consider, negotiate, accept, approve or recommend an Acquisition Proposal after the date of the issuance of the Final Order. Taurus will, and will cause the officers, directors, employees, representatives and agents of Taurus and the Taurus Subsidiaries to, cease immediately all discussions and negotiations being held as of the date hereof regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

Taurus Notice to Bonanza and Fairstar

4.3                              Taurus will forthwith notify Bonanza and Fairstar, at first orally and then in writing, of any Acquisition Proposal and any inquiry that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to Taurus or any of the Taurus Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Taurus or any of the Taurus Subsidiaries by any Person that informs Taurus or the Taurus Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice will include a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, inquiry or contact and provide such other details of the proposal, inquiry or contact as Bonanza or Fairstar may reasonably request. Taurus will

(a)                 keep Bonanza and Fairstar fully informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry, and

(b)                 provide to Bonanza and Fairstar as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Taurus or any Taurus Subsidiary from any Person in connection with any Acquisition Proposal sent or provided by Taurus to any Person in connection with any Acquisition Proposal and Bonanza and Fairstar agree to keep such information confidential in accordance with the terms of the Non-Disclosure Agreement.

Taurus Third Party Confidentiality

4.4                              If Taurus receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and Taurus is permitted, as contemplated under §4.2(b), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Taurus Board may, subject to the execution by such Person of a confidentiality agreement containing a standstill provision substantially similar to that contained in the Non-Disclosure Agreement or such other confidentiality agreement then in effect between Taurus and Bonanza, provide such Person with access to information regarding Taurus except that the Person making the Acquisition Proposal will not be precluded under such confidentiality agreement from making the Acquisition Proposal (but not any material amendment thereto) and provided further that Taurus sends a copy of any such confidentiality agreement to Bonanza promptly upon its execution and Bonanza is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

Taurus Notice to Representatives

4.5                              Taurus will use its reasonable best efforts to ensure that its officers, directors and employees and the Taurus Subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of §4.2, §4.3 and §4.4, and it will be responsible for any breach by its and their officers, directors, employees, financial advisors or other advisors or representatives.

Taurus Withdrawal of Approval

4.6                              Notwithstanding §4.2(c), the Taurus Board may withdraw or modify in a manner adverse to Bonanza the approval of the Taurus Board of the transactions contemplated hereby if a Specified Bonanza Event has occurred and is continuing.

Covenants of Bonanza

4.7                              Bonanza covenants and agrees with Taurus and Fairstar that, prior to the Effective Date, unless Taurus shall otherwise agree in writing or as expressly contemplated or permitted by this Agreement:

(a)                 Bonanza shall, and shall cause each of the Bonanza Subsidiaries to, conduct its and their respective business only in, not take any action except in, and maintain their respective facilities in, the usual, ordinary and regular course of business and consistent with past practice;

(b)                 Bonanza shall not, and shall cause each of the Bonanza Subsidiaries to not, directly or indirectly do or permit to occur any of the following:

(i)                 issue, sell, pledge, lease, dispose of or encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of the Bonanza Subsidiaries to issue, sell, pledge, lease, dispose of or encumber or agree to issue, sell, pledge, lease, dispose of or encumber):

(A)                 any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, Bonanza or any of the Bonanza Subsidiaries (other than pursuant to the exercise of the Bonanza Warrants or the Bonanza Options), or

(B)                 except in the ordinary course of business, any assets of Bonanza or of any of the Bonanza Subsidiaries;

(ii)                amend or propose to amend its constating documents or that of any of the Bonanza Subsidiaries other than as required to transition Bonanza under the BCBCA and to organize Newco;

(iii)               whether through the Bonanza Board or otherwise, accelerate the vesting of any unvested Bonanza Options or the expiry date of any Bonanza Options or otherwise amend, vary or modify the Bonanza Stock Option Plan;

(iv)                consolidate, split, combine or reclassify any outstanding securities, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to such securities;

(v)                 redeem, purchase or offer to purchase (or permit any of the Bonanza Subsidiaries to redeem, purchase or offer to purchase) any Bonanza Shares or other securities of Bonanza;

(vi)                reorganize, amalgamate or merge Bonanza or any of the Bonanza Subsidiaries with any other Person;

(vii)               reduce the share capital of Bonanza or any of the Bonanza Subsidiaries;

(viii)              except with respect to the sale of assets of Bonanza or any Bonanza Subsidiary in the ordinary and regular course of business consistent with past practice, sell, pledge, encumber, lease or otherwise dispose of any material assets (other than relating to transactions between two or more wholly-owned Bonanza Subsidiaries or between such Bonanza Subsidiary and Bonanza);

(ix)                guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities except in the ordinary and regular course of business consistent with past practice;

(x)                 except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims (including claims in respect of Taxes) or liabilities prior to the same being due, except such as have been reserved against in the financial statements of either Bonanza or the Bonanza Subsidiaries or disclosed in Schedule E, which are, individually or in the aggregate, material; (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(xi)                settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

(xii)                except in the usual, ordinary and regular course of business and consistent with past practice or as required by Applicable Laws enter into or modify (or permit the Bonanza Subsidiaries to enter into or modify) in any material respect any contract, agreement, license, franchise, Bonanza Environmental Permit, lease, transaction, commitment or arrangement or other right or obligation or which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be a Material Adverse Change with respect to Bonanza or any Bonanza Subsidiary;

(xiii)               without limitation, amend or propose to amend, or waive any material rights under, any Bonanza Material Contract whether or not such amendment or wavier would constitute a Material Adverse Change with respect to Bonanza or any Bonanza Subsidiary;

(xiv)              acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person;

(xv)                establish, amend or renew any employment, benefit or compensation plan, policy, agreement or arrangement with or covering any current or former employee or director of, or independent contractor with respect to, Bonanza or any Bonanza Subsidiary;

(xvi)               change any accounting method, principle or practice except as required by Applicable Laws; or

(xvii)               make or change any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended Tax Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, or take or omit to take (other than in the ordinary course of business or as required by law) any other action, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of either increasing the liability of Bonanza or any Bonanza Subsidiary for Taxes or reducing any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute of Bonanza or any Bonanza Subsidiary which could potentially be useful in respect of reducing Taxes, without the prior written consent of Bonanza and Fairstar;

(c)                 Bonanza shall, and shall cause each of the Bonanza Subsidiaries to:

(i)                 use its reasonable best efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

(ii)                incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice, and not, in any event, exceeding $50,000 individually or in the aggregate;

(d)                 Bonanza shall, and shall cause each of the Bonanza Subsidiaries to, not enter into or change the terms of, in any material way, or vary the pay, in any material way, with respect to any employment, consulting or severance agreement or other similar arrangement with any of their directors or officers or pay any compensation to any such director or officer other than as explicitly provided in any such agreement as disclosed in writing to Taurus and Fairstar prior to the execution hereof or except for changes permitted by this §4.7(d) or as agreed in writing by Taurus and Fairstar acting reasonably;

(e)                 Bonanza shall use its reasonable best efforts, and cause each of the Bonanza Subsidiaries to use its reasonable best efforts, to preserve intact their respective business organizations and goodwill, their respective rights under the Bonanza Material Contracts, to not do any thing or fail to do something which would lead to a breach under any Bonanza Material Contract, to keep available the services of its and their officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them; not take any action, or permit any of the Bonanza Subsidiaries to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Date if then made; and promptly notify Taurus and Fairstar orally and in writing of any Material Adverse Change of Bonanza or the Bonanza Subsidiaries and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(f)                 Bonanza shall use its reasonable best efforts to, in a timely and expeditious manner and in cooperation with Taurus, finalize and mail the Joint Information Circular on or before February 18, 2005, which circular shall contain a recommendation of the Bonanza Board that the Bonanza Shareholders vote in favour of the Arrangement at the Bonanza Meeting, file the Joint Information Circular on SEDAR and on Form 6K under the 1934 Act, and mail the Joint Information Circular to the Bonanza Shareholders and the holders of Bonanza Options and Bonanza Warrants in accordance with the Interim Order and Applicable Securities Laws;

(g)                 except as contemplated in this Agreement, Bonanza and the Bonanza Subsidiaries will not engage in any business, enterprise or other activity different from that carried on by them at the date of this Agreement that would result in a Material Adverse Change of Bonanza, or enter into any transaction or incur (except in respect of obligations or liabilities to which they are already legally subject) any material obligation, expenditure or liability other than in the ordinary course of their business, as presently conducted;

(h)                 Bonanza will furnish to Taurus and Fairstar such information, in addition to the information contained in this Agreement, relating to the financial condition, business, properties and affairs of Bonanza and the Bonanza Subsidiaries as may reasonably be requested by Taurus or Fairstar, which information will be true and complete in all material respects and will not contain a Misrepresentation;

(i)                 Bonanza will ensure that the information and financial statements and other information related to Bonanza and the Bonanza Subsidiaries and provided by Bonanza to Taurus and Fairstar, will be true, correct and complete in all material respects and will not contain any Misrepresentation;

(j)                 Bonanza will do all such other acts and things as may be necessary or desirable in order to give effect to the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Bonanza will use its reasonable best efforts to transition under the BCBCA and to provide such information and execute such documents as counsel for Taurus or Fairstar may advise are necessary or desirable for the implementation of the Arrangement;

(k)                 Bonanza will give Taurus and Fairstar prompt oral and written notice of any purported exercise of any Dissent Right, withdrawals of such exercise, and any other similar instruments delivered pursuant to the Interim Order or otherwise and received by Bonanza;

(l)                 Bonanza will promptly notify Taurus and Fairstar in writing

(i)                if Bonanza becomes aware that any of Bonanza’s representations and warranties in this Agreement is untrue or inaccurate in any material respect, or

(ii)                if there has been, or is reasonably expected to be, any material breach of any covenant or agreement of Bonanza contained in this Agreement;

(m)                 Bonanza shall use its reasonable best efforts to hold the Bonanza Meeting on or before March 21, 2005 and solicit approval of Bonanza Shareholders for the Arrangement;

(n)                 Bonanza shall act in good faith and co-operate with Taurus in

(i)                the preparation of the Joint Information Circular, and

(ii)                the preparation of the applications to the Court for each of the Interim Order and Final Order;

(o)                Bonanza shall, forthwith after the Bonanza Meeting, deliver to Taurus and Fairstar certified copies of the Special Resolutions of Bonanza Shareholders duly passed at the Bonanza Meeting approving the Arrangement and the consummation of the transactions contemplated thereby;

(p)                 Bonanza shall, concurrent with the execution hereof, deliver to Taurus and Fairstar certified copies of resolutions duly passed by the Bonanza Board approving this Agreement and the consummation of the transactions contemplated hereby;

(q)                 Bonanza shall, or shall cause each Bonanza Subsidiary to

(i)                 timely prepare and file with the relevant Governmental Entities all Tax Returns of Bonanza and each Bonanza Subsidiary the due date for filing of which, determined taking into account extensions, is on or before the Effective Date. Any Tax Return described in the preceding sentence shall be prepared on a basis consistent with the past practices of Bonanza or each such Bonanza Subsidiary, as applicable, and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions);

(ii)               reasonably cooperate, and each shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, resolving all disputes and audits with respect to all taxable periods relating to Taxes, and in any other matters relating to Taxes, including by maintaining and making available to Taurus and Fairstar all books, records and other information related to Taxes;

(r)                 forthwith after the date hereof, Bonanza shall take all reasonable steps to obtain written advice from a firm of investment dealers or other qualified Person respecting the fairness of the transactions contemplated by the Arrangement in a form that is customary to present to the Bonanza Shareholders and to the Court;

(s)                 Bonanza shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by this Agreement and the Plan of Arrangement, including the execution and delivery of such documents as Taurus and Fairstar may reasonably require, and to use its reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, approvals and filings under Applicable Securities Laws and of the TSX and TSX-V, and submissions of information requested by Governmental Entities;

(t)                 Bonanza will use its best efforts to remain a Foreign Private Issuer;

(u)                 as soon as practicable, but in no event later than the date on which the Joint Information Circular is finalized and mailed, Bonanza shall (i) prepare and file an annual report on Form 20-F for its fiscal year ended December 31, 2003 and (ii) prepare and furnish one or more current reports on Form 6-K including all materials that, from January 1, 2004 through the date of this Agreement, Bonanza has (A) made or been required to make public pursuant to Canadian federal or provincial law, (B) filed or been required to file with a stock exchange on which its securities are traded, if such information was made public by such stock exchange, or (C) distributed or been required to distribute to its securityholders (excluding, however, any materials not required to be furnished pursuant to the instructions included in Form 6-K), and (iii) such other filings as may be required by the United States Securities and Exchange Commission, in each case, in compliance with all applicable requirements of the United States Securities Laws; and

(v)                 Bonanza will comply with all applicable reporting requirements under the 1934 Act with respect to information that, after the date of this Agreement, Bonanza makes or is required to make public, files or required to file or distributes or is required to distribute in the manner described in the foregoing paragraph, and Bonanza will otherwise comply with all United States Securities Laws applicable to Bonanza.

Covenants of Bonanza Regarding Non-Solicitation

4.8                              Subject to §4.13, Bonanza will not, directly or indirectly, through any officer, director, employee, representative or agent of Bonanza or any of the Bonanza Subsidiaries:

(a)                 solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal;

(b)                 participate in any discussions or negotiations regarding any Acquisition Proposal;

(c)                 withdraw or modify in a manner adverse to Taurus or Fairstar the approval of the Bonanza Board of the transactions contemplated hereby;

(d)                 approve or recommend any Acquisition Proposal; or

(e)                 enter into any agreement, arrangement or understanding related to any Acquisition Proposal.

Nothing in this Agreement will prevent the Bonanza Board, before the issuance of the Final Order, from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to §4.10, regarding an unsolicited bona fide written Acquisition Proposal that did not arise as a result of a breach of this §4.8 and that the Bonanza Board determines in good faith, after consultation with financial advisors and outside counsel, is reasonably likely to result in a Superior Proposal. Before taking such action, the Bonanza Board must receive advice of outside counsel that it is appropriate that the Bonanza Board take such action in order to discharge properly its fiduciary duties. Bonanza will not consider, negotiate, accept, approve or recommend an Acquisition Proposal after the date of the issuance of the Final Order. Bonanza will, and will cause the officers, directors, employees, representatives and agents of Bonanza and the Bonanza Subsidiaries to, cease immediately all discussions and negotiations being held as of the date hereof regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

Bonanza Notice to Taurus and Fairstar

4.9                              Bonanza will forthwith notify Taurus and Fairstar, at first orally and then in writing, of any Acquisition Proposal and any inquiry that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to Bonanza or any of the Bonanza Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Bonanza or any of the Bonanza Subsidiaries by any Person that informs Bonanza or the Bonanza Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice will include a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, inquiry or contact and provide such other details of the proposal, inquiry or contact as Taurus or Fairstar may reasonably request. Bonanza will

(a)                 keep Taurus and Fairstar fully informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry, and

(b)                 provide to Taurus and Fairstar as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Bonanza or any Bonanza Subsidiary from any Person in connection with any Acquisition Proposal sent or provided by Bonanza to any Person in connection with any Acquisition Proposal and Taurus and Fairstar each agree to keep such information confidential in accordance with the terms of the Non-Disclosure Agreement.

Bonanza Third Party Confidentiality

4.10                             If Bonanza receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and Bonanza is permitted, as contemplated under §4.8(b), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Bonanza Board may, subject to the execution by such Person of a confidentiality agreement containing a standstill provision substantially similar to that contained in the Non-Disclosure Agreement or such other confidentiality agreement then in effect between Taurus and Bonanza, provide such Person with access to information regarding Bonanza except that the Person making the Acquisition Proposal will not be precluded under such confidentiality agreement from making the Acquisition Proposal (but not any material amendment thereto) and provided further that Bonanza sends a copy of any such confidentiality agreement to Taurus promptly upon its execution and Taurus is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

Bonanza Notice to Representatives

4.11                             Bonanza will use its reasonable best efforts to ensure that its officers, directors and employees and the Bonanza Subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of §4.8, §4.9 and §4.10, and it will be responsible for any breach by its and their officers, directors, employees, financial advisors or other advisors or representatives.

Bonanza Withdrawal of Approval

4.12                             Notwithstanding §4.8(c), the Bonanza Board may withdraw or modify in a manner adverse to Bonanza the approval of the Bonanza Board of the transactions contemplated hereby if a Specified Taurus Event has occurred and is continuing.

Notice of Superior Proposal Determination

4.13                             Any one of Bonanza, Taurus, or Fairstar (the “Notifying Company”) may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal if, and only if

(a)                 it has provided the two other companies (the “Other Companies”) with a copy of the Superior Proposal document,

(b)                 ten Business Days shall have elapsed from the later of the date the Other Companies received written notice from the Notifying Company advising the Board of the Notifying Company has resolved, subject only to compliance with this §4.13 and termination of this Agreement, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and the date the Notifying Company received a copy of such Superior Proposal, and

(c)                 it has previously or concurrently will have

(i)                 paid to the Other Companies the Termination Fee, if any, payable under §6.7, and

(ii)                terminated this Agreement pursuant to Article 6.

During such ten Business Day period, the Notifying Company agrees the Other Companies will have the right, but not the obligation, to offer to amend the terms of this Agreement. The Notifying Company will review any offer by the Other Companies to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the Other Companies’ offer upon acceptance by the Notifying Company would result in such Superior Proposal ceasing to be a Superior Proposal. If the Notifying Company so determines, it will enter into an amended agreement with the Other Companies reflecting the Other Companies’ amended proposal. If the Notifying Company continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects the Other Companies’ amended proposal, the Notifying Company may terminate this Agreement pursuant to §6.4; provided, however, that the Notifying Company must concurrently pay to the Other Companies the Termination Fee, if any, payable to the Other Companies under §6.7 and must concurrently with termination enter into a definitive agreement with respect to such Acquisition Proposal. The Companies acknowledge and agree that payment of the Termination Fee, if any, payable under §6.7 is a condition to valid termination of this Agreement under §6.4 and this §4.13.

The parties also acknowledge and agree that each successive modification of any Acquisition Proposal will constitute a new Acquisition Proposal for purposes of the requirement under §4.7(b) to initiate an additional ten Business Day notice period.

Covenants of Fairstar

4.14                             Fairstar covenants and agrees with Bonanza and Taurus that, prior to the Effective Date, unless Bonanza shall agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)                 Fairstar shall continue to wholly own FairstarSub;

(b)                 Fairstar shall transfer to FairstarSub forthwith upon receiving Fairstar Shareholders Approval all right, title and interest it has in and relating to the Fenelon Project and Casa Berardi Claims free and clear of all charges, claims and encumbrances, including, but not limited to all related rights, personal property, equipment, agreements, licences, insurance, permits and all other documents related thereto, and shall provide written confirmation to Bonanza and Taurus, to its satisfaction, acting reasonably, of the completion of such transfer;

(c)                Fairstar shall not, and shall ensure FairstarSub does not, without limitation, amend or propose to amend, or waive any rights under, any Fairstar Fenelon Contract;

(d)                 Fairstar shall, and shall cause FairstarSub only in respect of the Fenelon Project and Casa Berardi Claim to use its reasonable best efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)                 Fairstar shall permit Bonanza, Taurus and their officers, directors, employees, consultants and advisers, at all reasonable times, access to the books, records and data of Fairstar and FairstarSub insofar as they relate to the Fenelon Project and the Casa Berardi Claims;

(f)                 Fairstar shall, in a timely and expeditious manner, finalize and mail the Fairstar Information Circular on or before February 18, 2005, which circular shall contain a recommendation of the Fairstar Board that the Fairstar Shareholders vote in favour of the Fairstar Shareholders Approval, file the Fairstar Information Circular on SEDAR and mail the Fairstar Information Circular to the Fairstar Shareholders in accordance with Applicable Securities Law;

(g)                 Fairstar will furnish to Bonanza and Taurus such information, in addition to the information contained in this Agreement, relating to the Fenelon Project and Casa Berardi Claims as may reasonably be requested by Bonanza or Taurus, which information will be true and complete in all material respects and will not contain a Misrepresentation;

(h)                 Fairstar will do all such other acts and things as may be reasonably required in order to give effect to the transactions contemplated by this Agreement;

(i)                 Fairstar will promptly notify Bonanza and Taurus in writing

(i)                 if Fairstar becomes aware that any of Fairstar’s representations and warranties in this Agreement is untrue or inaccurate in any material respect, or

(ii)                if there has been, or is reasonably expected to be, any material breach of any covenant or agreement of Fairstar contained in this Agreement,

(j)                 Fairstar shall use its reasonable best efforts to hold the Fairstar Meeting on or before March 21, 2005 and solicit approval for the Fairstar Shareholders Approval;

(k)                 Fairstar shall, forthwith after the Fairstar Meeting, deliver to each of Bonanza and Taurus certified copies of the Special Resolutions duly passed at the Fairstar Meeting evidencing the Fairstar Shareholders Approval;

(l)                 Fairstar shall, concurrent with the execution hereof, deliver to each of Bonanza and Taurus certified copies of resolutions duly passed by the Fairstar Board approving this Agreement and the consummation of the transactions contemplated hereby; and

(m)                 Fairstar shall not transfer or assign the Newco Shares to be issued to Fairstar pursuant to the Plan of Arrangement to any person except in accordance with Applicable Securities Laws, such transfer or assignment to be subject to the approval of Newco and receipt of opinion from counsel in a form acceptable to Newco that such transfer or assignment would not result in the violation of any Applicable Securities Laws.

Covenants of Fairstar Regarding Non-Solicitation

4.15                             Subject to §4.13, Fairstar will not, directly or indirectly, through any officer, director, employee, representative or agent of Fairstar or FairstarSub:

(a)                 solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal;

(b)                 participate in any discussions or negotiations regarding any Acquisition Proposal;

(c)                 withdraw or modify in a manner adverse to Bonanza or Taurus the approval of the Fairstar Board of the transactions contemplated hereby;

(d)                 approve or recommend any Acquisition Proposal; or

(e)                 enter into any agreement, arrangement or understanding related to any Acquisition Proposal.

Nothing in this Agreement will prevent the Fairstar Board, before the issuance of the Final Order, from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to §4.17, regarding an unsolicited bona fide written Acquisition Proposal that did not arise as a result of a breach of this §4.15 and that the Fairstar Board determines in good faith, after consultation with financial advisors and outside counsel, is reasonably likely to result in a Superior Proposal. Before taking such action, the Fairstar Board must receive advice of outside counsel that it is appropriate that the Fairstar Board take such action in order to discharge properly its fiduciary duties. Fairstar will not consider, negotiate, accept, approve or recommend an Acquisition Proposal after the date of the issuance of the Final Order. Fairstar will, and will cause the officers, directors, employees, representatives and agents of Fairstar and FairstarSub to, cease immediately all discussions and negotiations being held as of the date hereof regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

Fairstar Notice to Bonanza and Taurus

4.16                             Fairstar will forthwith notify Bonanza and Taurus, at first orally and then in writing, of any Acquisition Proposal and any inquiry that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to the Fenelon Project or Casa Berardi Claims in connection with an Acquisition Proposal by any Person that informs Fairstar that it is considering making, or has made, an Acquisition Proposal. Such notice will include a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, inquiry or contact and provide such other details of the proposal, inquiry or contact as Bonanza or Taurus may reasonably request. Fairstar will

(a)                 keep Bonanza and Taurus fully informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry, and

(b)                 provide to Bonanza and Taurus as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Fairstar or FairstarSub from any Person in connection with any Acquisition Proposal sent or provided by Fairstar to any Person in connection with any Acquisition Proposal and Bonanza and Taurus each agree to keep such information confidential.

Fairstar Third Party Confidentiality

4.17                             If Fairstar receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and Fairstar is permitted, as contemplated under §4.15(b), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Fairstar Board may, subject to the execution by such Person of a confidentiality agreement containing a standstill provision substantially similar to that contained in the Non-Disclosure Agreement, provide such Person with access to information regarding Fairstar’s right, title and interest in the Fenelon Project and Casa Berardi Claims except that the Person making the Acquisition Proposal will not be precluded under such confidentiality agreement from making the Acquisition Proposal (but not any material amendment thereto) and provided further that Fairstar sends a copy of any such confidentiality agreement to Bonanza and Taurus promptly upon its execution and Bonanza and Taurus are provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

Fairstar Notice to Representatives

4.18                             Fairstar will use its reasonable best efforts to ensure that its officers, directors and employees and FairstarSub and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of §4.15, §4.16 and §4.17, and it will be responsible for any breach by its and their officers, directors, employees, financial advisors or other advisors or representatives.

Fairstar Withdrawal of Approval

4.19                             Notwithstanding §4.15(c), the Fairstar Board may withdraw or modify in a manner adverse to Bonanza or Taurus the approval of the Fairstar Board of the transactions contemplated hereby if a Specified Bonanza Event or Specified Taurus Event, respectively, has occurred and is continuing.

Confidentiality

4.20                             Except as provided herein, the Companies will keep information received by them pursuant to this Agreement which is not in the public domain, confidential except to provide access to same to the other Companies and their respective advisors. In the event of termination hereof, each of the Companies shall return to the Company which provided documents to it, such documents without retaining a copy of same.

Covenants of Newco

4.21                             Newco covenants and agrees with Bonanza, Taurus and Fairstar that:

(a)                 Newco shall take such action as may be necessary to ensure that there shall not be any impediment to the general free tradability in Canada of the Newco Shares to be issued, or issuable pursuant to the exercise of Newco Options and Newco Warrants, in connection with the Arrangement after the Effective Date, subject only to any restrictions of general application imposed under Canadian Securities Laws and any restrictions under United States Securities Laws for affiliates;

(b)                 Newco shall use its reasonable best efforts to deliver to Bonanza, Taurus and Fairstar evidence of the approval or conditional approval of the TSX-V of the listing on such stock exchange of the Newco Shares issuable to Bonanza Shareholders, Taurus Shareholders and to Fairstar pursuant to the Arrangement, subject only to compliance with the usual requirements of such exchange;

(c)                 Newco shall deliver to Bonanza, Taurus and Fairstar certified copies of resolutions duly passed by the Newco Board approving this Agreement and the consummation of the transactions contemplated hereby and conditionally resolving to allot for issuance the aggregate number of Newco Shares that may be required to be issued in accordance with the terms of this Agreement and the Plan of Arrangement as well as upon the issuance of the Newco Options and Newco Warrants;

(d)                 Newco shall, if required under the 1934 Act, furnish a Form 6-K promptly following the Effective Time disclosing its succession to the reporting obligations of Bonanza; and

(e)                 if required, in the opinion of counsel to Newco, in order to be able to permit any holders of Taurus Options or Bonanza Options to exercise the options to purchase Newco Shares, that they receive in the Arrangement in compliance with any United States Securities Laws, Newco will, within 60 days of the Effective Date, use reasonable commercial efforts to register such Newco Shares for issuance on Form S-8 under the 1933 Act.

Financial Information

4.22                             Each of Bonanza and Taurus will provide the other Company and Fairstar with monthly consolidated unaudited financial statements certified by its Chief Executive Officer or Chief Financial Officer until the Effective Date to supplement its publicly filed financial statements. Each of Bonanza and Taurus will provide the other Company and Fairstar working papers supporting all such financial disclosure to the extent required by the other to verify the disclosure contained therein.

Fenelon Litigation Deemed Consent and No Prejudice on Termination

4.23                             Until the earlier of the Effective Time and termination hereof, neither Taurus nor Fairstar shall actively prosecute or defend the Fenelon Litigation (except for filings which are legally mandatory) and neither of them shall require strict compliance of the other with respect to the time requirements for any civil procedure matters. The obligation of mutual disclosure and access to records hereunder shall not extend to require either Taurus or Fairstar to disclose anything to any other Company in connection with the Fenelon Litigation which is subject to privilege or not otherwise discoverable. On the Effective Date, each of Fairstar and Taurus shall be deemed to have given each other consents, whether actually required or only for greater certainty, under their Fenelon Project joint venture agreement to effect the transfers of Fenelon Project interests to the extent contemplated by the Plan of Arrangement.

If for any reason Fairstar does not participate in the Arrangement because this Agreement has terminated insofar as Fairstar is concerned, then notwithstanding anything else herein contained, neither this Agreement nor any prior discussion, letter agreement or other matter in connection with the Arrangement or this Agreement shall prejudice any right of Fairstar as plaintiff in the Fenelon Litigation nor restrict it from any argument in connection with the correct interpretation of the Fenelon Project joint venture agreement nor shall such termination in any way prejudice Taurus from any similar right including a right of counterclaim.

Change of Newco Name

4.24                             The parties acknowledge and agree that Newco shall change its name to one containing the word “Bonanza”, and Newco shall effect such change of its name prior to the completion of the Joint Information Circular.

U.S. Tax Matters

4.25                             Each Company, to the extent it is required to make any filings in the U.S. or in respect of a U.S. securityholder, agrees that it shall (a) report the Arrangement as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1) of the Code and/or as a transaction that satisfies the requirements of Section 351(a) of the Code on its U.S. federal Tax Returns and (b) retain such records and file such information with the Internal Revenue Service as is required to be retained and filed pursuant to Treasury Regulation Section 1.368 -3 and/or Treasury Regulation 1.351 -3 in connection with the Arrangement. No Company shall take any action, fail to take any action, cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent the Arrangement from qualifying as a

“reorganization” within the meaning of Section 368(a) of the Code or as a transaction that satisfies the requirements of Section 351(a) of the Code.

ARTICLE 5

CONDITIONS PRECEDENT

Mutual Conditions Precedent of Taurus and Bonanza

5.1                              The respective obligations of Taurus and Bonanza hereto to complete the transactions contemplated herein shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by mutual consent of Taurus and Bonanza:

(a)                 the Arrangement, with or without amendment, and the transactions contemplated thereby, shall have been approved by the requisite majority of Taurus Shareholders at the Taurus Meeting and by the requisite majority of Bonanza Shareholders at the Bonanza Meeting;

(b)                 the Final Order shall have been granted by the Court, which order shall include the Plan of Arrangement and shall rule on the fairness of the Arrangement as required by section 3(a)(10) of the 1933 Act;

(c)                 there will not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there will be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof;

(d)                 the approval of the TSX-V and AMF to the transactions contemplated by this Agreement;

(e)                 Dissent Rights will not have been exercised prior to the Effective Date by holders of 2% or more of the total number of either the Bonanza Shares or the Taurus Shares outstanding, respectively, at such time;

(f)                the acceptance of the Plan of Arrangement for filing by the Registrar, and

(g)                 this Agreement shall not have been terminated pursuant to Article 6.

Additional Conditions Precedent to Obligations of Taurus

5.2                              The obligation of Taurus to complete the transactions contemplated herein is subject to the satisfaction, on or before the Effective Date, of each of the following conditions, which conditions are for the sole benefit of Taurus and may be waived by it in whole or in part by notice in writing to Bonanza and Fairstar without prejudice to the rights of Taurus to rely on any other condition:

(a)                 Taurus, acting reasonably, shall be satisfied that no Material Adverse Change has occurred with respect to Bonanza (on a consolidated basis) from the date hereof to the Effective Date;

(b)                 each representation and warranty of Bonanza contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Change with respect to Bonanza or any Bonanza Subsidiary, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Change” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to Schedule E made or purported to have been made after the date of this Agreement shall be disregarded). Taurus shall have received a certificate dated the Effective Date, with respect to the foregoing signed on behalf of Bonanza by a senior officer of Bonanza;

(c)                 each of the covenants, acts and undertakings of Bonanza to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been performed in all material respects by Bonanza;

(d)                 Taurus shall have received written advice from a qualified person acceptable to the TSX-V to the general effect that the transactions contemplated by the Arrangement are, from a financial point of view, within a range of values that can be considered to be fair to Taurus Shareholders; and

(e)                 Bonanza shall have delivered to Taurus (in form and content satisfactory to Taurus) the consents required pursuant to the “change of control” clauses, if any, in those agreements described in Schedule I and Bonanza will have obtained any necessary third party consents listed in Schedule E.

5.3                              Taurus may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Taurus with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Taurus in complying with its obligations hereunder.

Additional Conditions Precedent to Obligations of Bonanza

5.4                              The obligation of Bonanza to complete the transactions contemplated herein is subject to the satisfaction of each of the following conditions on or before the Effective Date, which conditions are for the sole benefit of Bonanza and may be waived by it in whole or in part by notice in writing to Taurus and Fairstar without prejudice to the rights of Bonanza to rely on any other condition:

(a)                 Bonanza, acting reasonably, shall be satisfied that no Material Adverse Change has occurred with respect to Taurus (on a consolidated basis) from the date hereof to the Effective Date;

(b)                 each representation and warranty of Taurus contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Change with respect to Taurus (on a consolidated basis), (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Change” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to Schedule C made or purported to have been made after the date of this Agreement shall be disregarded). Bonanza shall have received a certificate dated the Effective Date, with respect to the foregoing signed on behalf of Taurus by a senior officer of Taurus;

(c)                 each of the covenants, acts and undertakings of Taurus to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been performed in all material respects by Taurus;

(d)                 Bonanza shall have received written advice from a qualified person acceptable to the TSX-V to the general effect that the transactions contemplated by the Arrangement are, from a financial point of view, within a range of values that can be considered to be fair to Bonanza Shareholders; and

(e)                 Taurus shall have delivered to Bonanza (in form and content satisfactory to Bonanza) the consents required pursuant to the “change of control” clauses, if any, in those agreements described in Schedule G and Taurus will have obtained necessary third party consents, if any, listed in Schedule C.

5.5                              Bonanza may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Bonanza with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Bonanza in complying with its obligations hereunder.

Conditions Precedent to Obligations of Fairstar

5.6                              The obligation of Fairstar to complete the transactions contemplated herein is subject to the satisfaction of each of the following conditions on or before the Effective Date, which conditions are for the sole benefit of Fairstar and may be waived by it in whole or in part by notice in writing to Bonanza and Taurus without prejudice to the rights of Fairstar to rely on any other condition:

(a)                 Fairstar, acting reasonably, shall be satisfied that no Material Adverse Change has occurred with respect to Taurus (on a consolidated basis) or Bonanza (on a consolidated basis) from the date hereof to the Effective Date;

(b)                 each representation and warranty of Taurus contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Change with respect to Taurus (on a consolidated basis), (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Change” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to Schedule C made or purported to have been made after the date of this Agreement shall be disregarded). Fairstar shall have received a certificate dated the Effective Date, with respect to the foregoing signed on behalf of Taurus by a senior officer of Taurus;

(c)                 each representation and warranty of Bonanza contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Change with respect to Bonanza (on a consolidated basis), (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Change” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to Schedule E made or purported to have been made after the date of this Agreement shall be disregarded). Fairstar shall have received a certificate dated the Effective Date, with respect to the foregoing signed on behalf of Bonanza by a senior officer of Bonanza;

(d)                 Fairstar shall have received written advice from a qualified person acceptable to the TSX to the general effect that the transactions contemplated by the Arrangement are, from a financial point of view, within a range of values that can be considered to be fair to Fairstar Shareholders;

(e)                each of the covenants, acts and undertakings of Bonanza and Taurus to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been performed in all material respects by Bonanza and Taurus, and dissent rights shall not have been exercised by holders of 2% or more of either the Taurus Shares or the Bonanza Shares, respectively, at such time unless Taurus and Bonanza have waived their termination rights relative to any excess Dissent Rights;

(f)                Fairstar shall have received the Fairstar Shareholders Approval and TSX and AMF acceptance hereof; and

(g)                Fairstar shall have received any third party consents that are reasonably necessary to permit the Arrangement to be completed.

5.7                              Fairstar may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Fairstar with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Fairstar in complying with its obligations hereunder.

Notice and Cure Provisions

5.8                              A Company will give prompt notice to the others, of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)                 cause any of the representations or warranties of the other parties contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

(b)                 result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of the others hereunder prior to the Effective Date.

None of the Companies may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained herein, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Registrar, one of the Companies (the “Non-Defaulting Company”) has delivered a notice to one of the other Companies (the “Defaulting Company”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Non-Defaulting Company is asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Defaulting Company is proceeding diligently to cure such matter, if such matter is susceptible to being cured, a Non-Defaulting Company may not terminate this Agreement as a result thereof until the expiration of a period of 30 days from such notice. If such notice has been delivered before the application for the Final Order or the filing of the Final Order with the Registrar occurs, such application and such filing will be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated.

Satisfaction of Conditions

5.9                              The conditions precedent set out in §5.1, §5.2, §5.4 and §5.6 will be conclusively deemed to have been satisfied, waived or released when, with the agreement of Bonanza and Taurus, a certified copy of the Final Order is accepted for filing by the Registrar.

Co-operation

5.10                             Each of the Companies will use all reasonable best efforts to satisfy each of the conditions precedent to be satisfied by it and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws, to permit the completion of the Arrangement in accordance with the provisions of this Agreement and to consummate and make effective all other transactions contemplated in this Agreement and to co-operate with each other in connection with the foregoing, including:

(a)                 agreeing to those changes, modifications, amendments, additions or deletions to the Arrangement as any Company may reasonably require, provided any change, modification, amendment, addition or deletion would not, in the reasonable judgment of the Company to which the request is directed, have an adverse effect on that Company or its shareholders;

(b)                 using all reasonable best efforts in connection with the preparation of documentation for submission to any Governmental Entity, the TSX-V, AMF or TSX, as applicable, the Taurus Shareholders, the Bonanza Shareholders and the Fairstar Shareholders and keeping each other informed of any requests or comments made by a Governmental Entity or the TSX-V, AMF or TSX, as applicable, in connection with that documentation;

(c)                 using all reasonable best efforts to obtain all necessary consents, approvals (including Shareholders Approvals), authorizations, waivers and orders of any Governmental Entity, the TSX-V, AMF or TSX, as applicable, and third parties as are required to be obtained by it under Applicable Laws or otherwise to complete the transactions contemplated hereby; and

(d)                 subject to §4.23, using all reasonable best efforts to lift or rescind any injunction or restraining order or other order which may be entered against it, other than the Fenelon Litigation, which injunctions or orders would prevent that party from completing the transactions contemplated hereby.

Due Diligence by Bonanza

5.11                             Forthwith following the execution of this Agreement and the receipt by Bonanza from Taurus of the following materials:

(a)                 all documentation regarding all of the Taurus Disclosure Exceptions in Schedule C;

(b)                 all available NI 43-101 Reports for all Taurus Mineral Properties;

(c)                 all Tax Returns for each of Taurus and each Taurus Subsidiary for each of the past two years; and

(d)                 such other documents as Bonanza may reasonably request;

(the “Taurus Materials”)

Bonanza agrees to conduct and complete its review and consideration of the Taurus Materials as expeditiously as would be reasonable under the circumstances and, in any event, at or before 5:00 p.m. (Vancouver time) on the day which is 10 Business Days after receipt of all of the Taurus Due Diligence Materials (the “Due Diligence Period”).

If as a result of the review by Bonanza of the Taurus Materials, there is disclosed or revealed to Bonanza the existence of any fact, circumstance or event in connection with the matters and obligations reviewed in the Taurus Materials that is or would be materially adverse to the Taurus Business, Bonanza may, before the expiry of the Due Diligence Period, terminate its obligations under this Agreement by delivering notice to Taurus, whereupon this Agreement shall terminate and be of no further force and effect.

Due Diligence by Taurus

5.12                             Forthwith following the execution of this Agreement and the receipt by Taurus from Bonanza of all documentation regarding all of the Bonanza Disclosure Exceptions in Schedule E and such other documents and records as Taurus may reasonably request (the “Bonanza Due Diligence Materials”), Taurus agrees to conduct and complete its review and consideration of the Bonanza Due Diligence Materials as expeditiously as would be reasonable under the circumstances and, in any event, at or before 5:00 p.m. (Vancouver time) on the day which is 10 Business Days after receipt of all of the Bonanza Due Diligence Materials (the “Due Diligence Period”).

If as a result of the review by Taurus of the Bonanza Due Diligence Materials, there is disclosed or revealed to Taurus the existence of any fact, circumstance or event in connection with the matters and obligations reviewed in the Bonanza Due Diligence Materials that is or would be materially adverse to Bonanza, Taurus may, before the expiry of the Due Diligence Period, terminate its obligations under this Agreement by delivering notice to Bonanza, whereupon this Agreement shall terminate and be of no further force and effect.

Due Diligence by Fairstar

5.13                             Fairstar may request copies of any of the materials referred to in §5.11, except insofar as they relate to the Fenelon Litigation and are privileged or not discoverable in the legal proceedings, and §5.12 and such other documents and records as Fairstar may reasonably request, except insofar as they relate to the Fenelon Project and the Casa Berardi Claims, and upon such request Bonanza or Taurus, as the case may be, shall provide a copy to Fairstar.

5.14                             Forthwith following the execution of this Agreement and the receipt by Fairstar from Bonanza and/or Taurus of all documentation referred to in §5.11, except insofar as they relate to the Fenelon Litigation and are privileged or not discoverable in the legal proceedings, and §5.12, except insofar as they relate to the Fenelon Project and the Casa Berardi Claims (“Taurus and Bonanza Materials”), Fairstar agrees to conduct and complete its review and consideration of the Taurus and Bonanza Materials as expeditiously as would be reasonable under the circumstances and, in any event, at or before 5:00 p.m. (Vancouver time) on the day which is 10 Business Days after receipt of all of the Taurus and Bonanza Materials (the “Due Diligence Period”).

If as a result of the review by Fairstar of the Taurus and Bonanza Materials, there is disclosed or revealed to Fairstar the existence of any fact, circumstance or event in connection with the matters and obligations reviewed in the Taurus and Bonanza Materials that is or would be materially adverse to Fairstar, Fairstar may, before the expiry of the Due Diligence Period, terminate its obligations under this Agreement by delivering notice to Bonanza and Taurus, whereupon this Agreement shall terminate and be of no further force and effect only insofar as Fairstar and FairstarSub are concerned.

ARTICLE 6

TERMINATION AND WAIVER

Termination for Bonanza Conditions

6.1                              If any condition contained in §5.1 or §5.4 is not satisfied on or before the dates noted thereon or as otherwise applicable to the satisfaction of Bonanza, then Bonanza may by notice to Taurus and Fairstar terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of Bonanza arising from any breach by Taurus or Fairstar but for which the condition would have been satisfied.

Termination for Taurus Conditions

6.2                              If any condition contained in §5.1 or §5.2 is not satisfied on or before the dates noted thereon or as otherwise applicable to the satisfaction of Taurus, then Taurus may by notice to Bonanza and Fairstar terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of Taurus arising from any breach by Bonanza or Fairstar but for which the condition would have been satisfied.

Termination of Participation in Arrangement by Fairstar

6.3                              If any condition contained in §5.1 or §5.6 is not satisfied on or before the dates noted thereon or as otherwise applicable to the satisfaction of Fairstar, then Fairstar may by notice to Bonanza and Taurus terminate the participation of Fairstar and FairstarSub in the Arrangement, and the obligations of Fairstar and FairstarSub hereunder except as otherwise herein provided shall terminate, but without detracting from the rights of Fairstar arising from any breach by Bonanza or Taurus but for which the condition would have been satisfied. Notwithstanding the said notice and termination by Fairstar, this Agreement shall remain valid and binding upon Bonanza, Taurus and Newco with respect to proceeding with the Arrangement and, in particular, Part A of section 2.2 of the Plan of Arrangement.

Other Rights of Termination of Agreement

6.4                              This Agreement may also be terminated:

(a)                 by the mutual agreement of Taurus, Fairstar and Bonanza at any time before the Effective Time;

(b)                 by either Taurus, Fairstar or Bonanza, if any law or regulation is passed that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining Bonanza, Fairstar or Taurus from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree will become final and non-appealable, however, this provision shall not apply to terminate Part A of Section 2.2 of the Plan if such law or regulation is limited to prohibiting or making illegal only Part B of Section 2.2 of the Plan;

(c)                 by Bonanza if

(i)                 the Taurus Board or any committee thereof fails to recommend, or withdraws, modifies or changes in a manner adverse to Bonanza, its approval or recommendation of this Agreement or the Arrangement, or

(ii)                through the fault of Taurus (whether by commission or omission), this Arrangement is not, on or before the 10th day before the Termination Date, submitted for the approval of the Taurus Shareholders at the Taurus Meeting,

(iii)               the Taurus Board or any committee thereof shall have approved or recommended any Acquisition Proposal,

(iv)                Taurus shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal,

(v)                 a take-over bid relating to the Taurus Shares shall have been commenced by a Person unaffiliated with Bonanza and Taurus shall not have sent to the Taurus Shareholders, within ten (10) Business Days after such take-over bid is first published, sent or given, a statement disclosing that Taurus recommends rejection of such take-over bid, or

(vi)                Taurus (or any of its officers or directors) shall have provided any recommendation to the Taurus Meeting or the Court in connection with the Final Order inconsistent with a recommendation in favour of the Arrangement;

(d)                 by Taurus if

(i)                 the Bonanza Board or any committee thereof fails to recommend, or withdraws, modifies or changes in a manner adverse to Bonanza, its approval or recommendation of this Agreement or the Arrangement, or

(ii)                through the fault of Bonanza (whether by commission or omission), this Arrangement is not, on or before the 10th day before the Termination Date, submitted for the approval of the Bonanza Shareholders at the Bonanza Meeting,

(iii)               the Bonanza Board or any committee thereof shall have approved or recommended any Acquisition Proposal,

(iv)                Bonanza shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal,

(v)                 a take-over bid relating to the Bonanza Shares shall have been commenced by a Person unaffiliated with Taurus and Bonanza shall not have sent to the Bonanza Shareholders, within ten (10) Business Days after such take-over bid is first published, sent or given, a statement disclosing that Bonanza recommends rejection of such take-over bid, or

(vi)                Bonanza (or any of its officers or directors) shall have provided any recommendation to the Bonanza Meeting or the Court in connection with the Final Order inconsistent with a recommendation in favour of the Arrangement;

(e)                by Taurus in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with §4.13 and the payment of the Termination Fee required to be paid pursuant to §6.7;

(f)                 by Bonanza in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with §4.13 and the payment of the Termination Fee required to be paid pursuant to §6.7;

(g)                 by Fairstar in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with §4.13 and the payment of the Termination Fee required to be paid pursuant to §6.7;

(h)                 by Taurus or Bonanza if Taurus Shareholders Approval is not obtained by reason of the failure to obtain the required vote at the Taurus Meeting;

(i)                 by Taurus or Bonanza if Bonanza Shareholders Approval is not obtained by reason of the failure to obtain the required vote at the Bonanza Meeting; or

(j)                 by Fairstar if Taurus and Bonanza agree to change a provision of this Agreement or the Plan which adversely affects Fairstar without Fairstar’s written consent,

in each case, before the Effective Date.

Termination Date

6.5                              If the Effective Date does not occur on or before the Termination Date, this Agreement will terminate on notice by a Company to the others, provided however that the Effective Date will be deemed to have occurred if Part A of Section 2.2 of the Plan has completed without Part B of Section 2.2 of the Plan. The right to terminate this Agreement under this §6.5 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Date to occur on or before the Termination Date and such action or failure to act constitutes a breach of this Agreement.

Effect of Termination

6.6                             If this Agreement is terminated in accordance with any of the foregoing provisions of this Article 6, no party will have any further liability to perform its obligations hereunder except as provided in §6.7 and §6.9 and as otherwise contemplated hereby, except that, unless the fee contemplated by §6.7 is actually paid, neither the termination of this Agreement nor anything contained in this §6.6 will relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

Termination Fee and Liquidated Damages

6.7                              Bonanza, Taurus and Fairstar recognize and acknowledge that each will, by reason of this Agreement, incur substantial out-of-pocket costs, forego other investment opportunities, and that it would be impracticable or extremely difficult to calculate these costs, benefits and damages. As such, Bonanza, Taurus and Fairstar hereby agree that if any of them (the “Terminating Party”) hereby terminates or otherwise fails to proceed with the arrangement in connection with a Superior Proposal, (the “Triggering Event”), then the Terminating Party must pay the other two parties (the “Non-Terminating Parties”), in proportion to the interest that their shareholders would have received in Newco had the Arrangement completed, an amount (the “Termination Fee”) in cash equal to 5% of the market capitalization of the Terminating Party, determined as of the close of business on the last business date prior to the date on which the Triggering Event occurred. Such payment shall be in immediately available funds to an account designated by the Non-Terminating Parties and must be made concurrently with such termination or failure to proceed. The Terminating Party hereby acknowledges that the Termination Fee is a payment of liquidated damages which are a genuine pre-estimate of the damages which the Non-Terminating Parties will suffer or incur as a result of the Triggering Event, giving rise to such damages and the resultant non-completion of the Arrangement and are not penalties. The Terminating Party hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of payment of the Termination Fee by the Non-Terminating Parties, the Non-Terminating Parties shall have no further claim against the Terminating Party in respect of the failure to complete the Arrangement, provided that nothing herein shall preclude the Non-Terminating Parties from seeking injunctive relief to restrain any breach or threatened breach by the Terminating Party of any of its obligations hereunder or otherwise to obtain specific performance without the necessity of posting bond or security in connection therewith.

Waiver

6.8                              At any time prior to the Effective Date, any party hereto may:

(a)                 extend the time for the performance of any of the obligations or other acts of the other parties hereto; or

(b)                 waive compliance with any of the agreements of the other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

Bonanza and Taurus’ Rights and Obligations in the Event of a Fairstar Termination

6.9                              If for any reason whatsoever Fairstar does not participate in the Arrangement then Bonanza may, notwithstanding anything else herein contained, terminate its involvement in the Arrangement as provided in this §6.9 . Such election to terminate must be made by notice in writing to Taurus within 5 days of notice from Fairstar that it will not participate in the Arrangement. If Bonanza thereupon elects to terminate, then Taurus may by election made in writing to Bonanza within the 5 days following notice of Bonanza’s termination, require that Bonanza purchase $100,000 of Units (each Unit a share and 2 year share purchase warrant) in Taurus’ capital at a price of $0.10 per Unit or such other price as the TSX-V may require.

Bonanza’s purchase of $100,000 of Units of Taurus will not release Bonanza or Taurus from liability for any breach of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

ARTICLE 7

IMPLEMENTATION OF ARRANGEMENT AND ADDITIONAL COVENANTS

Interim Order

7.1                              The notice of motion for the application for the Interim Order, which application shall be made by Bonanza by its counsel on behalf of each of Bonanza, Taurus and Fairstar, shall request that the Interim Order provide:

(a)                 for the classes of Persons to whom notice is to be provided in respect of the Arrangement, the Taurus Meeting, the Bonanza Meeting and that such notices be sent to holders of Taurus Shares, Taurus Options, Taurus Warrants, Bonanza Shares, Bonanza Options and Bonanza Warrants and that such notice advises all such Persons that they have a right to be heard at the hearing for the Final Order and for the manner in which such notices are to be provided;

(b)                 that the Taurus Shareholders Approval and the Bonanza Shareholders Approval for the Arrangement shall be 75% of the votes cast, in person or by proxy, on the Arrangement by Taurus Shareholders and Bonanza Shareholders at their respective meetings;

(c)                 for the grant of Dissent Rights by each of Taurus and Bonanza to their Shareholders;

(d)                 the notice of motion for the application for the Interim Order shall inform the Court that, based on the Court’s approval of the Plan of Arrangement, Newco will rely on section 3(a)(10) of the 1933 Act for an exemption from the 1933 Act registration requirements with respect to the Newco Shares, Newco Options and Newco Warrants to be issued under the Plan of Arrangement; and

(e)                 that, in all other respects, the terms, restrictions and conditions of the memorandum and articles of Taurus and Bonanza, including quorum requirements, shall apply in respect of the Taurus Meeting and the Bonanza Meeting.

Plans of Arrangement

7.2                              The Plan of Arrangement will be on the terms set out in Schedule A to this Agreement, subject to any amendment which may be made in accordance with its terms or in accordance with the terms of this Agreement. Each Company acknowledges that Fairstar will concurrently be completing its own separate plan of arrangement under the CBCA as contemplated by §8.1 hereof and the parties will use reasonable efforts to co-ordinate and facilitate such plan (without in any way making the Plan contingent on Fairstar’s plan of arrangement or allowing the Plan to be adversely affected by it).

Final Order

7.3                              Forthwith after the Shareholders Approvals, Bonanza by its counsel shall apply for the Final Order in form and substance satisfactory to Bonanza, Taurus and Fairstar, acting reasonably. The notice of motion for the application for the Final Order shall inform the Court that, based on the Court’s approval of the Plan of Arrangement, Newco will rely on section 3(a)(10) of the 1933 Act for an exemption from the 1933 Act registration requirements with respect to the securities to be received by Taurus Shareholders, the Bonanza Shareholders and the holders of the Taurus Options, the Taurus Warrants, the Bonanza Options and the Bonanza Warrants under the Plan of Arrangement. The notice of motion for the application for the Final Order shall also be included in the Joint Information Circular and shall set forth the procedures that Bonanza Shareholders and Taurus Shareholders and the holders of the Taurus Options, the Taurus Warrants, the Bonanza Options and the Bonanza Warrants must follow in order to attend and be heard at the hearing for the Final Order. To the extent practicable, the Interim Order and Final Order will be sought in conjunction with the orders to be sought by Fairstar in connection with its CBCA plan of arrangement described in §7.2.

Newco Board

7.4                              Upon completion of the Arrangement, the Newco Board shall consist of the following seven persons:

(a)	Bonanza Representatives:

Brian Kirwin Giulio Bonifacio Robert McKnight Ron Netolitzky

(b)	Taurus Representatives:

Don Lay Jim Bagwell

(c)	Fairstar Representative:

Carl M. Ravinsky

Pre-Closing

7.5                              Unless this Agreement is terminated earlier pursuant to the provisions hereof, the parties hereto shall meet at the offices of Lang Michener LLP, Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia at 9:00 a.m. on the 2nd Business Day after the latest of the Taurus Meeting, the Bonanza Meeting and the Fairstar Meeting providing the Arrangement has been approved by the requisite majorities of their security holders (or at such other time or on such other date as they may agree) and each party shall deliver to the other party:

(a)                 the documents, other than the acceptance of the Final Order and Plan of Arrangement for filing by the Registrar, required to be delivered by it hereunder to complete the transactions contemplated hereby, provided that each such document, whether to be dated the Effective Date or not, shall be held in escrow to be released upon the acceptance of the Plan of Arrangement by the Registrar; and

(b)                written confirmation as to the satisfaction or waiver by it of the conditions in its favour set out herein (other than the acceptance of the Final Order and Plan of Arrangement for filing by the Registrar).

Filing of Final Order

7.6                              On the third Business Day after the Shareholder Approvals, Bonanza by its counsel shall send a certified copy of the Final Order and Plan of Arrangement to the Registrar for filing pursuant to Division 5 of the BCBCA.

Closing

7.7                              The closing of the transactions contemplated herein will take place on the day following the meeting of the parties held pursuant to §7.5 at such time, or at such later date and time, as the parties will agree, at the offices of Lang Michener LLP, Vancouver, B.C.

Closing Documents Delivered by Taurus

7.8                              On the Effective Date, Taurus will cause to be delivered to Bonanza, Newco and Fairstar:

(a)                 an officer’s certificate certifying the accuracy of the representations and warranties in §3.2 and the fulfilment of the covenants in §4.1 as at the Effective Date;

(b)                 a legal opinion of counsel for Taurus, reasonably satisfactory in form and substance in all material respects to Bonanza and Fairstar;

(c)                 a certified copy of the resolution of the Taurus Board approving this Agreement;

(d)                 the minute books and all other books and records of Taurus and the Taurus Subsidiaries;

(e)                 the approval of the TSX-V to Taurus’ participation in the Arrangement;

(f)                 any consents required pursuant to the “change of control” clauses, if any, in those agreements described in Schedule C;

(g)                 a Declaration of Out of Court Settlement and a mutual release in connection with the Fenelon Litigation in form and substance satisfactory to Bonanza and Fairstar acting reasonably, if FairstarSub participates in the Arrangement; and

(h)                 such other documents as may be requested by Bonanza, Newco or Fairstar, acting reasonably.

Closing Documents Delivered by Bonanza

7.9                              On the Effective Date, Bonanza will deliver to Taurus and Newco (and Fairstar if Part B of Section 2.2 of the Plan is to complete):

(a)                 an officer’s certificate certifying the accuracy of the representations and warranties under §3.1 and the fulfilment of the covenants in §4.7 as at the Effective Date;

(b)                 a legal opinion of counsel for Bonanza, reasonably satisfactory in form and substance in all material respects to Taurus and Fairstar;

(c)                 a certified copy of a resolution of the Bonanza Board approving this Agreement;

(d)                  the approval of the TSX-V to Bonanza’s participation in the Arrangement;

(e)                  a copy of the Final Order filed with the Registrar;

(f)                 any consents required pursuant to the “change of control” clauses, if any, in those agreements described in Schedule E; and

(g)                 such other documents as may be requested by Taurus, Newco or Fairstar, acting reasonably.

Closing Documents Delivered by Fairstar

7.10                             On the Effective Date, provided that FairstarSub’s participation in the Arrangement has not been terminated pursuant to this Agreement, Fairstar will cause to be delivered to Taurus, Bonanza and Newco:

(a)                 an Officer’s Certificate certifying the accuracy of the representations and warranties in §3.3 and the fulfilment of the covenants in §4.14 as at the Effective Date;

(b)                 the legal opinion of counsel for Fairstar, reasonably satisfactory in form and substance in all material respects to Bonanza and Taurus;

(c)                 a certified copy of the resolution of the Fairstar Board and the Board of Directors of FairstarSub approving this Agreement;

(d)                 the approval of the TSX to Fairstar’s participation in the Arrangement;

(e)                 the shares of FairstarSub duly endorsed for transfer to Newco;

(f)                 evidence in form and substance satisfactory to Bonanza that Fairstar’s right, title and interest in the Fenelon Project and the Casa Berardi Claims has been transferred to and is owned by FairstarSub;

(g)                 the minute books and all books and records of FairstarSub;

(h)                 a Declaration of Out of Court Settlement and a mutual release in connection with the Fenelon Litigation in form and substance satisfactory to Taurus and Bonanza acting reasonably; and

(i)                 such other documents as may be requested by Taurus, Bonanza or Newco, acting reasonably.

Closing Documents Delivered by Newco

7.11                             On the Effective Date, Newco shall deliver the following to Bonanza, Taurus and Fairstar, as the case may be:

(a)                 to each of them, a copy of a letter from:

(i)                 the AMF accepting or raising no objection to the completion of the Arrangement; and

(ii)                a letter from the TSX-V or TSX confirming that Newco’s Shares are conditionally listed for trading on such exchange;

(b)                 to each of them, an officer’s certificate confirming that the Newco Board comprises the persons referred to in §7.4;

(c)                 to Fairstar, delivery of 12 cheques aggregating $300,000 payable to certain creditors of Fairstar disclosed on Schedule J and 6,500,000 Newco Shares registered in the name of Fairstar.

Transmittal Letters

7.12                             As soon as possible after the Effective Date, Newco shall cause Computershare to send (by first class mail) to each Person who was a holder of Taurus Shares, Taurus Warrants, Taurus Options, Bonanza Shares, Bonanza Warrants or Bonanza Options immediately prior to the Effective Date at his address shown on the Taurus or Bonanza, as the case may be, registers of shareholders, optionholders and warrantholders, a transmittal letter specifying the consideration the Person is entitled to receive pursuant to the Arrangement, if any, and shall request those Persons to, and they shall, surrender for cancellation the certificates representing their Taurus Shares, Bonanza Shares, Taurus Warrants or Bonanza Warrants, or the agreement representing their Taurus Options or Bonanza Options, held immediately prior to the Effective Date. Computershare shall, upon receipt of properly completed transmittal letters, give notice of such to Newco and Newco shall cause Computershare to mail (by first class mail) the Newco Shares, Newco Options and Newco Warrants due to the holder thereof as the case may be.

ARTICLE 8

POST-EFFECTIVE DATE MATTERS

Fairstar to Distribute Newco Shares to its Shareholders

8.1                              Fairstar agrees that if FairstarSub participates in the Arrangement then on or immediately after the Effective Date, Fairstar shall distribute the Newco Shares received pursuant to the Arrangement to the Fairstar Shareholders pro rata to their holdings either by redemption of outstanding Fairstar Shares, by dividend or otherwise. Taurus and Bonanza acknowledge that Fairstar will, concurrently with the Fairstar Shareholder Approval contemplated hereby, obtain approval of Fairstar Shareholders for an arrangement with Fairstar Shareholders under the CBCA to effect such distribution. Fairstar agrees to indemnify and save harmless Newco from any cost, claim, suit or demand in connection with such distribution including, without limitation, from Fairstar Shareholders, or any taxing or Governmental Entity except that Newco will reimburse Fairstar for up to $2,500 in transfer agent costs in connection with such distribution. Fairstar further agrees that any such distribution of the Newco Shares will be made in accordance with Applicable Securities Laws.

Fairstar to Vote Newco Shares in Support of Newco Board

8.2                             So long as Fairstar owns or controls any Newco Shares and without limitation, during the period until it completes its distribution of Newco Shares to the Fairstar Shareholders pursuant to §8.1, Fairstar agrees that it shall vote all such Newco Shares at any meeting of the shareholders of Newco to elect or re-elect the Newco Board as described in §7.4 provided that Fairstar may change its representatives by notice to Newco, and Newco may change its director nominees (other than the Fairstar Representative). In each case, any proposed replacement nominees must be qualified to serve as directors of Newco in accordance with the requirements of all applicable regulatory authorities.

Fairstar to Limit Resale of Newco Shares

8.3                              Fairstar agrees that pending the distribution of Newco Shares to Fairstar Shareholders, it shall not sell, transfer or otherwise dispose of a number of Newco Shares in excess of 1,625,000 shares per calendar quarter (non-cumulative) commencing on the Effective Date, without the consent of the Newco Board, which consent shall be in its sole discretion. Fairstar’s counsel shall hold all Fairstar Shares on trust terms in connection §8.2 and §8.3.

Newco to Indemnify Fairstar for Past Fenelon Project Activities

8.4                              Newco agrees that provided FairstarSub participates in the Arrangement, from and after the Effective Date, it shall release, remise and forever discharge Fairstar from any claim in connection with the Fenelon Litigation and shall indemnify and save harmless Fairstar from any claim, cost, demand or suit arising in connection with any activities which occurred on or in connection with the Fenelon Project prior to the Effective Date. Fairstar acknowledges that by selling, assigning and transferring its interest in the Shares of FairstarSub which will own the Fenelon Project and Casa Berardi Claims, to Newco in connection with the Arrangement, it will have transferred and assigned any and all rights it holds in connection therewith, including any claims for damages, causes or rights of action in connection with Taurus, the Fenelon Project, any Fairstar Fenelon Contract, or the Casa Berardi Claims.

ARTICLE 9

GENERAL

Notice

9.1                              All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of confirmation that such transmission has been received, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, if sent by mail the date of receipt thereof, or if sent by facsimile transmission the date of such transmission.

(a)	if to Bonanza or Newco:

Suite 1606 - 675 West Hastings Street Vancouver, B.C. V6B 1N2 Attention: Giulio T. Bonifacio Executive Vice-President and CFO Facsimile: (604) 676-2461

and with a copy to:

Lang Michener LLP
1500 Royal Centre
1055 West Georgia Street
P.O. Box 11117
Vancouver, British Columbia
V6E 4N7

Attention: Tracey Gibb
Facsimile: (604) 685-7084

(b)	if to Taurus:

Suite 920 - 475 Howe Street
Vancouver, British Columbia V6C 2B0

Attention: Dr. William H. Bird, President
Facsimile: (604) 681-0122

with a copy to:

Axium Law Group
Suite 3350 – 1055 Dunsmuir Street
Vancouver, British Columbia V7X 1L2

Attention: Rod McKeen
Facsimile: (604) 692-4900

(c)	if to Fairstar or FairstarSub:

Suite 204, 290 Lakeshore Road
Pointe-Claire, Quebec H9S 4L3

Attention: Larry Nachshen
Facsimile: (514) 695-8011

with a copy to:

Desjardins Ducharme Stein Monast
Suite 2400 – 600 Rue de la Gauchetiére O.
Montreal, PQ H3B 4L8

Attention: Carl M. Ravinsky
Facsimile: (514) 878-4915

Any such notice, direction or other instrument, whether delivered or transmitted by facsimile transmission, shall be deemed to have been given at the time and on the date on which it was delivered to or received in the office of the addressee, as the case may be, if delivered or transmitted prior to 5:00 p.m. (at the place of the addressee) on a Business Day or, if transmitted later than that time, at 9:00 a.m. (at the place of the addressee) on the subsequent Business Day. Either party hereto may change its address for service from time to time by notice given to the other party hereto in accordance with the foregoing. Any notice, direction or other instrument delivered under this Agreement shall be signed by one or more duly authorized officers of the party delivering it.

The delivery of any notice, direction or other instrument or a copy thereof to a party hereunder shall be deemed to constitute the representation and warranty of the party who has delivered it to the other party that such delivering party is authorized to deliver such notice, direction or other instrument at such time under this Agreement (unless the receiving party has actual knowledge to the contrary) and the receiving party shall not be required to make any inquiry to confirm such authority.

Binding Effect

9.2                              This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors.

Remedies

9.3                              Subject to §6.7, the parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

Equitable Remedies

9.4                              All covenants herein as to the enforceability of any covenant, agreement or document shall be qualified as to applicable bankruptcy and other laws affecting the enforcement of creditors’ rights generally and to the effect that specific performance, being an equitable remedy, may not be ordered by a court in any particular circumstances.

Public Statements

9.5                             Except as required by Applicable Securities Laws, none of the parties hereto shall make any public announcement or statement with respect to the Arrangement or this Agreement without the approval of the other parties, such approval not to be unreasonably withheld or delayed. Moreover, in any event, each party agrees to give prior notice to the other party of any public announcement relating to the Arrangement or its affairs and agrees to consult with the other party prior to issuing any such public announcement.

Entire Agreement

9.6                              This Agreement:

(a)                 constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties hereto relating to the subject matter hereof;

(b)                 is not intended to confer upon any other Person any rights or remedies; and

(c)                 shall not be assigned by operation of law or otherwise hereunder.

Time of Essence

9.7                             Time shall be of the essence of this Agreement.

Severability

9.8                              If any provision of this Agreement, or the application thereof, is determined for any reason and to any extent to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons and circumstances shall remain in full force and effect, provided that the legal or economic substance of the transactions contemplated hereby is not thereby affected in a manner adverse to either party.

Counterpart Executions and Facsimile Transmissions

9.9                              This Agreement may be executed in counterparts, each of which when delivered (whether in originally executed form or by facsimile transmission) shall be deemed to be an original and all of which together shall constitute one and the same document.

Expenses

9.10                             Subject to §6.7, each party shall be responsible for its own expenses relating to the Arrangement including, without limitation, regulatory fees and fees of professional advisers, including legal counsel, investment bankers and auditors.

Investigation

9.11                             Any investigation by a party and its advisers shall not mitigate, diminish or affect the representations and warranties of the other party contained in this Agreement or any document or certificate given pursuant thereto.

Further Assurances

9.12                             The parties will do all such further acts and things and will execute such further documents and agreements as may be necessary to give effect to the terms and conditions of this Agreement.

DEC-22-2004 11:00A FROM: TO:16046762461

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Waiver

9.13 Any waiver or release of any of the provisions of this Agreement, to be (must be in writing executed by the party granting the same.

Governing Law

9.14 This Agreement will be governed by and construed in accordance with t the Province of British Columbia and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date fir written.

AMERICAN BONANZA GOLD MINING CORP.

Per: ______________________
Authorized Signatory

Per: ______________________
Authorized Signatory

INTERNATIONAL TAURUS RESOURCES INC.

Per: ______________________
Authorized Signatory

Per: ______________________
Authorized Signatory

FAIRSTAR EXPLORATIONS INC.

Per: ______________________
Authorized Signatory

Per: ______________________

12/22/2004

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Waiver

9.13 Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting the same.

Governing Law

9.14 This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

AMERICAN BONANZA GOLD MINING CORP.

Per: ______________________________
Authorized Signatory

Per: ______________________________
Authorized Signatory

INTERNATIONAL TAURUS RESOURCES INC.

Per: ______________________________
Authorized Signatory

Per: ______________________________
Authorized Signatory

FAIRSTAR EXPLORATIONS INC.

Per: ______________________________
Authorized Signatory LARRY NACHSHEN

Per: ______________________________
Authorized Signatory GEORGE TOOLEY

SCHEDULE A

PLAN OF ARRANGEMENT UNDER SECTION 288 ET SEQ.
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

1.                                INTERPRETATION

1.1                             In this Plan of Arrangement, unless the context otherwise requires, the following words and phrases shall have the meanings hereinafter set out:

(a)                 “Arrangement” means the arrangement under the provisions of Section 288 et seq. of the BCBCA, on the terms and conditions set forth in this Plan of Arrangement;

(b)                “Arrangement Agreement” means the arrangement agreement dated for reference December 21, 2004 to which this Plan is Schedule A;

(c)                 “Arrangement Resolutions” means the Special Resolution of each of Bonanza Shareholders, Taurus Shareholders and the sole FairstarSub shareholder, being Fairstar, approving the Arrangement;

(d)                 “BCBCA” means the Business Corporations Act (British Columbia), as amended;

(e)                 “Bonanza” means American Bonanza Gold Mining Corp., a company governed by the BCBCA;

(f)                 “Bonanza Meeting” means the extraordinary general meeting of Bonanza Shareholders to be held pursuant to the Interim Order for the purpose of considering, among other things, the Arrangement Resolutions of Bonanza, including any adjournment or adjournments thereof;

(g)                 “Bonanza Options” means the options to acquire Bonanza Shares as described in Schedule F to the Arrangement Agreement;

(h)                 “Bonanza Shareholder” means a Person who is a registered holder of Bonanza Shares as shown on the share register of Bonanza and for the purposes of the Bonanza Meeting, is a registered shareholder as of the record date therefor, and for the purposes of the Arrangement, is a registered holder as at the Effective Time;

(i)                 “Bonanza Shares” means the Class “A” common voting shares in the capital of Bonanza as constituted on December 21, 2004;

(j)                 “Bonanza Warrants” means the outstanding warrants to purchase Bonanza Shares issued by Bonanza as described in Schedule F to the Arrangement Agreement;

(k)                 “Casa Berardi Claims” means 100% of Fairstar’s right, title and interest in and to the Gaudet “A”, Gaudet “C”, La Peltrié, La Peltrié “B” and Lanouiller claims plus the

1% net smelter return royalty on the Northway claims as more particularly described in Schedule J to the Arrangement Agreement;

(l)                 “Computershare” means Computershare Trust Company of Canada, registrar and transfer agent for Bonanza, Taurus and Newco;

(m)                “Court” means the Supreme Court of British Columbia ;

(n)                 “Dissent Rights” means the right to dissent to the Arrangement described in Article 3 hereof;

(o)                 “Dissenting Bonanza Shareholder” means a Bonanza Shareholder who has duly exercised a Dissent Right pursuant to Article 3 hereof and who is ultimately entitled to be paid the fair value of the Bonanza Shares held by such Bonanza Shareholder;

(p)                 “Dissenting Taurus Shareholder” means a Taurus Shareholder who has duly exercised a Dissent Right pursuant to Article 3 hereof and who is ultimately entitled to be paid the fair value of the Taurus Shares held by such Taurus Shareholder;

(q)                “Effective Date” means the date on which a certified copy of the Final Order approving either Part A of Section 2.2 hereof or both Part A and Part B of Section 2.2 hereof is accepted for filing by the Registrar, thereby giving effect to this Plan of Arrangement;

(r)                “Effective Time” means the time when the transactions herein will be deemed to have all completed, which shall be 2:01 p.m. (Vancouver time) on the Effective Date;

(s)                “Fairstar” means Fairstar Explorations Inc.;

(t)                 “FairstarSub” means 0710882 B.C. Ltd., a wholly owned subsidiary of Fairstar incorporated under the BCBCA;

(u)                 “FairstarSub Shares” means all issued and outstanding shares of FairstarSub, which are held by the sole shareholder, Fairstar, immediately prior to completion of the Arrangement;

(v)                “Fenelon Project” means the gold project in Quebec held jointly by Taurus as to a 62% interest and Fairstar as to a 38% interest, as more particularly described in Schedule J to the Arrangement Agreement;

(w)                 “Final Order” means the final order of the Court approving this Plan of Arrangement;

(x)                 “Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Bonanza Meeting and the Taurus Meeting, as such order may be amended, supplemented or varied by the Court;

(y)                “Letter of Transmittal” means the letter of transmittal form forwarded by Newco to Taurus Shareholders and to Bonanza Shareholders;

(z)                “Newco” means 0710887 B.C. Ltd., a British Columbia corporation which is and will be, immediately prior to the Effective Time, wholly-owned by Bonanza;

(aa)                “Newco Options” means options to purchase Newco Shares which are to be issued in exchange for Bonanza Options and Taurus Options in accordance with §2.2(e) and §2.2(f) of this Plan of Arrangement;

(bb)                “Newco Shares” means common shares in the capital of Newco;

(cc)                “Newco Warrants” means warrants to purchase Newco Shares which are to be issued in exchange for Bonanza Warrants and Taurus Warrants in accordance with §2.2(e) and §2.2(f) of this Plan of Arrangement;

(dd)                “Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

(ee)                “Registrar” means the Registrar of Companies appointed pursuant to the BCBCA;

(ff)                “Special Resolution” has the meaning set out in the BCBCA for Bonanza and Taurus, and has the meaning set out in the CBCA for Fairstar;

(gg)                “Taurus” means International Taurus Resources Inc., a company governed by the BCBCA;

(hh)                “Taurus Meeting” means the extraordinary general meeting of Taurus Shareholders to be held pursuant to the Interim Order for the purpose of considering, among other things, the Arrangement Resolution of Taurus, including any adjournment or adjournments thereof;

(ii)                   “Taurus Options” means the options to acquire Taurus Shares and those Agent’s options all as described in Schedule B to the Arrangement Agreement;

(jj)                “Taurus Shareholder” means a Person who is a registered holder of Taurus Shares as shown on the share register of Taurus and for the purposes of the Taurus Meeting, is a registered shareholder as of the record date therefor, and for the purposes of the Arrangement, is a registered holder as at the Effective Time;

(kk)                “Taurus Shares” means the common shares in the capital of Taurus as constituted on December 21, 2004;

(ll)                “Taurus Warrants” means the outstanding warrants to purchase Taurus Shares issued by Taurus and described in Schedule B of the Arrangement Agreement.

Interpretation Not Affected by Headings

1.2                              The headings contained in this Plan of Arrangement are for reference purposes only and will not affect in any way the meaning or interpretation of this Plan of Arrangement so referenced and § followed by a number or some combination of numbers and letters refers to the section, subsection, paragraph, subparagraph, clause or subclause of this Plan of Arrangement so designated. References to Articles is to this Plan of Arrangement unless otherwise stated. The terms “this Plan of Arrangement”, “hereof” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, section, subsection, paragraph, subparagraph, clause of subclause hereof and include any agreement or instrument supplemental therewith.

Governing Law

1.3                              This Plan of Arrangement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Time of Essence

1.4                              Time will be of the essence of this Plan of Arrangement.

Currency

1.5                              Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

Number

1.6                              In this Plan of Arrangement, unless something in the context is inconsistent therewith, words importing the singular number only will include the plural and vice versa, words importing the masculine gender will include the feminine and neuter genders and vice versa.

References to Persons

1.7                              A reference to a Person includes any successor to that Person.

2.                                THE ARRANGEMENT

2.1                              The Arrangement comprises and shall be effected as two separate and discrete series of transactions as set out in §2.2. The first discrete series of transactions are set out in Part A of §2.2 and involve Newco, Taurus and Bonanza and such transactions are not dependent on the second series of discrete transactions, which are set out in Part B of §2.2 involving Newco and FairstarSub. If for any reason the conditions for completion of Part B of §2.2 of the Arrangement as are specified herein and in the Final Order are not met, then Part A of §2.2 of the Arrangement will be completed alone and not Part B of §2.2. For greater certainty, Part B of §2.2 cannot be effected without Part A of §2.2 being completed.

2.2                              At the Effective Time, subject to the provisions of §2.1 and Article 3 hereof, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

Part A

(a)                each five (5) Taurus Shares held by each Taurus Shareholder (other than any Dissenting Taurus Shareholders) shall be, and be deemed to be, transferred to Newco in exchange for the issue of one (1) Newco Share;

(b)                the names of the Taurus Shareholders shall be removed from the register of Taurus Shareholders and the names of the Taurus Shareholders (other than any Dissenting Taurus Shareholders) will be recorded as the holders of the Newco Shares issued to them pursuant to §2.2(a) above;

(c)                 each four (4) Bonanza Shares held by each Bonanza Shareholder (other than any Dissenting Bonanza Shareholders) shall be, and be deemed to be, transferred to Newco in exchange for the issue of one (1) Newco Share;

(d)                 the names of the Bonanza Shareholders shall be removed from the register of Bonanza Shareholders and the names of the Bonanza Shareholders (other than any Dissenting Bonanza Shareholders) will be recorded as the holders of the Newco Shares issued to them pursuant to §2.2(c) above;

(e)                each four (4) Bonanza Options and each four (4) Bonanza Warrants shall be exchanged for one (1) Newco Option and one (1) Newco Warrant, respectively, which Newco Option or Newco Warrant shall entitle the holder thereof to receive, and such holder shall accept, upon the exercise thereof, in lieu of the number of Bonanza Shares that would have been issuable upon the exercise of such Bonanza Option or Bonanza Warrant, the number of Newco Shares which the holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Bonanza Shares to which such holder was theretofore entitled upon such exercise. The term to expiry of such Newco Option or Newco Warrant shall be the same as is provided for in such Bonanza Option or Bonanza Warrant and the exercise consideration required to exercise each Newco Option or Newco Warrant and acquire one (1) Newco Share shall be four times the exercise consideration provided for in such Bonanza Option or Bonanza Warrant so that in each case the aggregate exercise price remains the same;

(f)                 each five (5) Taurus Options and each five (5) Taurus Warrants shall be exchanged for one (1) Newco Option and one (1) Newco Warrant, respectively, which Newco Option or Newco Warrant shall entitle the holder thereof to receive, and such holder shall accept, upon the exercise thereof, in lieu of the number of Taurus Shares that would have been issuable upon the exercise of such Taurus Option or Taurus Warrant, the number of Newco Shares which the holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Taurus Shares to which such holder was theretofore entitled upon such exercise. The term to expiry of such Newco Option or Newco Warrant shall be the same as is provided for in such Taurus Option or Taurus Warrant and the exercise consideration required to exercise each Newco Option or Newco Warrant and acquire one (1) Newco Share shall be five times the exercise consideration provided in such Taurus Option or Taurus Warrant so that in each case the aggregate exercise price remains the same;

(g)                 no fractional Newco Share nor fractional Newco Option or Newco Warrant will be issued in connection with the foregoing (after aggregating all fractional entitlements for a particular shareholder) and fractions will be rounded down to the next nearest whole Newco Share, Newco Option or Newco Warrant, as the case may be;

(h)                 the one share of Newco held by Bonanza, shall be, and be deemed to be transferred to Newco and returned to the treasury of Newco and cancelled, in consideration of $1.00 paid by Newco to Bonanza; and

(i)                 the name of Bonanza shall be removed from the register of shareholders of Newco.

Part B

Providing that Part A has completed and provided that FairstarSub has been vested in all of Fairstar’s right, title and interest in and to the Fenelon Project and Casa Berardi Claims in accordance with the Arrangement Agreement, then:

(j)                 all the FairstarSub Shares held by Fairstar, the sole shareholder of FairstarSub, shall be, and be deemed to be, transferred to Newco;

(k)                 Newco shall issue to Fairstar in consideration for the transfer of the shares of FairstarSub, 6,500,000 Newco Shares and Bonanza shall, on behalf of Newco, pay certain creditors of Fairstar $300,000;

(l)                 the name of Fairstar shall be removed from the register of shareholders of FairstarSub and Fairstar will be recorded as the holder of the Newco Shares issued to it pursuant to §2.2(k) .

2.3                              With respect to each Bonanza Share:

(a)                 at the Effective Time, the Bonanza Shareholder thereof will be deemed, without any further action on their part, to have executed and delivered any necessary transfer form, power of attorney or assignment required to transfer such shares to Newco in law in accordance with §2.2; and

(b)                 immediately thereafter, the certificates representing the Bonanza Shares held by former Bonanza Shareholders, will be deemed to have been cancelled subsequent to their transfer to Newco and will be replaced by a single share certificate registered in the name of Newco;

(c)                 Newco will be and will be deemed to be the lawful owner and transferee of all such Bonanza Shares, and the outstanding Bonanza Shares will be deemed to be cancelled and returned to the authorized but unissued capital of Bonanza. Thereafter, any director of Newco will be authorized to execute any such further documents and assurances as may be required by any transfer agent or depositary to fully effectuate the transfer and cancellations contemplated hereby.

2.4                              With respect to each Taurus Share:

(a)                 at the Effective Time, the Taurus Shareholder thereof will be deemed, without any further action on their part, to have executed and delivered any necessary transfer form, power of attorney or assignment required to transfer such shares to Newco in law in accordance with §2.2; and

(b)                 immediately thereafter, the certificates representing the Taurus Shares held by former Taurus Shareholders, will be deemed to have been cancelled subsequent to their transfer to Newco and will be replaced by a single share certificate registered in the name of Newco;

(c)                 Newco will be and will be deemed to be the lawful owner and transferee of all such Taurus Shares, and the outstanding Taurus Shares will be deemed to be cancelled and returned to the authorized but unissued capital of Taurus. Thereafter, any director of Newco will be authorized to execute any such further documents and assurances as may be required by any transfer agent or depositary to fully effectuate the transfer and cancellations contemplated hereby.

2.5                             If Part B is completed, then with respect to each FairstarSub Share:

(a)                 at the Effective Time, Fairstar will be deemed, without any further action on its part, to have executed and delivered any necessary transfer form, power of attorney or assignment required to transfer such shares to Newco in law in accordance with §2.2; and

(b)                 immediately thereafter, the certificates representing the FairstarSub Shares formerly held by Fairstar, will be deemed to have been cancelled subsequent to their transfer to Newco and will be replaced by a single share certificate registered in the name of Newco;

(c)                 Newco will be and will be deemed to be the lawful owner and transferee of all such FairstarSub Shares, and the outstanding FairstarSub Shares will be deemed to be cancelled and returned to the authorized but unissued capital of FairstarSub. Thereafter, any director of Newco will be authorized to execute any such further documents and assurances as may be required by any transfer agent or depositary to fully effectuate the transfer and cancellations contemplated hereby.

2.6                              Notwithstanding that the transactions or events set out in §2.2, §2.3, §2.4 and §2.5 shall occur and shall be deemed to occur in the order therein set out without any further act or formality, each of Taurus, Bonanza, Fairstar and FairstarSub, as applicable, agree to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required by it in order to further document or evidence any of the transactions or events set out in §2.2, §2.3, §2.4 and §2.5 including, without limitation, any resolutions of directors authorizing the issue, transfer or cancellation of shares, any share transfer powers evidencing the transfer of shares and any receipt therefor and any necessary additions to or deletions from share registers.

3.                                RIGHTS OF DISSENT

3.1                              Taurus Shareholders registered as such on the record date of the Taurus Meeting may exercise rights of dissent pursuant to and in the manner set forth in subsection 238(d) of the BCBCA, provided that the notice of dissent duly executed by such Taurus Shareholder is received by Taurus’s registered and records office 48 hours in advance of the time of the Taurus Meeting. Dissenting Taurus Shareholders are ultimately entitled to be paid fair value for their Taurus Shares and shall be deemed to have transferred their Taurus Shares to Taurus for cancellation immediately at the Effective Time and in no case shall Taurus be required to recognize such Persons as holding Taurus Shares after the Effective Time.

3.2                              Taurus Shareholders who do not duly exercise their Dissent Right are not entitled to be paid fair value for their Taurus Shares, shall be deemed to have participated in the Arrangement on the same basis as a Taurus Shareholder who is not a Dissenting Taurus Shareholder and shall receive Newco Shares on the same basis as every other Taurus Shareholder as provided in §2.2(a) of this Plan of Arrangement.

3.3                              Bonanza Shareholders registered as such on the record date of the Bonanza Meeting may exercise rights of dissent pursuant to and in the manner set forth in subsection 238(d) of the BCBCA, provided that the notice of dissent duly executed by such Bonanza Shareholder is received by Bonanza’s registered and records office 48 hours in advance of the time of the Bonanza Meeting. Dissenting Bonanza Shareholders are ultimately entitled to be paid fair value for their Bonanza Shares and shall be deemed to have transferred their Bonanza Shares to Bonanza for cancellation immediately at the Effective Time and in no case shall Bonanza be required to recognize such Persons as holding Bonanza Shares after the Effective Time.

3.4                              Bonanza Shareholders who do not duly exercise their Dissent Right are not entitled to be paid fair value for their Bonanza Shares, shall be deemed to have participated in the Arrangement on the same basis as a Bonanza Shareholder who is not a Dissenting Bonanza Shareholder and shall receive Newco Shares on the same basis as every other Bonanza Shareholder as provided in §2.2(c) of this Plan of Arrangement.

4.                                CERTIFICATES AND DOCUMENTATION

Entitlement to Newco Certificates

4.1                              After the Effective Date, and subject to §4.4, the Taurus Shareholders (other than Dissenting Taurus Shareholders) and the holders of Taurus Options and Taurus Warrants will be entitled to receive a certificate or certificates or other documentation representing their Newco Shares, Newco Options and Newco Warrants as the case may be.

4.2                              After the Effective Date, and subject to §4.4, the Bonanza Shareholders (other than Dissenting Bonanza Shareholders) and holders of Bonanza Options and Bonanza Warrants will be entitled to receive a certificate or certificates or other documentation representing their Newco Shares, Newco Options and Newco Warrants as the case may be.

4.3                              After the Effective Date, Fairstar shall receive a certificate or certificates representing its Newco Shares issued pursuant to §2.2(k) .

Transmittal Letter for Common Shares Only

4.4                              Where a Taurus Shareholder has delivered to Computershare the certificates representing such Taurus Shareholder’s shares, and a duly completed Letter of Transmittal, Newco will:

(a)                 forward or cause to be forwarded by first class insured mail to the Taurus Shareholder at the address specified in the Letter of Transmittal, if any;

(b)                 if requested by the Taurus Shareholder in the Letter of Transmittal, to make available at the place so designated in the Letter of Transmittal in Vancouver for pick-up by the Taurus Shareholder; or

(c)                 if the Letter of Transmittal neither specifies an address nor contains a request as described in §4.4(b), to forward or cause to be forwarded to the Taurus Shareholder at the address of the Taurus Shareholder as shown on the register of shareholders of Taurus;

a certificate or certificates representing the Newco Shares required to be delivered to such Taurus Shareholder pursuant to the provisions hereof.

Where a Taurus Shareholder has not delivered to Computershare the certificates representing such Taurus Shares or a duly completed Letter of Transmittal, Newco will hold the certificate or certificates representing the Newco Shares pending receipt from the Taurus Shareholder of a Letter of Transmittal and an affidavit of loss and indemnity, both satisfactory in form and substance to Newco.

4.5                              Where a Bonanza Shareholder has delivered to Computershare the certificates representing such Bonanza Shareholder’s shares and a duly completed Letter of Transmittal, Newco will:

(a)                 forward or cause to be forwarded by first class insured mail to the Bonanza Shareholder at the address specified in the Letter of Transmittal, if any;

(b)                 if requested by the Bonanza Shareholder in the Letter of Transmittal, to make available at the place so designated in the Letter of Transmittal in Vancouver for pick-up by the Bonanza Shareholder; or

(c)                 if the Letter of Transmittal neither specifies an address nor contains a request as described in §4.5(b), to forward or cause to be forwarded to the Bonanza Shareholder at the address of the Bonanza Shareholder as shown on the register of shareholders of Bonanza;

a certificate or representing the Newco Shares required to be delivered to such Bonanza Shareholder pursuant to the provisions hereof.

Where a Bonanza Shareholder has not delivered to Computershare the certificates representing such Bonanza Shares or a duly completed Letter of Transmittal, Newco will hold the certificate or certificates representing the Newco Shares pending receipt from the Bonanza Shareholder of a Letter of Transmittal and an affidavit of loss and indemnity, both satisfactory in form and substance to Newco.

Termination of Rights

4.6                              Any certificate formerly representing Taurus Shares that is not deposited with all other documents as provided in §4.4 on or before the sixth anniversary of the Effective Date, will cease to represent a right or claim of any kind or nature and the right of such Taurus Shareholder to receive Newco Shares will be deemed to be surrendered to Newco, together with all dividends or distributions thereon held for such holder.

4.7                              Any certificate formerly representing Bonanza Shares that is not deposited with all other documents as provided in §4.5 on or before the sixth anniversary of the Effective Date, will cease to represent a right or claim of any kind or nature and the right of such Bonanza Shareholder to receive Newco Shares will be deemed to be surrendered to Newco, together with all dividends or distributions thereon held for such holder.

Distributions

4.8                              Any dividends paid or distributions made in respect of the Newco Shares issued to Taurus Shareholders for which a certificate representing Newco Shares has not been delivered to such holder in accordance with §4.4 will be paid or delivered to Computershare to be held, subject to §4.6 hereof, in trust for such holder for delivery to the holder, net of all withholding and other taxes, upon delivery of the certificate representing Taurus Shares in accordance with §4.4.

4.9                              Any dividends paid or distributions made in respect of the Newco Shares issued to Bonanza Shareholders for which a certificate representing Newco Shares has not been delivered to such holder in accordance with §4.5 will be paid or delivered to Computershare to be held, subject to §4.7 hereof, in trust for such holder for delivery to the holder, net of all withholding and other taxes, upon delivery of the certificate representing Bonanza Shares in accordance with §4.5.

5.                                AMENDMENT

5.1                              Taurus, Bonanza, FairstarSub and Fairstar reserve the right to collectively amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the latest of the dates the Arrangement

Resolutions are adopted by each of the Bonanza Shareholders, the Taurus Shareholders and Fairstar, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Taurus Shareholders and the Bonanza Shareholders and Fairstar, and in any event communicated to them, and in either case in the manner required by the Court. In the event only Part A of §2.2 is completed, then the forgoing shall be read excluding any reference to Fairstar and FairstarSub.

5.2                              Any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Taurus and Bonanza may be made at any time prior to or at the Taurus Meeting and the Bonanza Meeting, with or without any other prior notice or communication and, if so proposed and accepted by the Taurus Shareholders and the Bonanza Shareholders voting at the Meeting will become part of this Plan of Arrangement for all purposes.

5.3                              Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Taurus Meeting and the Bonanza Meeting will be effective only if it is consented to by each of Taurus and Bonanza if the Court so directs.

SCHEDULE B

TAURUS OPTIONS AND WARRANTS

Options Outstanding and
Exercisable at Date of
Arrangement Agreement	Exercise Price	Expiry Date

200,000	$0.22	April 30, 2008
250,000	$0.10	September 26, 2010
250,000	$0.10	September 10, 2011
150,000	$0.12	June 12, 2005
100,000	$0.12	June 24, 2012
3,000,000	$0.30	January 8, 2009
1,000,000	$0.23	October 25, 2009
4,950,000

Agent’s Options
Outstanding and Exercisable at
Date of Arrangement Agreement	Exercise Price	Expiry Date

1,390,599[1]	$0.20	December 31, 2004
172,400	$0.20	December 31, 2004
2,299,050	$0.24	June 30, 2005
175,725	$0.24	July 15, 2005
4,037,774

[1]	Each unit consists of one common share and one share purchase warrant exercisable at $.30 until December 31, 2004.

Warrants Outstanding and
Exercisable at Date of
Arrangement Agreement	Exercise Price	Expiry Date

16,671,901	$0.30	December 31, 2004 [4]
3,000,000	$0.30	December 1, 2005
2,191,750[2]	$0.30	June 30, 2005
273,250[3]	$0.30	July 15, 2005
22,136,901

[2]	Or at $0.40 from July 1, 2005 to June 30, 2006.
[3]	Or at $0.40 from July 1, 2005 to June 30, 2006.
[4]	Taurus has, subject to the acceptance of the TSX-V agreed to extend the expiry date of warrants to purchase up to 16,500,000 of these shares from December 31, 2004 to December 31, 2005.

SCHEDULE C

DISCLOSURE EXCEPTIONS OF TAURUS

1.	3.2 (f) 3.2 (q)	Taurus was investigated in 2004 by the British Columbia Securities Commission for releasing geological information that was not qualified to be released according to National Instrument 43-101.

2.	3.2 (r) 2.1(gg) (iii)	As to matters in Schedule K affect Taurus.

3.	3.2 (r)	On December 16, 2004, Ross-Finlay 2000 Inc. filed an action for recovery of an account before the Superior Court of Québec in the judicial district of Abitibi stating that Taurus owed it $401,907.98 for services rendered between August 2003 and November 2004 on the Fenelon Project pursuant to the Underground Development and Mining Contract. The action is to be presented before a judge on February 1st, 2005.

4.	3.2 (t) 3.2 (u) 3.2 (v)	Ross-Finlay, an unpaid creditor has purposed to seize from the Fenelon Project tangible property, including three generators in connection with his claim.

5.	3.2 (v)	Pursuant to the Loan Agreement between Taurus and Stonegate Management Limited dated December 1, 2003, as amended, Stonegate advanced the sum of US$1,000,000 (the “Loan”) to Taurus. The Loan is to be secured by an assignment of Taurus’ right, title and interest in the Fenelon Project.

6.	3.2(ff) (i)	Pursuant to the service agreement between International Taurus Resources Inc. and Janet Lee Horbulyk dated October 1, 2004 a termination fee is payable by Taurus in certain circumstances.

7.	3.2(ff) (i)	Pursuant to the service agreement between International Taurus Resources Inc. and Blue Heron Productions Inc. dated November 4, 2004 a termination fee is payable by Taurus in certain circumstances.

	3.2 (m)	Certain Taurus Warrants require notice of this transaction to be given to warrantholders.

SCHEDULE D

TAURUS SUBSIDIARIES

As at the date of the Arrangement Agreement, the subsidiaries of Taurus were as follows:

Name	Jurisdiction	Status
Taurus Resources USA, Inc.	Nevada	Inactive
Newco Gold Corp.	Colorado	Inactive
Resources Taureaux Inc.	Quebec	Inactive

SCHEDULE E

DISCLOSURE EXCEPTIONS OF BONANZA

1.	3.1 (a)	Asia Minerals (Philippines) Inc. minute book and corporate filings are not up-to-date.

2.	3.1 (f) 3.2 (o)	Bonanza was a 1934 Act Registrant and filed until 1999 when due to lack of funds it ceased filing without the required permission. Bonanza has prepared a Form 20-F for the year ended December 31, 2003, and Form 6-Ks for 2004 to date, but has not yet filed them.

3.	3.1 (k)	Bonanza Warrants require notice of this transaction to be given to warrantholders.

4.	3.1 (o)	the grants and/or exercises of options to U.S. consultants may not have been done fully in accordance with U.S. securities laws.

5.	3.1 (dd)	Severance provisions in employment agreements with G.T. Bonifacio and B. Kirwin.

SCHEDULE F

BONANZA OPTIONS AND WARRANTS

Stock Options Outstanding and
Exercisable at date of
Arrangement Agreement	Exercise Price	Expiry Date

1,600,000	$0.15	December 22, 2005
2,210,000	$0.10	March 4, 2007
3,500,000	$0.17	December 6, 2007
1,250,000	$0.31	February 24, 2008
250,000	$0.29	May 9, 2008
*6,350,000	$0.42	October 27, 2008
1,550,000	$0.30	May 17, 2009
16,710,000

Warrants Outstanding and
Exercisable at date of
Arrangement Agreement	Exercise Price	Expiry Date

6,393,333	$0.17	October 18, 2005
3,828,867	$0.35	October 23, 205
20,260,714	$0.35	October 23, 2006
30,421,664

* Subject to the acceptance of the TSX-V, exercise price may be repriced to a minimum of $0.20 at Bonanza board discretion.

SCHEDULE G

TAURUS MATERIAL CONTRACTS

1.	Amendment to Exploration Agreement with Option to Purchase between Cyprus Canada Inc. and International Taurus Resources Inc. effective 1st day of May, 2000.

2.	Amendment to the Northway Joint Venture Agreement among Northway Explorations Limited, T&H Resources Limited and Cyprus Canada Inc. effective February 16, 1995.

3.	Acquisition by Cyprus Canada Inc. of the Assets of Energold Minerals, Inc./Mineraux Energold Inc.

4.	Assignment and Novation Agreement between OGY Petroleums Ltd., Fairstar Explorations Inc. and Cyprus Canada Inc. made as of the 28th day of July 1995.

5.	Assignment and Novation Agreement between Cyprus Canada Inc. International Taurus Resources Inc. and Fairstar Explorations Inc. made as of the 17th day of July 1998.

6.	Assignment and Novation Agreement between Cyprus Canada Inc. International Taurus Resources Inc. and Fairstar Explorations Inc. made as of the 1st day of May 2000.

7.	Convention d’Usinage a Forfait dated August 15, 2004 between Usine Camflo Inc. and International Taurus Resources.

8.	Exploration Agreement with Option to Purchase between Cyprus Canada Inc. and International Taurus Resources Inc. made effective as of the 17th day of July 1998.

9.	Exploration Licence with Option to Purchase between Autotrac Limited and ITS effective October 15, 1999.

10.	Joint Venture Agreement between Northway Explorations Limited and T&H Resources Ltd. And Total Energold Corporation dated April 5, 1990, Amendment to the Northway Joint Venture Agreement effective October 26, 1992, and Amendment to Northway Joint Venture Agreement among Northway Explorations Limited, T&H Resources Limited and Cyprus Canada Inc. effective January 1, 1994.

11.	Joint Venture Agreement between OGY Petroleums Ltd. And Cyprus Canada Inc. dated April 30, 1994.

12.	Loan Agreement between Stonegate Management Limited and International Taurus Resources Inc. dated August 16, 2000, as subsequently amended.

13.	Memorandum of Agreement between Fairstar Explorations Inc. and International Taurus Resources Inc. entered into the 10th day of July, 2002.

14.	Participation Agreement made as of May 1, 1990.

15.	Purchase Agreement made as of October 23, 1992 between Energold Minerals Inc./Mineraux Energold Inc. and Cyprus Canada Inc.

16.	Option Agreement between International Taurus Resources Inc., Fairstar Explorations Inc. and Majescor Resources Inc. dated December 18, 2003.

17.	Services Agreement effective October 1, 2003 between International Taurus Resources Inc. and Andre de Guise.

18.	Termination Agreement among Morrison Mining Minerals Limited and Cyprus Canada Inc. dated as of October 14, 1992.

19.	Service Agreement between International Taurus Resources Inc. and Janet Lee Horbulyk dated October 1, 2004.

20.	Service Agreement between International Taurus Resources Inc. and Blue Heron Productions Inc. dated November 4, 2004.

21.	Underground Development and Mining Contract Agreement between International Taurus Resources Inc. and Ross-Finlay 2000 Inc. effective as of September 30, 2003.

22.	Warrant certificates for the Taurus Warrants listed on Schedule B.

23.	Taurus Stock Option Plan.

SCHEDULE H

BONANZA SUBSIDIARIES

As of the Effective Date, the subsidiaries of Bonanza were as follows:

Name	Jurisdiction	Status
Bonanza Gold Inc.	Canada (CBCA)	Active
Bonanza Exploration Inc.(1)	Nevada	Active
Asia Minerals (Philippines) Inc.	Philippines	Inactive
0710887 B.C. Ltd. (Newco)	British Columbia	Active

Notes:

(1) Bonanza Exploration Inc. is a wholly-owned subsidiary of Bonanza Gold Inc.

SCHEDULE I

BONANZA MATERIAL CONTRACTS

1.	Centennial Development Company Purchase agreement dated February 13, 2002 and Final Assignment and Royalty Deed Agreement dated July 26, 2002.

2.	February 26, 2002 Assignment and U.S. Bankruptcy Court Order approving sale of Copperstone property.

3.	Quitclaim Deed and Reservation of Royalty entered into February 20, 2002 by and among Atlas Minerals Inc., Atlas Gold Mining Inc. and Atlas Precious Metals Inc., and Bonanza Explorations Inc.

4.	Special Warranty Deed with Reservation of Royalty entered into February 20, 2002 by and among Atlas Minerals Inc., Atlas Gold Mining Inc. and Atlas Precious Metals Inc., and Bonanza Explorations Inc.

5.	Amended and Restated Purchase and Sale Agreement between Arctic Precious Metals, Inc. and America Bonanza Gold Mining Corp. dated. December 6, 2000 and further amendment dated October 12, 2001.

6.	Purchase and Sale Agreement dated November 23, 1999 between Arctic Precious Metals, Inc. and Asia Minerals Corp.

7.	Option and Acquisition Agreement dated as of November 12, 1998 between Gold Dyke Mines, Inc. and Vengold Inc.

8.	Joint Venture Agreement dated August 5, 1998 between Arctic Precious Metals, Inc. and Asia Minerals Corp.

9.	Copperstone Lease/Contract effective June 12, 1995 by and between The Patch Living Trust and Royal Oak Mines (U.S.A.) Inc.

10.	Warrant certificates for the Bonanza Warrants listed on Schedule F.

11.	Bonanza Stock Option Plan.

12.	Employment Agreement dated April 1, 2003 as amended May 31, 2004 between Bonanza and Brian Kirwin.

13.	Employment Agreement dated April 1, 2003 as amended May 31, 2004 between Bonanza and G.T. Bonifacio.

SCHEDULE J

FENELON PROJECT, CASA BERARDI CLAIMS, RELATED ASSETS AND
FAIRSTAR FENELON CONTRACTS

Fairstar holds a 38% interest in the Joint Venture in respect of the Fenelon Project including the tangible assets seized by a creditor referred to in section 2 of Schedule C.

The Joint Venture is documented by the Joint Venture Agreement dated April 30, 1994 between OGY Petroleums Ltd. and Cyprus Canada Inc., assigned and novated as to OGY to Taurus and Fairstar by agreement dated May 1, 2000 and amended by agreement dated July 10, 2002.

Fairstar owes a total of $300,000 to the following creditors in connection with borrowings to finance its interest in the Fenelon Project Joint Venture. The following is a list of the outstanding creditors of Fairstar and the amounts owed to them as at the date hereof which are to be discharged by Newco from the $300,000 to be paid by Fairstar as part of the Arrangement:

1.	Petrovest Management VI Inc.	$ 33,333
2.	Petrovest Management IV Inc.	$ 33,333
3.	172167 Canada Inc.	$ 13,333
4.	172168 Canada Inc.	$ 13,333
5.	172420 Canada Inc.	$ 13,333
6.	172421 Canada Inc.	$ 13,333
7.	Rothesay Resources Inc.	$ 88,889
8.	James Tooley	$ 22,222
9.	Allan Reznick	$ 22,222
10.	David Millman	$ 11,112
11.	3000877 Canada Inc.	$ 13,333
12.	4186362 Canada Inc.	$ 22,224

Northway Royalty

Fairstar holds a 1% net smelter royalty on the 113 claims comprising the Northway portion of the Northway-Noyon Gold Project in Quebec, as more particularly described in Exhibit 3 to Schedule M, which claims are held by Taurus. The Northway claims that Fairstar located on the Casa Berardi Break, and all of Fairstar’s right, title, and interest in and to this royalty will be transferred to FairstarSub as part of the Casa Berardi Claims.

Reports

The following is a list of the geological reports prepared regarding the Fenelon Project and the Casa Berardi Claims:

1.	Geospex Sciences Inc. Report on 1996-97 Winter Exploration Program July 1997

2.	Geospex Sciences Inc. Addendum to August 1997 Report

3.	Geospex Sciences Inc. Etude géotechnique de la zone de la découverte, Propriété Fenelon 1997

4.	Kenneth Gut and Andrew Tim 2000 Report on Diamond Drilling Fenelon “A” Property December 2000.

5.	Kenneth Guy Report on the geology of the bulk sample, Fenelon Gold Project August 2001

6.	B Needham and G Nemcsok 1995 Fenelon “A” Diamond Drill Report August 1995

7.	B Needham and G Nemcsok 1996 Fenelon “A” Diamond drill Report June 1996

8.	RJW Mining Consultants Report on Fenelon Gold Project Ore Milling at Camflo Mill, May 30 to July 06, 2001 July 2001

9.	Veilleux Charles Report on Bulk Sample February 5 to June 14, 2001 July 2001

10.	David Michael Geostatistical Study 1997

11.	Boileau Pierre and D. Lapointe Geophysical Surveys Mag., EM., I.P., Val d’Or Geophysics 1995

12.	Boileau Pierre Levés géophysiques Propriété Geospex Science Inc., Fairstar Explorations Inc.,Val d’Or Sagax 1997

13.	Broughton D. Report on Winter 1993 Fenelon « A » and Gaudet »C » diamond drill Programs Cyprus Canada Inc. 1993

14.	Chartré Ed. Geophysical Surveys Fenelon “A” Mag., EM. surveys Services Exploration Enr. 1994

15.	Guy Kenneth Fenelon “A” Property 1994 winter diamond drill Program and Fenelon JV proposal Cyprus Canada Inc. and OGY Petroleum 1994

16.	Kenwood J. Report on Mag and EM surveys Fenelon “A” Property Total Energold Corp., and Morrison Minerals Ltd., 1991

17.	Lortie P. Geophysical Survey Cyprus Canada Inc., IP Survey, Val d’Or Geophysics 1996

18.	Poulin M., Goupil F. Seismic Refraction Survey Fenelon Discovery Geophysique GPR International Inc. 1996

19.	CHIM International Fenelon Gold Pre-Feasibility Report October 1997

20.	PAH Report 2001 Fenelon Gold project Resource Estimation and Scoping Study Fenelon JV

21.	SRK Consulting 2002, Structural Analysis of the Fenelon Deposit

22.	SRK Consulting 2003, Independent Technical Report on the Fenelon Project, Quebec Canada

23.	Minerals Resources Engineering; David E Drips Fenelon Pre Feasibility Study, (Several Versions, June 2003). Also Advanced Scoping Study Fenelon Project June 3 2003.

24.	Derosier Christian, Qualification Report on the Fenelon Project, Fairstar Explorations Inc., March 2002.

25.	Yves Thomassin ROCHE Etude Environnemental Projet de Mise en Valeur du Gisement Fenelon “A”

26.	Robert C Bryce, Preliminary Assessment Report, Fenelon Gold Project, Quebec. March 15, 2004.

27.	Christian Derosier Report on 2002 Exploration Program on Fenelon Project July 2003.

28.	Pelletier/ Gagnon Report Summer 2004, Most recent Report, Copies in Fairstar Pointe Claire office.

SCHEDULE K

FENELON LITIGATION AND OTHER LITIGATION
AFFECTING THE COMPANIES, IF ANY

1.	Fairstar has commenced an action in Quebec Supreme Court, Action # S.C. 500-17-022951-043, claiming that Taurus has breached the Fenelon Project Joint Venture Agreement. Fairstar has obtained an injunctive order dated November 2, 2004 in connection with this action.

2.	On December 16, 2004, Ross-Finlay 2000 Inc. filed an action for recovery of an account before the Superior Court of Québec in the judicial district of Abitibi stating that Taurus owed it $401,907.98 for services rendered between August 2003 and November 2004 on the Fenelon Project pursuant to the Underground Development and Mining Contract. The action is to be presented before a judge on February 1st, 2005.

3.	On November 23, 2004, Taurus received a demand letter from the First Nation Abitibiwinni (Algonquin) which requested that Taurus cease all operations on the Fenelon Project and commence negotiations with them regarding indemnity payables by Taurus since Trap Lines registered in the name of members of their community, and not in the name of members of the Cree Nation of Washaw Sibi Eyou (the Nation with whom Taurus is presently negotiating), will be affected by the mining operations on the Fenelon Project. On December 15, 2004, Taurus’ Quebec legal counsel received a letter from the Secrétariat aux Affaires Autochtones (Québec) stating that the Government of Québec has not officially adopted a position in regard of the Washa Sibi Eyou claim (seeking recognition as a Cree Nation) and that an agreement with the Cree Nation of Washa Sibi Eyou doesn’t prevent the conclusion of any other agreement with other groups interested by Taurus’ project. On December 17, 2004, in light of the dispute between the Crees and the Algonquins, Taurus advised them that it was suspending negotiations for an indefinite period of time.

SCHEDULE L

BONANZA MINERAL PROPERTIES AND RELATED ASSETS

America Bonanza holds interests in five mineral exploration projects (the Pamlico, Gold Bar and Belmont projects in Nevada and the Oatman and Vulture projects in Arizona) and one development project (the Copperstone Project in Arizona).

Exploration Projects

1.                 The Pamlico Project

The Pamlico property is located in Mineral County, 15 kilometres from Hawthorne, Nevada, United States and is comprised of 63 patented and unpatented Federal mineral claims covering 5 square kilometres as listed on the attached Exhibit 1.

2.                The Gold Bar Project

The Gold Bar project covers 8.5 square kilometres are located in Eureka County in the Battle Mountain/Eureka mineral trend in east-central Nevada, United States, 50 kilometres northwest of Eureka, Nevada. The Gold Bar project is comprised of 103 patented and unpatented claims as follows:

(a)                WAIT 29, 31, 33, 35, 37 and 39 patented mining claims described in patent issued by USA dated July 14, 1989 Patent No. 27-89-0038; and

(b)                 9 groups of unpatented mining claims listed on the attached Exhibit 2.

3.                 The Oatman Project

The Oatman property is located in Mohave County in Northwest Arizona, United States and consists of 67 unpatented lode claims covering 1500 acres listed on the attached Exhibit 3.

4.                 Belmont Project

The Belmont project consists of 24 unpatented mineral claims covering 2.0 square kilometres located in Nye County, Nevada listed on the attached Exhibit 4.

5.                 Vulture Project

The Vulture Project consists of 68 unpatented mineral claims covering 5.6 square kilometres located in Maricopy County, Arizona listed on the attached Exhibit 5.

Development Project

1.                 Copperstone Gold Project

The Copperstone property is located in La Paz County, Arizona, United States. The closest communities are Quartzite, located 16 kilometres to the south and Parker, located 40 kilometres to the north. Phoenix is 106 kilometres east of the Copperstone property. The property is accessible from Phoenix on Interstate 10 to Quartzite and Route 95 from Quartzite. An 8 kilometre unpaved mine road connects the property to Route 95. The Copperstone property consists of 284 contiguous unpatented federal mineral claims owned by The Patch Living Trust and leased to America Bonanza for a 10 year term starting June 12, 1995, renewable by America Bonanza for one or more 10 year terms at America Bonanza’s option under the same terms and conditions. The mineral claims are as listed on the attached Exhibit 6.

Exhibit 1 to Schedule L

PAMLICO PROJECT

Unpatented lode mining claims situated within the Pamlico Mining District in Section 13 T 7 N, R 31 E and Section 18, T 7 N, R 32 E [MDBM], County of Mineral, State of Nevada

Claim Name	Location Date	BLM Serial No.	Mineral County Records

NS 35	Nov. 13, 1998	800195	Book 178 Page 926
NS 37	Nov. 13, 1998	800197	Book 178 Page 928
NS 38	Nov. 13, 1998	800198	Book 178 Page 929
NS 39	Nov. 13, 1998	800199	Book 178 Page 930
NS 40	Nov. 13, 1998	800200	Book 178 Page 931
NS 41	Nov. 13, 1998	800201	Book 178 Page 932
NS 42	Nov. 13, 1998	800202	Book 179 Page 933
NS 43	Nov. 13, 1998	800203	Book 179 Page 934
NS 44	Nov. 13, 1998	800204	Book 179 Page 935
NS 45	Nov. 13, 1998	800205	Book 179 Page 936
NS 70	Nov. 13, 1998	800230	Book 179 Page 961
NS 72	Nov. 13, 1998	800232	Book 179 Page 963
NS 74	Nov. 13, 1998	800234	Book 179 Page 965
NS 76	Nov. 13, 1998	800236	Book 179 Page 967
NS 78	Nov. 13, 1998	800238	Book 179 Page 969
NS 80	Nov. 13, 1998	800240	Book 179 Page 971

Total Claims: 16

Ns Claim Group

Unpatented lode mining claims situated in Section 13, 19 and 24 of
T 7 N, R 31 E (Mt. Diablo Meridian), Mineral County, NV

#	CLAIM NAME	CLAIMANT	BLM NMC#	TWPRNGSEC	COUNTY
1	Pamlico	Goldyke Mines	680528	07N31ES24	Mineral
2	PamlicoExt	Goldyke Mines	680529	07N31ES24	Mineral
3	East Pamlico	Goldyke Mines	680530	07N31ES24	Mineral
4	Old Faithful	Goldyke Mines	680531	07N31ES24	Mineral
5	Earty Dawn	Goldyke Mines	680532	07N31ES24	Mineral
6	Good Hope	Goldyke Mines	680533	07N31ES24	Mineral
7	Belleview	Goldyke Mines	680534	07N31ES24	Mineral
8	Dexter	Goldyke Mines	680535	07N31ES24	Mineral
9	Gold Bar Fraction	Goldyke Mines	680536	07N31ES24	Mineral
10	Owl	Goldyke Mines	680537	07N31ES24	Mineral
11	Victor	Goldyke Mines	680538	07N32ES19	Mineral
12	Victor 2	Goldyke Mines	680539	07N32ES19	Mineral
13	Victor 3	Goldyke Mines	680540	07N32ES19	Mineral
14	Dave 5	Goldyke Mines	692002	07N32ES19	Mineral
15	Dave 6	Goldyke Mines	692003	07N32ES19	Mineral
16	Dave 9	Goldyke Mines	692006	07N32ES19	Mineral
17	Pam 2	Goldyke Mines	682813	07NE31S24	Mineral
18	Pam 4	Goldyke Mines	682815	07N32ES24	Mineral
19	Pam 6	Goldyke Mines	682817	07N31 ES13	Mineral
20	Pam7	Goldyke Mines	682818	07N31ES13	Mineral
21	Pam 8	Goldyke Mines	682819	07N31ES13	Mineral
22	Pam 9	Goldyke Mines	682820	07N31ES13	Mineral
23	Pam 10	Goldyke Mines	682821	07N31ES13	Mineral
24	Pam 11	Goldyke Mines	682822	07N31ES13	Mineral
25	Pam 12	Goldyke Mines	682823	07N31ES13	Mineral
26	Pam 13	Goldyke Mines	682824	07N31ES13	Mineral
27	Pam 14	Goldyke Mines	682825	07N31ES24	Mineral
28	Pam 15	Goldyke Mines	682826	07N31 ES24	Mineral
29	Pam16	Goldyke Mines	682827	07N31ES13	Mineral
30	Pam17	Goldyke Mines	682828	07N31ES13	Mineral
31	Pam18	Goldyke Mines	682829	07N31 ES24	Mineral
32	Pam19	Goldyke Mines	682830	07N31ES13	Mineral
33	Belleview Fraction	Goldyke Mines	682842	07N31ES24	Mineral

Total Claims: 33

Unpatented lode mining claims situated within the Pamlico Mining District in Section 19,
T 7 N, R 32 E [MDBM], County of Mineral, State of Nevada

Claim Name	Location Date	BLM Serial No.	Mineral County Records

NS 94	Nov. 12, 1998	800254	Book 178 Page 985
NS 95	Nov. 12, 1998	800255	Book 178 Page 986
NS 96	Nov. 14, 1998	800256	Book 178 Page 987
NS 97	Nov. 12, 1998	800257	Book 178 Page 988
NS 98	Nov. 14, 1998	800258	Book 178 Page 989
NS 100	Nov. 14, 1998	800260	Book 178 Page 991
NS 130	Nov. 12, 1998	800290	Book 179 Page 22
NS 131	Nov. 12, 1998	800291	Book 179 Page 23
NS 132	Nov. 12, 1998	800292	Book 179 Page 24
NS 188	Nov. 12, 1998	800348	Book 179 Page 80
NS 189	Nov. 12, 1998	800349	Book 179 Page 81
NS 190	Nov. 12, 1998	800350	Book 179 Page 82
NS 191	Nov. 12, 1998	800351	Book 179 Page 83
NS 195	Nov. 12, 1998	800352	Book 179 Page 84

Total Claims: 14

Exhibit 2 to Schedule L

Gold Bar Mining Properties – Eureka County, Nevada

The following unpatented lode mining claims situation in Section 4 & 5, T 22 N, R 50 E, and in Section 32, T 23 N, R 50 E (Mt. Diablo Meridian), Eureka County, Nevada:

		Eureka County Records
Claim Name	BLM/NMC#	Book	Page

R # 13, amended	164135	201	557

R # 13, amended	164136	201	558
R # 13, amended	361638	201	561
R # 13, amended	361639	201	562
R # 13, amended	361640	201	563

RC	567865	201	554
RD	567866	201	555
RF	567867	201	556

The following unpatented lode mining claims situation in Section 4 & 5, T 22 N, R 50 E, and in Section 32 & 33, T 23 N, R 50 E (Mt. Diablo Meridian), Eureka County, Nevada:

		Eureka County Records
Claim Name	BLM/NMC#	Book	Page
WI 8	373448	147	205
WI 9	373449	147	206
WI 10	373450	147	207
WI 12	373452	147	209
WI 31	373471	147	228

WI 32	373472	147	229
WI 33	373473	147	230
WI 34	373474	147	231
WI 277	388513	153	67
WI 278	388514	153	68

WI 279	388515	153	69
WI 280	388516	153	70
WI 281	388517	153	71

The following unpatented lode mining claims situated in Sections 22, 23, 26 & 27, T 22 N, R 49 E (Mr. Diablo Meridian), Eureka County, Nevada:

		Eureka County Records
Claim Name	BLM/NMC#	Book	Page
Jasper 269	296387	120	40
Jasper 270, amended	296388	141	587
Jasper 271, amended	296389	143	162
Jasper 272, amended	296390	143	164
Jasper 273, amended	296391	135	56

Jasper 274, amended	296392	143	166
Jasper 276, amended	296394	143	168
Jasper 282	296400	120	53
Jasper 282, amended	314799	135	74
Jasper 283, amended	296401	135	76

Jasper 283 A	339282	135	78
Jasper 285, amended	296403	135	80
Jasper 287, amended	296405	135	82
Jasper 310, amended	296428	143	174
Jasper 312, amended	296430	143	176

Jasper 314, amended	296432	135	92
Jasper 315, amended	296433	135	96
Jasper 316, amended	296434	135	98
Jasper 317, amended	296435	135	102
Jasper 322, amended	296439	135	110

Jasper 323	296440	135	112
Jasper 323 A	339285	135	114
Jasper 325	296442	120	95

The following unpatented lode mining claims situated in Sections 22, 23, 26 & 27, T 22 N, R 49 E (Mt. Diablo Meridian), Eureka, Nevada:

		Eureka County Records
Claim Name	BLM/NMC#	Book	Page
Jasper 275, amended	296393	135	60
Jasper 277, amended	296395	135	64
Jasper 278, amended	296396	143	170
Jasper 279, amended	296397	135	68
Jasper 280, amended	296398	143	172

Jasper 281	296399	120	52
Jasper 281A, amended	314798	135	72
Jasper 316A, amended	314800	135	100

		Eureka County Records
Claim Name	BLM/NMC#	Book	Page
Jasper 318, amended	296436	135	104
Jasper 319, amended	296437	135	106

Jasper 320, amended	296438	135	108
Jasper 364A, amended	314801	135	124

The following unpatented lode mining claims situation in Section 26, T 22 N, R 49 E (Mt. Diablo Meridian), Eureka, Nevada:

		Eureka County Records
Claim Name	BLM/NMC#	Book	Page
WAH 22, amended	293570	128	297
WAH 23, amended	293571	128	298

The following unpatented lode mining claims situation in Sections 26 & 27, T 22 N, R 49 E (Mt. Diablo Meridian), Eureka, Nevada:

		Eureka County Records
Claim Name	BLM/NMC#	Book	Page
WAH 24, amended	293572	143	159
WAH 25, amended	293573	143	160
WAH 26, amended	293574	128	301
WAH 27, amended	293575	143	161
WAH 28, amended	293576	128	303

WAH 30, amended	293578	128	305
WAH 32, amended	293580	128	307
WAH 34, amended	293582	128	309
WAH 36, amended	293584	128	311
WAH 38, amended	293586	128	313

WAH 40, amended	293588	128	315
WAH 42, amended	293589	128	316

The following unpatented lode mining claims situation in Sections 22, 23, 24, 25 and 27, T 22 N, R 49 E (Mt. Diablo Meridian), Eureka, Nevada:

		Eureka County Records
Claim Name	BLM/NMC#	Book	Page
GB 1	850996	365	7
GB 2	850997	365	8
GB 3	850998	365	9
GB 4	850999	365	10

		Eureka County Records
Claim Name	BLM/NMC#	Book	Page
GB 5	851000	365	11
GB 7	851001	365	12
GB 9	851002	365	13
GB 11	851003	365	14
GB 19	851004	365	15
GB 20	851005	365	16
GB 21	851006	365	17
GB 22	851007	365	18
GB 23	851008	365	19
GB 24	851009	365	20
GB 25	851010	365	21
GB 26	851011	365	22
GB 27	851012	365	23
GB 28	851013	365	24
GB 29	851014	365	25
GB 30	851015	365	26
GB 31	851016	365	27
GB 32	851017	365	28
GB 33	851018	365	29
GB 34	851019	365	30
GB 35	851020	365	33
GB 36	851021	365	32
GB 37	851022	365	33
GB 38	851023	365	34
GB 39	851024	365	35
GB 40	851025	365	36
GB 41	851026	365	37
GB 42	851027	365	38
GB 43	851028	365	39

Exhibit 3 to Schedule L

Oatman Properties – Mohave County, Arizona

The following unpatented lode mining claims situated in Sections 3, 4, 9 and 10 in T 19 N, R 20 W (Gila & Salt River Meridian), Mohave County, Arizona:

Claim Name	BLM/AMC #	Maricopa Co. Recordation #
OAT1	358874	03-103694
OAT2	358875	01-103695
OAT3	358876	03-103696
OAT4	358877	01-103697
OAT5	358878	03-103698
OAT6	358879	01-103699
OAT7	358880	03-103700
OAT8	358881	01-103701
OAT9	358882	03-103702
OAT10	358883	01-103703
OAT11	358884	03-103704
OAT12	358885	01-103705
OAT13	358886	03-103706
OAT14	358887	01-103707
OAT15	358888	03-103708
OAT16	358889	01-103709
OAT17	358890	03-103710
OAT18	358891	01-103711
OAT29	358892	03-103712
OAT30	358893	01-103713
OAT31	358894	03-103714
OAT32	358895	01-103715
OAT33	358896	03-103716
OAT34	358897	01-103717
OAT35	358898	03-103718
OAT36	358899	01-103719
OAT37	358900	03-103720
OAT38	358901	01-103721
OAT39	358902	03-103722
OAT40	358903	01-103723
OAT41	358904	03-103724
OAT42	358905	01-103725
OAT43	358906	03-103726
OAT44	358907	01-103727
OAT45	358908	03-103728
OAT46	358909	01-103729
OAT47	358910	03-103730

Claim Name	BLM/AMC #	Maricopa Co. Recordation #
OAT48	358911	01-103731
OAT49	358912	03-103732
OAT50	358913	01-103733
OAT51	358914	03-103734
OAT52	358915	01-103735
OAT53	358916	03-103736
OAT54	358917	01-103737
OAT55	358918	03-103738
OAT56	358919	01-103739
OAT57	358920	03-103740
OAT58	358921	01-103741
OAT59	358922	03-103742
OAT60	358923	01-103743
OAT61	358924	03-103744
OAT62	358925	01-103745
OAT63	358926	03-103746
OAT64	358927	01-103747
OAT65	358928	03-103748
OAT66	358929	01-103749
OAT67	358930	03-103750
OAT68	358931	01-103751
OAT69	358932	03-103752
OAT70	358933	01-103753
OAT71	358934	03-103754
OAT72	358935	01-103755
OAT73	358936	03-103756
OAT74	358937	01-103757
OAT75	358938	03-103758
OAT76	358939	01-103759
OAT77	358940	03-103760

Exhibit 4 to Schedule L

Belmont Properties – Nye County, Nevada

The following unpatented lode mining claims situated in Sections 31 in T 9 N, R 46 E, Section 36 in T 9 N, 4 45 E, Section 1 T 8 N, R 45 E, and Section 6 T 8 N, R 46 E (MDB&M Meridian), Nye County, Nevada:

Claim Name	BLM/AMC #	Nye Co. Recordation #

TV1	862318	582882
TV2	862319	582883
TV3	862320	582884
TV4	862321	582885
TV5	862322	582886
TV6	862323	582887
TV7	862324	582888
TV8	862325	582889
TV9	862326	582890
TV10	862327	582891
TV11	862328	582892
TV12	862329	582893
TV13	862330	582894
TV14	862331	582895
TV15	862332	582896
TV16	862333	582897
TV17	862334	582898
TV18	862335	582899
TV19	862336	582900
TV20	862337	582901
TV21	862338	582902
TV22	862339	582903
TV23	862340	582904
TV24	862341	582905

Total: 24 Claims

Exhibit 5 to Schedule L

Vulture Properties – Maricopa County, Arizona

The following unpatented lode mining claims situated in Sections 6 in T 5 N, R 5 W, Section 31 in T 6 N, R 6 W (Gila & Salt River Meridian), Maricopa County, Arizona:

Claim Name	BLM/AMC #	Maricopa Co. Recordation #

V1	361462	2004-0581201
V2	361463	2004-0581202
V3	361464	2004-0581203
V4	361465	2004-0581204
V5	361466	2004-0581205
V6	361467	2004-0581206
V7	361468	2004-0581207
V7A	361469	2004-0581208
V8	361470	2004-0581209
V9	361471	2004-0581210
V10	361472	2004-0581211
V11	361473	2004-0581212
V12	361474	2004-0581213
V13	361475	2004-0581214
V14	361476	2004-0581215
V15	361477	2004-0581216
V16	361478	2004-0581217
V17	361479	2004-0581218
V18	361480	2004-0581219
V19	361481	2004-0581220
V20	361482	2004-0581221
V21	361483	2004-0581222
V22	361484	2004-0581223
V23	361485	2004-0581224
V24	361486	2004-0581225
V25	361487	2004-0581226
V26	361488	2004-0581227
V27	361489	2004-0581228
V28	361490	2004-0581229
V29	361491	2004-0581230
V30	361492	2004-0581231
V31	361493	2004-0581232
V32	361494	2004-0581233
V33	361495	2004-0581234
V34	361496	2004-0581235
V35	361497	2004-0581236

Claim Name	BLM/AMC #	Maricopa Co. Recordation #
V36	361498	2004-0581237
V37	361499	2004-0581238
V38	361500	2004-0581239
V39	361501	2004-0581240
V40	361502	2004-0581241
V41	361503	2004-0581242
V42	361504	2004-0581243
V43	361505	2004-0581244
V44	361506	2004-0581245

Total: 45 Claims

Claim Name	BLM/AMC #	Maricopa Co. Recordation #

V45		2004-0930569
V46		2004-0930570
V47		2004-0930571
V48		2004-0930572
V49		2004-0930573
V50		2004-0930574
V51		2004-0930575
V52		2004-0930576
V53		2004-0930577
V54		2004-0930578
V55		2004-0930579
V56		2004-0930580
V57		2004-0930581
V58		2004-0930582
V59		2004-0930583
V60		2004-0930584
V61		2004-0930585
V62		2004-0930586
V63		2004-0930587
V64		2004-0930588
V65		2004-0930589
V66		2004-0930590
V67		2004-0930591

Total: 23 Claims

Exhibit 6 to Schedule L

Copperstone Project

The following unpatented lode mining claims are situated in Sections 6-10, 15-23, Township 6 North, Range 19 West; Sections 1, 2, 10-14, 22-27, Township 6 North, Range 20 West; Sections 24, 25, 36, Township 7 North, Range 20 West; Section 19, Township 7 North, Range 19 West, GSRM, La Paz County, Arizona, the location notices of which are of record in the office of the Recorder of La Paz County and the Arizona State Office of the Bureau of Land Management as follows:

	Recordation
Name of Claim	Book	Page	Amended Recordation Instrument	BLM Serial Number (AMC)
Iron Reef #1-10	1168	69-88		105953-105962
Copperstone # 1-14	1128	65-80	86-2300-2313	91283-91296
Copperstone # 15-17	1129	627-632	86-2314-2316	88612-88614
Copperstone # 18-29	1131	294-309	86-2317-2328	95246-95257
Copperstone # 30-40	1151	145-157	86-2329-2339	98423-98433
Copperstone # 41-53	1152	181-205	86-2340-2352	98957-98969
Copperstone # 54-57	1152	763-770	86-2353-2356	98970-98973
Copperstone # 58-62	1152	771-779	86-2357-2361	98974-98978
Copperstone # 63	1152	781	86-2362	98979
Copperstone # 64-65	1173	716-719	86-2363-2364	108058-108059
Copperstone # 101-115	1254	76-105	86-2365-2379	144884-144898
Copperstone # 116A	1254	107	86-2380	144899
Copperstone # 117-120	1254	109-115	86-2381-2384	44900-144903
Copperstone # 122-127	1254	119-129	86-2385-2390	144905-144910
Copperstone # 129-131	1254	133-138	86-2391-2393	144912-144914
Copperstone # 132-133	1254	139-140	86-2394-2395	144915-144916

	Recordation
Name of Claim	Book	Page	Amended Recordation Instrument	BLM Serial Number (AMC)
Copperstone # 134	1254	142	86-2396	144917
Copperstone # 136-139	1254	147-154	86-2397-2400	144919-144944
Copperstone # 162.171	276	349-371	86-2423-2432	164418-164427
Copperstone # 172A	1276	373	86-2433	164428
Copperstone # 183A	1276	395	86-2434	164439
Copperstone # 184-191	1276	397-410	86-2435-2442	164440-164447
Copperstone # 192A	1276	412	86-2443	164448
Copperstone # 210-315	1276	448-658	86-2444-2549	164466-164571
Copperstone # 316-328	84-2460-2472		86-2550-2562	220648-220660
Copperstone # 329-339	86-4548-4558			260459-260469

SCHEDULE M

TAURUS MINERAL PROPERTIES AND RELATED ASSETS

MINERAL PROPERTIES

Fenelon Gold Project, Quebec

The Fenelon Gold Project, which is exploring the 454-claim Fenelon property, is located about 600 kilometres northwest of Montreal, Quebec in the productive Casa Berardi greenstone gold district. The project is a joint venture between International Taurus Resources Inc (TSX Venture Exchange: ITS) and Fairstar Explorations Inc. Taurus is manager of the Fenelon Project and has a 62 percent interest in the joint venture. A feasibility study and mining test is planned that will include the construction of underground workings, which will extract a minimum of 92,000 tonnes of mineralization in a mining test and define additional gold resources for the long-term development of the project.

Cyprus Canada Inc discovered the Fenelon gold deposit in 1993. Through 1998, Cyprus and Fairstar expended in excess of $8 million on the Fenelon Project. The work included extensive drilling and the preparation of an open-pit mine prefeasibility study. Cyprus withdrew from Canada and the gold business in 1998 and Taurus purchased Cyprus' remaining Canadian properties, which included Fenelon and other Casa Berardi properties. Taurus re-evaluated previous work at Fenelon and determined that underground exploitation appears to offer the best potential to develop a very profitable mining venture. Since 1999, the venture has spent more than $7 million on additional drilling, bulk sampling, underground development and resource assessment.

To date, more than 300 diamond-drill holes have been completed at Fenelon. Every drill hole has intersected gold mineralization or related alteration. More than half of the holes intersect and define the high-grade gold deposit in the Discovery Area, which is at least 300 metres in length, 75 metres in width and 300 metres in depth. SRK Consulting prepared an independent technical report that includes a gold-resource estimate of more than 31,000 ounces in an area within 50 metres of the surface in the central part of the Discovery Area. The upper 110 metres of the Discovery Area have the potential to produce 125,000 to 150,000 ounces of gold. This number is an internal Taurus estimate based on recent Taurus exploration and on historical Cyprus and Fairstar data. The deposit is open along strike and down dip.

A bulk-sample program has provided the direct mining experience necessary to develop an economic mine plan. The metallurgical response of the mineralization to the conventional cyanidation mill flow sheet was as predicted in previous tests, with an excellent gold recovery of over 97 percent. Production from the bulk sample totaled approximately 14,000 tonnes milled, producing 4,339 ounces of gold. The underground development was started in October 2003, and site facilities and a full camp have been built. More than 250 metres of ramp and 550 metres of underground development have been accomplished since that time. The ramp has advanced to the 5195 elevation (55 metres below surface).

Fenelon Project claims are listed in Exhibit 1 to Schedule M.

Martiniere Property, Quebec

The Martiniere property is located mainly in Martiniere Township, Quebec, 600 kilometres northwest of Montreal. Taurus' Fenelon Gold Project is 30 kilometres to the east. Taurus owns 100 percent, subject to a 2 percent Net Smelter Returns royalty, of the 182 contiguous unpatented Martiniere claims (5,456 hectares). Improved roads service the general area. A growing network of timber roads is providing better access to the property. Winter roads are generally used for exploration. Following a program of geophysical surveying, Cyprus Canada Inc drilled two diamond drill holes on the property totalling 310.5 metres. The second hole, MD97-02, intersected massive to semi-massive pyrite mineralization over 13 metres with tourmaline and strong carbonate, sericite, silicification and fuchsite alteration throughout the hole. Several Taurus holes drilled in 1999 and 2000 expand the original Cyprus discovery to over a 400-metre strike length. Twenty-one drill holes, totalling 3,807 metres and completed by Taurus, indicate widespread gold mineralization and suggest that the higher-grade mineralization is contained in shoots of limited strike length, similar to the occurrence at Taurus' Fenelon project.

The list of Martiniere claims are listed in Exhibit 2 to Schedule M.

Northway-Noyon Gold Project, Quebec

The Northway-Noyon Gold Project is located Noyon Township, Quebec, 25 kilometres south of Matagami, Quebec. Access to paved highway 109, as it passes north to Matagami, is by approximately five kilometres of all-weather forestry roads. The property covers the eastern extension of Agnico Eagle's Vezza deposit and it is on the Casa Berardi Break or deformation zone, which hosts the Agnico Eagle, Vior, Golden Hope and Golden Knight deposits. The project property consists of two contiguous claim blocks; the 113-claim, 1600-hectare Northway block and the contiguous 114 claim, 2,000-hectare Noyon block. International Taurus acquired the Cyprus Canada 75-percent interest in the Northway-Noyon project in 2000. A 25-percent carried interest remains in the hands of Northway Exploration Ltd. On the Northway block, there is a 5 percent Net Smelter Return royalty, which can be bought down to 4 percent. There is a 2 percent Net Smelter Return royalty on the Noyon block.

Previous work on the Northway portion of the property includes a regional AEM helicopter-borne survey totaling 2,440 line-kilometres, a 100-metre-spaced grid ground magnetic and HELM surveys and a 400-metre-spaced IP survey. Seventy reverse circulation drill holes and 145 diamond drill holes totaling 29,000 metres have been completed. Five zones of gold mineralization, related to volcanic-sedimentary rock contacts, have been identified.

Cyprus calculated a Northway property "geological resource" of 18.2 million tonnes grading 1.48 grams of gold per tonne. From context, it cannot be determined if this "geological resource" is equivalent to any NI 43-101-compliant resource. This information is presented only in a historical context and should not be relied upon by the public. Preliminary metallurgical tests recovered 91.7 percent of the gold in a flotation concentrate. Two direct cyanide tests recovered 84 and 54 percent of the gold but only with a fine grind. Work has not progressed sufficiently on the Noyon portion of the property to calculate a resource. However, several high-quality drilling targets have been outlined with geochemical and geophysical surveys.

Property claims are listed in Exhibit 3 to Schedule M.

The Taurus property, Cassiar, British Columbia

The Taurus Gold Project, located in the Cassiar gold camp directly on paved Highway 37 about six kilometres east of the Cassiar town site, northern British Columbia, is a recently discovered disseminated gold deposit. Taurus owns 100 percent of the 46 claims on which are located the 88 Hill, 88 West and Highway Zones of the deposit and the past producing Sable, Plaza and Taurus mines. Ten claims in the area of the mines, which are east of the main Taurus Gold Project mineralization, are subject to a 2.5 percent Net Smelter Return royalty. Mine and drilling roads access the mineralized area and there are excellent service facilities nearby. The area is on the Arctic slope with elevations ranging from 1,000 to 2,150 metres. There are no extraordinary environmental problems.

The Taurus Project gold deposit is centred on 88 Hill, a low rise in the valley bottom bounded on the north by the Cassiar highway. Six geographic zones make up the area of the deposit. These are 88 Hill, 88 West, Highway, Plaza mine, Sable mine and Taurus mine. The best-defined portion of the deposit is in the 88 Hill zone. The mineralization consists of a gold-quartz-pyrite association. This occurs at the surface and extends down through about 100 metres of basalt. The configuration of the 88 Hill mineralization is such that it could be placed in production, as a start-up operation for the entire deposit, and economically bulk mined with open-pit methods.

After overseeing a year's exploration work, including geochemistry, geophysics, geology and 83 drill holes (about 13,500 metres of drilling), Cyprus initially calculated an "inferred, geological, uncut and undiluted resource" of 28.4 million tonnes grading 1.36 grams of gold per tonne. From context, it cannot be determined if this "inferred, geological, uncut and undiluted resource" is equivalent to a NI 43-101-compliant inferred resource. This information is presented only in a historical context and should not be relied upon by the public.

The claims are listed in Exhibit 4 to Schedule M.

Northshore Property, Schreiber, Ontario

The Northshore Gold Project consists of 522.3 patented acres in Priske Township on Lake Superior’s Worthington Bay about five kilometres south of Schreiber, Ontario. Schreiber is on Trans Canada Highway 17 and has an airport for charter service. Access to the property is by the Worthington Bay Road, an unimproved gravel road that traverses five kilometres from Highway 17 to the lake shore and once served the property’s mining and mill operations. Other mining roads extend to recent areas of stripping and drilling. The area is one of Ontario’s oldest gold camps, which was well known for its free gold in quartz veins. Previous work by Noranda Inc., Santa Fe Minerals Inc. and Cyprus Canada Inc. on the Northshore property has shown potential for high-grade vein and bulk mineable deposits.

The patented claims are listed in Exhibit 5 to Schedule M.

ASSETS AND PROPERTIES

Casa Berardi Airborne Geophysical Survey & Exploration Portfolio

International Taurus Resources Inc reached an agreement in 1998 to acquire the Casa Berardi, Quebec Exploration Portfolio from Cyprus Canada Inc. In all, the package consists of the rights to an ultra-high-resolution helicopter geophysical survey, which is valued at $1.5 million, and several early-stage exploration properties. The general area of the geophysical survey and exploration portfolio is in the northern Casa Berardi portion of the Abitibi greenstone belt of northwestern Quebec, approximately 600 kilometres northwest of Montreal and including the highly prospective area between the Detour Lake mine, Matagami, Joutel and Normetal. The survey area is prospective for three deposit types: gold, volcanogenic massive sulfide, and diamond-bearing kimberlite.

The survey is augmented by a full digital compilation of all drill holes, ground geophysics and assessment reports in the region. These proprietary compilation products make it possible to correlate geology with geophysical response throughout the survey area.

The claims related to this asset are listed in Exhibit 6 to Schedule M.

     Exhibit 1 to Schedule M

Fenelon Gold Project

Fenelon A

Claim No.	Expiry Date	Claim No.	Expiry Date
4443191	April 14, 2007	5071480	March 4, 2007
4443192	April 14, 2007	5071486	March 4, 2007
4443193	April 14, 2007	5121471	May 19, 2006
4443194	April 14, 2007	5121472	May 19, 2006
4443202	April 15, 2007	5121473	May 19, 2006
4443204	April 15, 2007	5121474	May 19, 2006
4443205	April 15, 2007	5121475	May 19, 2006
4443211	April 15, 2007	5121476	May 19, 2006
5009061	January 30, 2006	5121477	May 19, 2006
5009062	January 30, 2006	5121478	May 19, 2006
5009063	January 30, 2006	5121479	May 19, 2006
5009240	January 30, 2006	5121480	May 19, 2006
5009250	January 30, 2006	5121481	May 19, 2006
5009749	January 30, 2006	5121482	May 19, 2006
5009769	January 30, 2006	5121483	May 19, 2006
5009770	January 30, 2006	5121484	May 19, 2006
5009806	January 30, 2006	5121485	May 19, 2006
5009807	January 30, 2006	5121486	May 19, 2006
5009808	January 30, 2006	5121487	May 19, 2006
5009809	January 30, 2006	5121488	May 19, 2006
5009810	January 30, 2006	5121489	May 19, 2006
5009856	January 30, 2006	5121490	May 19, 2006
5009857	January 30, 2006	5121491	May 19, 2006
5009858	January 30, 2006	5121492	May 19, 2006
5009859	January 30, 2006	5121493	May 19, 2006
5009860	January 30, 2006	5121494	May 19, 2006
5009861	January 30, 2006	5121495	May 19, 2006
5009862	January 30, 2006	5121496	May 19, 2006
5009863	January 30, 2006	5121497	May 19, 2006
5009864	January 30, 2006	5121498	May 19, 2006
5009865	January 30, 2006	5121499	May 19, 2006
5009866	January 30, 2006	5121500	May 19, 2006
5069533	March 18, 2007	5121501	May 19, 2006
5071473	March 4, 2007	5121502	May 19, 2006
5071474	March 4, 2007	5121503	May 19, 2006
5071475	March 4, 2007	5121504	May 19, 2006
5071478	March 4, 2007	5121505	May 19, 2006
5071479	March 4, 2007	5121506	May 19, 2006

Claim No.	Expiry Date	Claim No.	Expiry Date
5121507	May 19, 2006	5121561	June 21, 2006
5121508	May 19, 2006	5121562	June 21, 2006
5121509	May 19, 2006	5121563	June 21, 2006
5121510	May 19, 2006	5121564	June 21, 2006
5121511	May 19, 2006	5121565	June 21, 2006
5121512	May 19, 2006	5121566	June 21, 2006
5121513	May 19, 2006	5121567	June 21, 2006
5121516	June 21, 2006	5121568	June 21, 2006
5121517	June 21, 2006	5121569	June 21, 2006
5121518	June 21, 2006	5121570	June 21, 2006
5121519	June 21, 2006	5121571	June 21, 2006
5121520	June 21, 2006	5121572	June 21, 2006
5121528	June 21, 2006	5121573	June 21, 2006
5121529	June 21, 2006	5121574	June 21, 2006
5121530	June 21, 2006	5121575	June 21, 2006
5121531	June 21, 2006	5121576	June 21, 2006
5121532	June 21, 2006	5121577	June 21, 2006
5121533	June 21, 2006	5121578	June 21, 2006
5121534	June 21, 2006	5121579	June 21, 2006
5121535	June 21, 2006	5121580	June 21, 2006
5121536	June 21, 2006	5121581	June 21, 2006
5121537	June 21, 2006	5121582	June 21, 2006
5121538	June 21, 2006	5121583	June 21, 2006
5121539	June 21, 2006	5121584	June 21, 2006
5121540	June 21, 2006	5121585	June 21, 2006
5121541	June 21, 2006	5121586	June 21, 2006
5121542	June 21, 2006	5121587	June 21, 2006
5121543	June 21, 2006	5121588	June 21, 2006
5121544	June 21, 2006	5121589	June 21, 2006
5121545	June 21, 2006	5121590	June 21, 2006
5121546	June 21, 2006	5121591	June 21, 2006
5121547	June 21, 2006	5121592	June 21, 2006
5121548	June 21, 2006	5121593	June 21, 2006
5121549	June 21, 2006	5121594	June 21, 2006
5121550	June 21, 2006	5121595	June 21, 2006
5121551	June 21, 2006	5121596	June 21, 2006
5121552	June 21, 2006	5121597	June 21, 2006
5121553	June 21, 2006	5121598	June 21, 2006
5121554	June 21, 2006	5121599	June 21, 2006
5121555	June 21, 2006	5121600	June 21, 2006
5121556	June 21, 2006	5128801	June 21, 2006
5121557	June 21, 2006	5128802	June 21, 2006
5121558	June 21, 2006	5128803	June 21, 2006
5121559	June 21, 2006	5128804	June 21, 2006
5121560	June 21, 2006	5128805	June 21, 2006

Claim No.	Expiry Date	Claim No.	Expiry Date
5128806	June 21, 2006	5128851	June 21, 2006
5128807	June 21, 2006	5128852	June 21, 2006
5128808	June 21, 2006	5128853	June 21, 2006
5128809	June 21, 2006	5128854	June 21, 2006
5128810	June 21, 2006	5128855	June 21, 2006
5128811	June 21, 2006	5128856	June 21, 2006
5128812	June 21, 2006	5128857	June 21, 2006
5128813	June 21, 2006	5128858	June 21, 2006
5128814	June 21, 2006	5128859	June 21, 2006
5128815	June 21, 2006	5128860	June 21, 2006
5128816	June 21, 2006	5128861	June 21, 2006
5128817	June 21, 2006	5128862	June 21, 2006
5128818	June 21, 2006	5128863	June 21, 2006
5128819	June 21, 2006	5128864	June 21, 2006
5128820	June 21, 2006	5128865	June 21, 2006
5128821	June 21, 2006	5128866	June 21, 2006
5128822	June 21, 2006	5128867	June 21, 2006
5128823	June 21, 2006	5128868	June 21, 2006
5128824	June 21, 2006	5128869	June 21, 2006
5128825	June 21, 2006	5128870	June 21, 2006
5128826	June 21, 2006	5128871	June 21, 2006
5128827	June 21, 2006	5128872	June 21, 2006
5128828	June 21, 2006	5128873	June 21, 2006
5128829	June 21, 2006	5128874	June 21, 2006
5128830	June 21, 2006	5128875	June 21, 2006
5128831	June 21, 2006	5128876	June 21, 2006
5128832	June 21, 2006	5128877	June 21, 2006
5128833	June 21, 2006	5128878	June 21, 2006
5128834	June 21, 2006	5128879	June 21, 2006
5128835	June 21, 2006	5128880	June 21, 2006
5128836	June 21, 2006	5128881	June 21, 2006
5128837	June 21, 2006	5128882	June 21, 2006
5128838	June 21, 2006	5128883	June 21, 2006
5128839	June 21, 2006	5128884	June 21, 2006
5128840	June 21, 2006	5128885	June 21, 2006
5128841	June 21, 2006	5128886	June 21, 2006
5128842	June 21, 2006	5128887	June 21, 2006
5128843	June 21, 2006	5128888	June 21, 2006
5128844	June 21, 2006	5128889	June 21, 2006
5128845	June 21, 2006	5128890	June 21, 2006
5128846	June 21, 2006	5128891	June 21, 2006
5128847	June 21, 2006	5128892	June 21, 2006
5128848	June 21, 2006	5128893	June 21, 2006
5128849	June 21, 2006	5128894	June 21, 2006
5128850	June 21, 2006	5128895	June 21, 2006

Claim No.	Expiry Date	Claim No.	Expiry Date
5128896	June 21, 2006	5134065	October 2, 2006
5128897	June 21, 2006	5134066	October 2, 2006
5128898	June 21, 2006	5134067	October 2, 2006
5128899	June 21, 2006	5134068	October 2, 2006
5128900	June 21, 2006	5134069	October 2, 2006
5128901	June 21, 2006	5134070	October 2, 2006
5128902	June 21, 2006	5134071	October 2, 2006
5128903	June 21, 2006	5134072	October 2, 2006
5128904	June 21, 2006	5134073	October 2, 2006
5128905	June 21, 2006	5134074	October 2, 2006
5128906	June 21, 2006	5134075	October 2, 2006
5128907	June 21, 2006	5134076	October 2, 2006
5128908	June 21, 2006	5134077	October 2, 2006
5128909	June 21, 2006	5134078	October 2, 2006
5128910	June 21, 2006	5134079	October 2, 2006
5128911	June 21, 2006	5134080	October 2, 2006
5128918	June 21, 2006	5134081	October 2, 2006
5128919	June 21, 2006	5134082	October 2, 2006
5128920	June 21, 2006	5134083	October 2, 2006
5129191	October 2, 2006	5134084	October 2, 2006
5129192	October 2, 2006	5134085	October 2, 2006
5129193	October 2, 2006	5134086	October 2, 2006
5129194	October 2, 2006	5134087	October 2, 2006
5129195	October 2, 2006	5134088	October 2, 2006
5129196	October 2, 2006	5134089	October 2, 2006
5129197	October 2, 2006	5134090	October 2, 2006
5129198	October 2, 2006	5134091	October 2, 2006
5129199	October 2, 2006	5134092	October 2, 2006
5134048	October 2, 2006	5134093	October 2, 2006
5134049	October 2, 2006	5134094	October 2, 2006
5134050	October 2, 2006	5134095	October 2, 2006
5134051	October 2, 2006	5134096	October 2, 2006
5134052	October 2, 2006	5134097	October 2, 2006
5134053	October 2, 2006	5134098	October 2, 2006
5134054	October 2, 2006	5134099	October 2, 2006
5134055	October 2, 2006	5134100	October 2, 2006
5134056	October 2, 2006	5134101	October 2, 2006
5134057	October 2, 2006	5134102	October 2, 2006
5134058	October 2, 2006	5134105	October 2, 2006
5134059	October 2, 2006	5134106	October 2, 2006
5134060	October 2, 2006	5134107	October 2, 2006
5134061	October 2, 2006	5134108	October 2, 2006
5134062	October 2, 2006	5134109	October 2, 2006
5134063	October 2, 2006	5134110	October 2, 2006
5134064	October 2, 2006	5134115	October 2, 2006

Claim No.	Expiry Date	Claim No.	Expiry Date
5134116	October 2, 2006	5134177	October 2, 2006
5134117	October 2, 2006	5134178	October 2, 2006
5134118	October 2, 2006	5134179	October 2, 2006
5134119	October 2, 2006	5134180	October 2, 2006
5134120	October 2, 2006	5134181	October 2, 2006
5134121	October 2, 2006	5134195	October 2, 2006
5134122	October 2, 2006	5134196	October 2, 2006
5134123	October 2, 2006	5134197	October 2, 2006
5134127	October 2, 2006	5134198	October 2, 2006
5134128	October 2, 2006	5134199	October 2, 2006
5134129	October 2, 2006	5134200	October 2, 2006
5134130	October 2, 2006	5134201	October 2, 2006
5134131	October 2, 2006	5134202	October 2, 2006
5134132	October 2, 2006	5134216	October 2, 2006
5134133	October 2, 2006	5134217	October 2, 2006
5134134	October 2, 2006	5134218	October 2, 2006
5134135	October 2, 2006	5134219	October 2, 2006
5134136	October 2, 2006	5134220	October 2, 2006
5134137	October 2, 2006	5134221	October 2, 2006
5134141	October 2, 2006	5134235	October 2, 2006
5134142	October 2, 2006	5134236	October 2, 2006
5134143	October 2, 2006	5134237	October 2, 2006
5134144	October 2, 2006	5134238	October 2, 2006
5134145	October 2, 2006	5134239	October 2, 2006
5134146	October 2, 2006	5134240	October 2, 2006
5134147	October 2, 2006	5134241	October 2, 2006
5134148	October 2, 2006	5134255	October 2, 2006
5134149	October 2, 2006	5134256	October 2, 2006
5134150	October 2, 2006	5134257	October 2, 2006
5134151	October 2, 2006	5134258	October 2, 2006
5134156	October 2, 2006	5134259	October 2, 2006
5134157	October 2, 2006	5134260	October 2, 2006
5134158	October 2, 2006	5134261	October 2, 2006
5134159	October 2, 2006	5134262	October 2, 2006
5134160	October 2, 2006	5134282	October 2, 2006
5134161	October 2, 2006	5134283	October 2, 2006
5134162	October 2, 2006	5134284	October 2, 2006
5134163	October 2, 2006	5134285	October 2, 2006
5134164	October 2, 2006	5134286	October 2, 2006
5134165	October 2, 2006	5134287	October 2, 2006
5134172	October 2, 2006	5134305	October 2, 2006
5134173	October 2, 2006	5134306	October 2, 2006
5134174	October 2, 2006	5134307	October 2, 2006
5134175	October 2, 2006	5134308	October 2, 2006
5134176	October 2, 2006	5134309	October 2, 2006

Claim No.	Expiry Date	Claim No.	Expiry Date
5134310	October 2, 2006	5160397	March 6, 2006
5134311	October 2, 2006	5160398	March 6, 2006
5134330	October 2, 2006	5160399	March 6, 2006
5134331	October 2, 2006	5169346	February 17, 2007
5134332	October 2, 2006	5169347	February 17, 2007
5134333	October 2, 2006	5234364	March 3, 2007
5134334	October 2, 2006	5234365	March 3, 2007
5134335	October 2, 2006	5234368	March 3, 2007
5134336	October 2, 2006
5139163	June 4, 2005

Fenelon A (454 detail records)

     Exhibit 2 to Schedule

M Martiniere Property

Martiniere C

Claim Number	Expiry Date	Claim Number	Expiry Date
5129611	9/21/2006	5129623	9/21/2006
5129612	9/21/2006	5129624	9/21/2006
5129613	9/21/2006	5129625	9/21/2006
5129614	9/21/2006	5129626	9/21/2006
5129615	9/21/2006	5129627	9/21/2006
5129616	9/21/2006	5129628	9/21/2006
5129617	9/21/2006	5129629	9/21/2006
5129618	9/21/2006	5129630	9/21/2006
5129619	9/21/2006	5129631	9/21/2006
5129620	9/21/2006
5129621	9/21/2006
5129622	9/21/2006

Martiniere C (21 detail records)

Martiniere D

Claim Number	Expiry Date	Claim Number	Expiry Date
5129287	9/21/2006	5129306	9/21/2006
5129288	9/21/2006	5129307	9/21/2006
5129289	9/21/2006	5129311	9/21/2006
5129290	9/21/2006	5129312	9/21/2006
5129291	9/21/2006	5129313	9/21/2006
5129292	9/21/2006	5129314	9/21/2006
5129293	9/21/2006	5129315	9/21/2006
5129294	9/21/2006	5129316	9/21/2006
5129295	9/21/2006	5129317	9/21/2006
5129296	9/21/2006	5129318	9/21/2006
5129297	9/21/2006	5129319	9/21/2006
5129298	9/21/2006	5129320	9/21/2006
5129300	9/21/2006	5129321	9/21/2006
5129301	9/21/2006	5129322	9/21/2006
5129302	9/21/2006	5129323	9/21/2006
5129303	9/21/2006	5129324	9/21/2006
5129304	9/21/2006	5129325	9/21/2006
5129305	9/21/2006	5129326	9/21/2006

Claim Number	Expiry Date	Claim Number	Expiry Date
5129327	9/21/2006	5220878	12/11/2005
5129328	9/21/2006	5220879	12/11/2005
5129329	9/21/2006	5220880	12/11/2005
5220858	12/11/2005	5220881	12/11/2005
5220859	12/11/2005	5220882	12/11/2005
5220860	12/11/2005	5220883	12/11/2005
5220861	12/11/2005	5220884	12/11/2005
5220862	12/11/2005	5220885	12/11/2005
5220863	12/11/2005	5220886	12/11/2005
5220864	12/11/2005	5220887	12/11/2005
5220865	12/11/2005	5220888	12/11/2005
5220866	12/11/2005	5220889	12/11/2005
5220867	12/11/2005	5220890	12/11/2005
5220868	12/11/2005	5220891	12/11/2005
5220869	12/11/2005	5220892	12/11/2005
5220870	12/11/2005	5220893	12/11/2005
5220871	12/11/2005	5220894	12/11/2005
5220872	12/11/2005	5220895	12/11/2005
5220873	12/11/2005	5220896	12/11/2005
5220874	12/11/2005	5220897	12/11/2005
5220875	12/11/2005	5220898	12/11/2005
5220876	12/11/2005
5220877	12/11/2005

Martiniere D (80 detail records)

Martiniere D EXT

Claim Number	Expiry Date	Claim Number	Expiry Date
5225775	3/19/2006	5225789	3/19/2006
5225776	3/19/2006	5225790	3/19/2006
5225777	3/19/2006	5225791	3/19/2006
5225778	3/19/2006	5225792	3/19/2006
5225779	3/19/2006	5225793	3/19/2006
5225780	3/19/2006	5225794	3/19/2006
5225781	3/19/2006	5225795	3/19/2006
5225782	3/19/2006	5225805	3/19/2006
5225783	3/19/2006	5225806	3/19/2006
5225784	3/19/2006	5225807	3/19/2006
5225785	3/19/2006	5225808	3/19/2006
5225786	3/19/2006	5225809	3/19/2006
5225787	3/19/2006	5225810	3/19/2006
5225788	3/19/2006	5225811	3/19/2006

Claim Number	Expiry Date	Claim Number	Expiry Date
5225812	3/19/2006	5225897	3/19/2006
5225825	3/19/2006	5225898	3/19/2006
5225826	3/19/2006	5225899	3/19/2006
5225827	3/19/2006	5225900	3/19/2006
5225828	3/19/2006	5225901	3/19/2006
5225839	3/19/2006	5225902	3/19/2006
5225840	3/19/2006	5225903	3/19/2006
5225841	3/19/2006	5225904	3/19/2006
5225842	3/19/2006	5225905	3/19/2006
5225843	3/19/2006	5225906	3/19/2006
5225844	3/19/2006	5225907	3/19/2006
5225845	3/19/2006	5225908	3/19/2006
5225846	3/19/2006	5225909	3/19/2006
5225851	3/19/2006	5225910	3/19/2006
5225852	3/19/2006	5225911	3/19/2006
5225853	3/19/2006	5225912	3/19/2006
5225854	3/19/2006	5225913	3/19/2006
5225855	3/19/2006	5225914	3/19/2006
5225856	3/19/2006	5225915	3/19/2006
5225857	3/19/2006	5225916	3/19/2006
5225858	3/19/2006	5225921	3/19/2006
5225863	3/19/2006	5225922	3/19/2006
5225864	3/19/2006	5225923	3/19/2006
5225865	3/19/2006	5225924	3/19/2006
5225866	3/19/2006	5225925	3/19/2006
5225895	3/19/2006	5225926	3/19/2006
5225896	3/19/2006

Northway (113 detail records)

Noyon

Claim Number	Expiry Date	Claim Number	Expiry Date
5009247	12/12/2005	5111181	8/3/2005
5009248	12/12/2005	5111182	8/3/2005
5009249	12/12/2005	5111183	8/3/2005
5009811	12/12/2005	5111184	8/3/2005
5009812	12/12/2005	5111185	8/3/2005
5009813	12/12/2005	5111186	8/3/2005
5009814	12/12/2005	5111187	8/3/2005
5009815	12/12/2005	5111188	8/3/2005
5009816	12/12/2005	5111189	10/12/2005
5009820	12/12/2005	5111190	10/12/2005
5009821	12/12/2005	5111191	8/3/2005
5009822	12/12/2005	5111192	8/3/2005
5009823	12/12/2005	5111193	8/3/2005
5009824	12/12/2005	5111194	8/3/2005
5009825	12/12/2005	5111195	8/3/2005
5111078	10/12/2005	5111196	8/3/2005
5111112	10/12/2005	5111197	8/3/2005
5111157	8/3/2005	5111198	8/3/2005
5111158	8/3/2005	5111199	8/3/2005
5111159	8/3/2005	5111200	8/3/2005
5111160	8/3/2005	5111201	8/3/2005
5111161	8/3/2005	5111202	8/3/2005
5111162	8/3/2005	5111203	8/3/2005
5111163	8/3/2005	5111204	10/12/2005
5111164	8/3/2005	5111205	10/12/2005
5111165	8/3/2005	5111206	10/12/2005
5111166	8/3/2005	5111207	10/12/2005
5111167	8/3/2005	5111208	8/3/2005
5111168	8/3/2005	5111209	8/3/2005
5111169	8/3/2005	5111210	8/3/2005
5111170	8/3/2005	5111211	8/3/2005
5111171	8/3/2005	5111212	8/3/2005
5111172	8/3/2005	5111213	8/3/2005
5111173	8/3/2005	5111214	8/3/2005
5111174	8/3/2005	5111215	8/3/2005
5111175	8/3/2005	5111216	8/3/2005
5111176	8/3/2005	5111217	8/3/2005
5111177	8/3/2005	5111218	8/3/2005
5111178	8/3/2005	5111219	8/3/2005
5111179	8/3/2005	5111220	8/3/2005
5111180	8/3/2005	5111221	8/3/2005

Claim Number	Expiry Date
5111222	8/3/2005
5111223	8/3/2005
5111224	8/3/2005
5111225	8/3/2005
5111226	8/3/2005
5111227	8/3/2005
5111228	8/3/2005
5111229	8/3/2005
5111230	8/3/2005
5111231	8/3/2005
5111232	8/3/2005
5111233	8/3/2005
5111234	8/3/2005
5111235	8/3/2005
5111236	8/3/2005
5111237	8/3/2005
5111238	8/3/2005
5111243	8/3/2005
5111244	8/3/2005
5111245	8/3/2005
5111246	8/3/2005
5111247	8/3/2005
5111248	10/12/2005
5111648	10/12/2005
5111649	8/3/2005
5111650	8/3/2005
5111651	8/3/2005
5111652	8/3/2005
5111653	10/12/2005
5111654	10/12/2005
5111655	10/12/2005

Noyon (113 detail records)

Exhibit 3 to Schedule M

Northway-Noyon Gold Project

Claim Number	Expiry Date	Claim Number	Expiry Date
4370861	11/27/2006	4370954	11/28/2006
4370862	11/27/2006	4370955	11/28/2006
4370863	11/27/2006	4370961	11/29/2006
4370864	11/27/2006	4370962	11/29/2006
4370865	11/27/2006	4370963	11/29/2006
4370871	11/28/2006	4370964	11/29/2006
4370872	11/28/2006	4370965	11/29/2006
4370873	11/28/2006	4370971	11/20/2006
4370874	11/28/2006	4370972	11/20/2006
4370875	11/28/2006	4370973	11/20/2006
4370881	11/29/2006	4370974	11/20/2006
4370882	11/29/2006	4370975	11/20/2006
4370883	11/29/2006	4371541	12/3/2006
4370884	11/29/2006	4371542	12/3/2006
4370885	11/29/2006	4371543	12/3/2006
4370892	11/30/2006	4371544	12/3/2006
4370893	11/30/2006	4371545	12/3/2006
4370894	11/30/2006	4371551	12/4/2006
4370895	11/30/2006	4371552	12/4/2006
4370914	12/2/2006	4371553	12/4/2006
4370915	12/2/2006	4371554	12/4/2006
4370921	12/2/2006	4371555	12/4/2006
4370922	12/2/2006	4371561	12/5/2006
4370923	12/2/2006	4371562	12/5/2006
4370924	12/2/2006	4371563	12/5/2006
4370925	12/2/2006	4371564	12/5/2006
4370931	12/2/2006	4371565	12/5/2006
4370932	12/2/2006	4371571	12/5/2006
4370933	12/2/2006	4371572	12/5/2006
4370934	12/2/2006	4371573	12/5/2006
4370935	12/2/2006	4371574	12/5/2006
4370941	11/27/2006	4371575	12/5/2006
4370942	11/27/2006	4371581	11/28/2006
4370943	11/27/2006	4371582	11/28/2006
4370944	11/27/2006	4371583	11/28/2006
4370945	11/27/2006	4371584	11/28/2006
4370951	11/28/2006	4371585	11/28/2006
4370952	11/28/2006	4371591	11/29/2006
4370953	11/28/2006	4371592	11/29/2006

Claim Number	Expiry Date
4371593	11/29/2006
4371595	11/29/2006
4371601	11/30/2006
4371602	11/30/2006
4371603	11/30/2006
4371604	11/30/2006
4371605	11/30/2006
4371611	12/1/2006
4371612	12/1/2006
4371621	12/1/2006
4371622	12/1/2006
4371623	12/1/2006
4371624	12/1/2006
4371625	12/1/2006
4371632	12/1/2006
4371633	12/1/2006
4371634	12/1/2006
4371635	12/1/2006
4371641	12/3/2006
4371642	12/3/2006
4371643	12/3/2006
4371644	12/3/2006
4371645	12/3/2006
4371651	12/3/2006
4371652	12/3/2006
4371653	12/3/2006
4371654	12/3/2006
4371655	12/3/2006
4442741	11/23/2006
4442742	11/23/2006
4442743	11/23/2006
4442744	11/23/2006
4442745	11/23/2006
5009246	12/12/2005

Exhibit 4 to Schedule M

Taurus Property

Claim Number	Expiry Date	Claim Number	Expiry Date
ATLAS#	9/11/2006	ROY 2	9/11/2006
ATLAS#	9/11/2006	ROY 3	9/11/2006
ATLAS#	9/11/2006	ROY 4	9/11/2006
ATLAS#	9/11/2006	THRUSH	9/11/2006
ATLAS#	9/11/2006	TOD #7	9/11/2006
ATLAS#	9/11/2006	TOD #8	9/11/2006
ATLAS#	9/11/2006	TOR	9/11/2006
ATLAS#	9/11/2006
ATLAS#	9/11/2006	Taurus (46 detail records)
ATLAS#	9/11/2006
ATLAS#	9/11/2006
ATLAS#	9/11/2006
BES 1	9/11/2006
BES 2	9/11/2006
COPCO	9/11/2006
COPCO	9/11/2006
COPCO	9/11/2006
COPCO	9/11/2006
COPCO	9/11/2006
COPCO	9/11/2006
DOR #1	9/11/2006
FIREWE	9/11/2006
HANNA	9/11/2006
HIGHGR	9/11/2006
HILLSID	9/11/2006
HOPEFU	9/11/2006
HOPEFU	9/11/2006
HOPEFU	9/11/2006
HOPEFU	9/11/2006
MACK #	9/11/2006
MACK #	9/11/2006
MACK #	9/11/2006
MACK #	9/11/2006
MISS DA	9/11/2006
MISS DA	9/11/2006
MM 1 FR	9/11/2006
PORTAL	9/11/2006
PORTAL	9/11/2006
ROY 1	9/11/2006

Exhibit 5 to Schedule M

Northshore Property

Taurus owns all rights to the surface and subsurface (minerals) on a portion of the Northshore Property which is comprised of the legal descriptions set out below. The mineral rights are subject to the restrictions contained in the applicable Federal and Provincial mining laws.

1.	LOC 1 TWSP 84 MR109

2.	LOC 2 TWSP 84 MR110

3.	LOC BJ122 TWSP 84 PT PCL

4.	LOC BJ123 TWSP 84 PT PCL

5.	MC TB3719 TWSP 84 PCL 5752

     Exhibit 6 to Schedule M

Casa Berardi Claims

Martigny A

Claim Number	Expiry Date
5141927	5/1/2005
5141928	5/1/2005
5141936	5/1/2005
5141937	5/1/2005
5141938	5/1/2005
5141945	5/1/2005
5141946	5/1/2005
5141947	5/1/2005
5141948	5/1/2005
5141955	5/1/2005
5141956	5/1/2005
5141957	5/1/2005
5141958	5/1/2005
5141960	5/1/2005
5141965	5/1/2005
5141966	5/1/2005
5141967	5/1/2005
5141968	5/1/2005
5141975	5/1/2005
5141976	5/1/2005
5141981	5/1/2005
5141985	5/1/2005
5141991	5/1/2005
5141996	5/1/2005